  Exhibit (a)(1)(i)
Offer to Purchase for Cash
All Outstanding Common Units
of
World Point Terminals, LP
at
$17.30 Net per Unit
by
World Point Terminals, Inc.
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT
11:59 P.M., NEW YORK CITY TIME, ON JUNE 29, 2017,
UNLESS THE OFFER IS EXTENDED.

World Point Terminals, Inc., a Delaware corporation (the “Offeror”), is offering to purchase all issued and outstanding common units (the “Units”), of World Point Terminals, LP, a Delaware limited partnership (the “Partnership”), that are not already beneficially owned by the Offeror and its affiliates, at a price per Unit equal to $17.30 (the “Offer Price”), net to the holder in cash, without interest thereon and less any applicable tax withholding, and on the other terms and subject to the conditions specified in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).
The Offer is being made pursuant to the Transaction Agreement, dated as of June 1, 2017, by and among the Offeror, WPT GP, LLC (the “General Partner”), and the Partnership (together with any amendments or supplements thereto, the “Transaction Agreement”). Pursuant to the Transaction Agreement, after the completion of the Offer and subject to the satisfaction or, to the extent permitted, waiver of certain conditions, the Offeror will purchase any and all outstanding Units not tendered pursuant to the Offer (other than any such Units held by the Offeror or its affiliates) (the “Buyout”) pursuant to Section 15.1(a) of the First Amended and Restated Agreement of Limited Partnership of World Point Terminals, LP, as amended (the “Partnership Agreement”), at a price per Unit equal to the Offer Price (the “Buyout Price”), such that upon completion of the Buyout, the Offeror and its affiliates will collectively beneficially own 100% of the outstanding Units.
The Offer is subject to the satisfaction (or, to the extent permitted, waiver) of certain conditions, including, among other things, the following conditions:
•
there have been validly tendered and not properly withdrawn prior to the expiration of the Offer such number of Units that, together with the Units then beneficially owned by the Offeror and its affiliates, represent at least one Unit more than 80% of the total Units then outstanding; and

•
the purchase price per Unit payable to effect the Buyout in accordance with the formula set forth in Section 15.1(a) of the Partnership Agreement, calculated as of the date immediately after the date on which the Offeror is scheduled to accept for payment and pay for all Units validly tendered (and not properly withdrawn) pursuant to the Offer, does not exceed the Offer Price.

There is no financing condition to the Offer. Other conditions to the Offer are described in this Offer to Purchase under “The Offer—Section 12—Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 9 of this Offer to Purchase.
The conflicts committee (the “Conflicts Committee”) of the board of directors of the General Partner (the “GP Board”), consisting of two independent directors, has unanimously adopted resolutions: (i) determining that the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement are in the best interests of, and fair and reasonable to, the Partnership and its subsidiaries and the holders of Units other than the Offeror, the General Partner and their respective affiliates (the “Unaffiliated Unitholders”); (ii) approving and declaring advisable the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement; and (iii) recommending that the GP Board (a) approve the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement and (b) recommend that the Unaffiliated Unitholders accept the Offer and tender their Units pursuant to the Offer.

The GP Board, based on the unanimous recommendation of the Conflicts Committee, has adopted resolutions: (i) declaring that the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement are fair to and not adverse to the best interests of the Partnership and the Unaffiliated Unitholders; (ii) approving and declaring advisable the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement; and (iii) recommending that the Unaffiliated Unitholders accept the Offer and tender their Units pursuant to the Offer.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense. This Offer to Purchase and the related Letter of Transmittal contain important information and you should carefully read each in its entirety before making a decision with respect to the Offer.

The Information Agent for the Offer is:
June 2, 2017

IMPORTANT
To validly tender Units pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program, a manually executed facsimile thereof), with any required signature guarantees, or a message, transmitted through electronic means by the Depository Trust Company (“DTC”) to, and received by the Depositary and forming a part of a confirmation of a book-entry transfer of Units into the Depositary’s account at the DTC (“Book-Entry Confirmation”), which states (x) that DTC has received an express acknowledgment from the participant in DTC tendering the Units which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (y) that the Offeror may enforce that agreement against the participant (together with a hard copy printout evidencing such message generated by a computer terminal maintained at Depositary’s office, an “Agent’s Message”) in connection with a book-entry delivery of Units, and any other documents required by the Letter of Transmittal, must be received by the Depositary, at one of its addresses set forth on the back cover of this Offer to Purchase prior to 11:59 p.m., New York City time, on June 29, 2017, unless the Offer is extended (the latest time and date at which the Offer, as so extended, will expire, the “Expiration Date”), and either (1) certificates representing Units tendered must be delivered to the Depositary or (2) those Units tendered must be properly delivered pursuant to the procedures for book-entry transfer described in this Offer to Purchase under “The Offer—Section 3—Procedure for Tendering Units,” and a confirmation of that delivery must be received by the Depositary (which confirmation must include an Agent’s Message if the tendering unitholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering unitholder must comply with the guaranteed delivery procedures set forth in this Offer to Purchase under “The Offer—Section 3—Procedure for Tendering Units.” If you hold your Units through a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Units to the Offeror pursuant to the Offer.
If you desire to tender your Units to the Offeror pursuant to the Offer and the certificates representing your Units are not immediately available, or you cannot comply in a timely manner with the procedure for tendering your Units by book-entry transfer, or cannot deliver all required documents to the Depositary by the Expiration Date, you may tender your Units to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in this Offer to Purchase under “The Offer—Section 3—Procedure for Tendering Units.”
Beneficial owners of Units holding their Units through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Units through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
* * *
Questions and requests for assistance may be directed to Georgeson LLC, as the information agent for the Offer (the “Information Agent”), at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
* * *
The Offeror is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Units, the Offeror will use its reasonable best efforts to comply with that state statute or seek to have that statute declared inapplicable to the Offer. If, after such efforts, the Offeror cannot comply with the state statute, the Offeror will not make the

Offer to, nor will the Offeror accept tenders from or on behalf of, the holders of Units in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror only by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
* * *
No person has been authorized to give any information or to make any representation on behalf of the Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of the Offeror, the Depositary, or the Information Agent for the purpose of the Offer.
* * *
Cautionary Note Regarding Forward-Looking Statements
This Offer to Purchase contains, in addition to historical information, certain forward-looking statements. All statements included in this Offer to Purchase concerning activities, events or developments that the Offeror expects, believes or anticipates will or may occur in the future are forward-looking statements. Some of these forward-looking statements may contain words like “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements in this Offer to Purchase include, without limitation, statements regarding the planned completion of the Offer and the Buyout and certain financial forecasts prepared by the Partnership. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including but not limited to, risks and uncertainties related to the financial forecasts contained herein, the anticipated benefits of the transactions contemplated by the Transaction Agreement, the anticipated timing of filings and approvals relating to the transactions contemplated by the Transaction Agreement, the expected timing of the completion of the transactions contemplated by the Transaction Agreement, the percentage of the Partnership’s unitholders tendering their Units in the Offer, the possibility that various closing conditions for the Offer or the Buyout may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions contemplated by the Transaction Agreement, the effects of disruption caused by the transactions contemplated by the Transaction Agreement, and possible unitholder litigation in connection with the transactions contemplated by the Transaction Agreement resulting in significant costs of defense, indemnification and liability. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements, including the risk that all conditions to the Offer or the Buyout are not satisfied. Additional information on these risks, uncertainties and factors is included in the documents filed by the Partnership with the Securities and Exchange Commission; provided that any reference to the Private Securities Litigation Reform Act of 1995 in such filings or contained in this Offer to Purchase or any Schedule hereto, will not apply to the Offer, this Offer to Purchase or to any Schedule hereto.

SUMMARY TERM SHEET
The following summary highlights selected information in this Offer to Purchase and may not contain all the information that may be important to you. This summary is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase, including the Schedules attached hereto, and the accompanying Letter of Transmittal each in its entirety because the information in this question and answer section is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. The Offeror has included in this summary cross-references to the sections of this Offer to Purchase containing a more complete description of the topics covered in this summary.
The information concerning the Partnership contained herein and elsewhere in this Offer to Purchase has been provided to the Offeror by the Partnership or has been taken from or is based upon publicly available documents or records of the Partnership on file with the Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. The Offeror has not independently verified the accuracy and completeness of such information. The Offeror has no knowledge that would indicate that any statements contained herein relating to the Partnership provided to the Offeror or taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect. See “The Offer—Section 9—Certain Information Concerning the Offeror.”
Securities Sought	All of the outstanding Units of World Point Terminals, LP, a Delaware limited partnership (the “Partnership”), not already beneficially owned by the Offeror and its affiliates.
Price Offered per Unit	$17.30 per Unit, net to the holder in cash, without interest thereon, less any applicable tax withholding.
Scheduled Expiration of Offer	11:59 p.m., New York City time, on June 29, 2017, unless the Offer is extended.
Who is offering to buy my securities?
World Point Terminals, Inc. (the “Offeror”), a Delaware corporation, is offering to buy your Units. The Offeror is the sole owner of WPT GP, LLC, which is the sole general partner of the Partnership (the “General Partner”). As of the date of this Offer to Purchase, the Offeror, together with its affiliates, beneficially owns approximately 73.6% of the issued and outstanding Units.
What securities is the Offeror offering to purchase?
The Offeror is offering to purchase all of the outstanding Units not already beneficially owned by the Offeror and its affiliates from all of the Partnership’s unitholders other than the Offeror and its affiliates (the “Unaffiliated Unitholders”), on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). See “Introduction.”
How much is the Offeror offering to pay for my securities and what is the form of payment?
For each Unit tendered pursuant to the Offer, the Offeror is offering to pay a price equal to $17.30 per Unit, net to the holder in cash, without interest thereon and less any applicable tax withholding.
If you are the record holder of your Units (i.e., a Unit certificate has been issued to you and registered in your name) and you directly tender your Units to Computershare Trust Company, N.A. (the “Depositary”) in the Offer, you will not have to pay brokerage fees or commissions. If you own your Units through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Units on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”
Is there an agreement governing the Offer?
Yes. The Offeror, the General Partner and the Partnership have entered into the Transaction Agreement, dated as of June 1, 2017 (together with any amendments or supplements thereto, the “Transaction Agreement”), setting forth, among other things, the terms and conditions of the Offer.

The Transaction Agreement also provides that, after completion of the Offer and subject to the satisfaction of or, to the extent permitted, waiver of certain conditions, (i) the General Partner will assign and transfer to the Offeror the right to purchase all, but not less than all, of the remaining Units not tendered pursuant to the Offer, other than any such Units held by the Offeror or its affiliates (the “Excluded Units”), pursuant to Section 15.1(a) of the Partnership Agreement (the “Buyout Assignment”), and (ii) following such assignment, the Offeror will exercise the right to purchase all of the remaining Units not tendered pursuant to the Offer (other than the Excluded Units) pursuant to Section 15.1(a) of the Partnership Agreement, at a price per Unit equal to the Offer Price (the “Buyout Price”), net to the seller in cash, without interest thereon and less any applicable tax withholding, upon the other terms and subject to the conditions set forth in the Transaction Agreement (the “Buyout”). Following the consummation of the Buyout, the Offeror and its affiliates will collectively beneficially own 100% of the outstanding Units.
When does the Offer expire?
The initial scheduled expiration time of the Offer is 11:59 p.m., New York City time, on June 29, 2017, unless the Offer is extended (the latest time and date at which the Offer, as so extended, will expire, the “Expiration Date”). Pursuant to the terms of the Transaction Agreement, if on the initial expiration date of the Offer, any of the conditions to the Offer are not satisfied (or, if permitted, waived by the Offeror), upon the Partnership’s request, the Offeror will extend the Offer for a period of up to ten days (or for such longer period as may be mutually agreed by the GP Board (acting upon the recommendation of the Conflicts Committee) and the Offeror. However, the Offeror is not required to extend the Offer beyond July 20, 2017 (the “First Outside Date”).
In addition, if on the Expiration Date, any of the conditions to the Offer are not satisfied (or, if permitted, waived by the Offeror), the Offeror may, in its sole discretion, extend the Offer for one or more successive periods of up to ten business days each (or for such longer period as may be mutually agreed by the GP Board (acting upon the recommendation of the Conflicts Committee) and the Offeror), until the termination of the Transaction Agreement in accordance with its terms. The Offeror may not extend the Offer if all of the conditions to the Offer are satisfied (or, if permitted, waived by the Offeror) and the Offeror is permitted to accept for payment and pay for tendered Units. If the Offer is not consummated by the First Outside Date, each of the Offeror and the Partnership can terminate the Transaction Agreement.
If the Offeror extends the Offer, the Offeror will make a public announcement no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. If the Offeror extends the Offer, the Offeror will not accept any Units that have been tendered until the end of the extension period. See “The Offer—Section 1—Terms of the Offer” and “The Offer—Section 3—Procedure for Tendering Units.”
Are there any conditions to the Offer?
Yes. The obligation of the Offeror to accept for payment and pay for Units validly tendered (and not properly withdrawn) pursuant to the Offer (the time of such acceptance, the “Acceptance Time”) is subject to, among other things, the following conditions:
(i)
there have been validly tendered and not properly withdrawn prior to the expiration of the Offer such number of Units that, together with the Units then collectively beneficially owned by the Offeror and its affiliates, represent at least one Unit more than 80% of the then outstanding Units (the “Minimum Tender Condition”); and

(ii)
the Formula Price (as defined below), calculated as of the date immediately following the date on which the Acceptance Time is scheduled to occur, does not exceed the Offer Price (the “Price Condition”).

On May 31, 2017, 34,861,014 Units were outstanding. As of the date of the Offer to Purchase, the Offeror and its affiliates collectively beneficially own 25,666,176 Units, representing approximately 73.6% of the outstanding Units. Accordingly, the Offeror anticipates the Minimum Tender Condition to be satisfied if at least 2,222,636 Units (approximately 6.4%) are validly tendered (and not properly withdrawn) pursuant to the Offer. The Offeror is not permitted to waive the Minimum Tender Condition without the consent of the GP Board (acting upon the recommendation of the Conflicts Committee). The Price Condition is

waivable by the Offeror in its sole discretion. However, if the Price Condition is waived by the Offeror and the Offer is consummated, the Offeror will not be able to consummate the Buyout unless the Price Condition is subsequently satisfied, as described below.
The Offer is also subject to the other conditions set forth in this Offer to Purchase. See “The Offer—Section 1—Terms of the Offer” and “The Offer—Section 12—Conditions of the Offer.”
When and how will I be paid for my tendered Units?
Pursuant to the terms of the Offer and the Transaction Agreement, if the conditions to the Offer are satisfied or, to the extent permitted, waived, the Offeror will, promptly after the expiration of the Offer, accept for payment and pay for all Units validly tendered and not properly withdrawn pursuant to the Offer. If the Offeror consummates the Offer and accepts your Units for payment, the Offeror will pay you an amount equal to the number of Units you tendered multiplied by the Offer Price, net to you in cash, without interest (and less any applicable withholding taxes), promptly following the Acceptance Time. At or prior to the Acceptance Time, the Offeror will deposit with the Depositary cash in an amount sufficient to pay the aggregate Offer Price for all Units that the Offeror has become obligated to purchase pursuant to the Offer. See “The Offer—Section 1—Terms of the Offer” and “The Offer—Section 2—Acceptance for Payment and Payment for Units.”
Are there any conditions to the Buyout?
Yes. Pursuant to Section 15.1(a) of the Partnership Agreement, if at any time the General Partner and its affiliates hold more than 80% of the total Units then outstanding, the General Partner will have the right, which right it may assign and transfer in whole or in part to the Partnership or any affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of the Units then outstanding held by persons other than the General Partner and its affiliates, at a price equal to the greater of  (i) the average daily closing price of the Units on the New York Stock Exchange (the “NYSE”) for the 20 consecutive trading days immediately preceding the date that is three business days prior to the date on which notice of the Buyout (as described below) is given and (ii) the highest price paid by the General Partner or any of its affiliates for any Units purchased during the 90-day period preceding the date on which such notice is given (the “Formula Price”), and upon the terms and subject to the conditions set forth in Section 15.1(a) of the Partnership Agreement.
As a result, in order to consummate the Buyout in accordance with Section 15.1(a) of the Partnership Agreement, following the completion of the Offer, the Offeror and its affiliates must collectively hold more than 80% of the total Units then outstanding. Accordingly, the Offeror will be able to consummate the Buyout only if the Offer is consummated and the Minimum Tender Condition is satisfied. If the Minimum Tender Condition is not satisfied, but the Offer is nevertheless consummated because the Offeror, with the consent of the GP Board (acting upon the recommendation of the Conflicts Committee), waives the Minimum Tender Condition, the Offeror will be unable to consummate the Buyout in accordance with Section 15.1(a) of the Partnership Agreement.
Moreover, the Transaction Agreement provides that the Buyout Price will be equal to the Offer Price, as described above. Therefore, the Offeror will not be able to pay any unitholders who sell their Units in the Buyout a price per Unit that is greater than the Offer Price. Accordingly, if the Offer is consummated, but the Formula Price (calculated as of the date immediately following the date on which the Acceptance Time occurs) exceeds the Offer Price, the Offeror will not be able to initiate the Buyout (in accordance with the procedures described below) immediately following the Acceptance Time, in which case the Offeror will be required to initiate the Buyout on the first date on which the Formula Price (calculated as of such later date) no longer exceeds the Offer Price. If the Offeror has not initiated the Buyout by July 21, 2017 (the “Second Outside Date”), each of the Offeror and the Partnership can terminate the Transaction Agreement, as described below.
In addition, the consummation of the Buyout is subject to the satisfaction (or, to the extent permitted, waiver by the Offeror) of the other conditions to the Buyout set forth in the Transaction Agreement. See “Special Factors—Section 9—Summary of the Transaction Agreement.”

How will the Buyout be consummated?
If the Offer is consummated and the conditions to the Buyout are satisfied (or, to the extent permitted, waived by the Offeror), (i) the General Partner will make the Buyout Assignment, effective as of the Acceptance Time and (ii) on the date immediately following the date on which the Acceptance Time occurs, the Offeror will deliver to Computershare Trust Company, N.A., as the Partnership’s Transfer Agent (the “Transfer Agent”), a written notice of the Offeror’s intention to consummate the Buyout, at the Buyout Price (the “Notice of Election to Purchase”). However, if on the date immediately following the date on which the Acceptance Time occurs, the Formula Price calculated as of such date exceeds the Offer Price, the Offeror will deliver the Notice of Election to Purchase to the Transfer Agent on the first date on which the Formula Price (calculated as of such later date) no longer exceeds the Offer Price. If the Offeror has not delivered the Notice of Election to Purchase to the Transfer Agent by the Second Outside Date, each of the Offeror and the Partnership can terminate the Transaction Agreement.
The Notice of Election to Purchase will specify the purchase date for the purchase of all of the remaining Units not tendered pursuant to the Offer, which will be the date that is ten calendar days following the date on which the Transfer Agent mailed the Notice of Election to Purchase to the unitholders (the “Closing Date”). Upon receipt of the Notice of Election to Purchase, the Transfer Agent will mail a copy of the Notice of Election to Purchase to the record holders of the Units as of the business day immediately preceding the date on which the Notice of Election to Purchase is mailed to the record holders of Units by the Transfer Agent, which business day will be designated by the General Partner as the record date for the Buyout (the “Buyout Record Date”) in accordance with the Partnership Agreement.
If the Notice of Election to Purchase has been duly given and, on or prior to the Closing Date, the Offeror has deposited with the Transfer Agent, as paying agent for the Buyout (the “Paying Agent”), cash in an amount sufficient to pay the aggregate Buyout Price for all Units that the Offeror has become obligated to purchase pursuant to the Buyout, then from and after the Closing Date, all rights of the holders of such Units will thereupon cease, except the right to receive the Buyout Price therefor, without interest thereon, in accordance with the payment procedures set forth in the Transaction Agreement, and the Offeror will be deemed to be the record holder of all such Units from and after the Closing Date and will have all rights as the record holder of such Units (including all rights as owner of such Units).
See “Special Factors—Section 9—Summary of the Transaction Agreement.”
When and how will I be paid for my Units sold in the Buyout?
Pursuant to the terms of the Transaction Agreement, if the Offeror consummates the Buyout, on or prior to the Closing Date, the Offeror will deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Buyout Price for all Units to be purchased by Offeror in the Buyout. On or prior to the Closing Date, the Paying Agent will mail to the record holders of the Units as of the Buyout Record Date a letter of transmittal, together with instructions for surrendering certificates representing their Units in exchange for the payment of the Buyout Price. If you hold a certificate representing your Units, please do not send it to the Paying Agent until you receive the letter of transmittal and instructions. As soon as reasonably practicable following the Closing Date (but in no event later than three business days after the Closing Date), the Paying Agent shall mail to each record holder as of the Buyout Record Date of Units held in book-entry form a check in an amount equal to the aggregate amount of the Buyout Price to which such unitholder is entitled, which payment is to be made out of the Exchange Fund (defined below). If you hold your Units through a broker, dealer, commercial bank, trust company or other nominee, you should contact that institution for instructions as to how to surrender your Units in exchange for the Buyout Price. See “Special Factors—Section 9—Summary of the Transaction Agreement.”
Will the Partnership continue to pay quarterly distributions?
The Transaction Agreement provides that, until the delivery of the Notice of Election to Purchase by the Offeror to the Transfer Agent or the earlier termination of the Transaction Agreement, the GP Board will, subject to compliance with applicable law and availability of sufficient funds available for distribution (as determined by the General Partner in accordance with the Partnership Agreement), cause the General Partner to declare, and the Partnership to pay, regular quarterly cash distributions to unitholders, at the minimum quarterly distribution rate of  $0.30 per Unit, with the declaration date and record date for each such quarterly distribution to be determined in accordance with the Partnership Agreement and consistent with the Partnership’s past practices. This obligation will survive termination of the Transaction Agreement with respect to the quarterly distribution for the quarter ending June 30, 2017. See “Special Factors—Section 9—Summary of the Transaction Agreement—Covenants.”
However, the Offeror currently expects to initiate the Buyout (in accordance with the procedures described above) by the Second Outside Date and to consummate the transactions contemplated by the Transaction Agreement before the record date for the quarterly cash distribution with respect to the second quarter of 2017, which is currently expected to be on or about August 2, 2017. Accordingly, it is expected that the unitholders tendering their Units pursuant to the Offer or selling their Units in the Buyout would have tendered or sold their Units before the record date for the quarterly cash distribution with respect to the second quarter of 2017. Accordingly, if the Offer and the Buyout are consummated, the Offeror does not expect that the quarterly cash distribution with respect to the second quarter of 2017 will become payable to the Unaffiliated Unitholders.
Is there any advantage in not tendering my Units pursuant to the Offer and waiting instead for the completion of the Buyout?
No. If the Buyout is consummated, the Buyout Price will be equal to the Offer Price. Moreover, while the Offeror is obligated under the Transaction Agreement to consummate the Buyout if the Offer is consummated and the other conditions to the Buyout are satisfied, it is possible that, in certain circumstances, the Buyout may not be consummated following the consummation of the Offer. If the Offer is consummated but the Buyout is not consummated for any other reason following the consummation of the Offer, any unitholders who did not tender their Units pursuant to the Offer will not be able to receive the Buyout Price.
Moreover, the purchase of Units by the Offeror pursuant to the Offer will reduce the number of Units that might otherwise trade publicly and may reduce the number of Unaffiliated Unitholders, each of which could, during the period after the consummation of the Offer, affect the liquidity and market value of the remaining Units held by the public. The Offeror cannot reliably predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Units or whether it would cause future market prices to be greater or less than the price paid in the Offer. Depending upon the number of Units purchased pursuant to the Offer, the Units may no longer meet the standards for continued listing on the NYSE resulting in the Units ceasing to be listed on the NYSE.
See “The Offer—Section 7—Possible Effects of the Offer on the Market for the Units; NYSE Listing; Registration under the Exchange Act.”
Do you have the financial resources to pay for the Units?
Yes. The Offeror is able to provide 100% of the funds required to acquire all of the outstanding Units not already beneficially owned by the Offeror or its affiliates pursuant to the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement. The Offeror intends to finance the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement from existing cash and proceeds from the sale of marketable securities on hand or committed borrowings of the Offeror and its affiliates. The Offer is not subject to any financing condition. See “The Offer—Section 10—Source and Amount of Funds.”
Is your financial condition relevant to my decision whether to tender my Units pursuant to the Offer?
The Offeror does not believe that its financial condition is relevant to your decision whether to accept the Offer and tender your Units because (i) the Offer Price consists solely of cash, (ii) the Offer is not subject to any financing condition and (iii) the Offer is for all of the issued and outstanding Units, other than the Excluded Units. See “The Offer—Section 10—Source and Amount of Funds.”
What is your position as to the fairness of the transactions contemplated by the Transaction Agreement?
The Offeror believes that the Offer, the Buyout and the transactions contemplated by the Transaction Agreement are substantively and procedurally fair to the unitholders that are unaffiliated with the

Partnership, the General Partner or the Offeror, based upon the factors set forth in this Offer to Purchase under “Special Factors—Section 4—The Offeror’s Position Regarding Fairness of the Transaction.”
Do you have interests in the Offer that are different from my interests as a unitholder of the Partnership?
Yes. The Offeror’s interests in the Offer (and the Buyout) are different from those of the Unaffiliated Unitholders being provided with the opportunity to tender their Units pursuant to the Offer. In particular, the Offeror’s financial interests with regard to the price to be paid in the Offer (and the Buyout) are adverse to the interests of the Unaffiliated Unitholders. Also, upon the tender of your Units pursuant to the Offer or the sale of your Units in the Buyout, you will cease to have any interest in the Partnership (including the right to receive distributions from the Partnership) and will no longer have the opportunity to participate in the future earnings or growth, if any, of the Partnership or bear the risk of any decrease in value of the Partnership. On the other hand, the Offeror and its affiliates will benefit from any future increase in the value of the Partnership and will also bear the risk of any future decrease in the value of the Partnership. See “Special Factors—Section 2—The Offeror’s Purpose and Reasons for the Offer; Plans for the Partnership,” “Special Factors—Section 12—Related-Party Transactions” and “Special Factors—Section 13—Interests of Certain Persons in the Offer.”
How does the Offer Price compare to the market price of the Units prior to the public announcement of the Transaction Agreement?
The Offer Price represents a premium of approximately (i) 5.8% to the closing price of the Units as of April 3, 2017, the last full trading day prior to the date on which the Offeror publicly announced its proposal to acquire the Units not already beneficially owned by the Offeror and its affiliates, which was reported on the NYSE as $16.35 per Unit, and (ii) 0.8% to the closing price of the Units as of June 1, 2017, the last full trading day prior to the public announcement that the Offeror, the General Partner and the Partnership had entered into the Transaction Agreement and that the Offeror would commence the Offer, which was reported on the NYSE as $17.16 per Unit. The Offeror advises you to obtain a recent quotation for your Units prior to deciding whether or not to tender your Units pursuant to the Offer. See “The Offer—Section 6—Price Range of Units.”
Is the Offer the first step in a going-private transaction?
Yes. The purpose of the Offer is to acquire as many of the outstanding Units not already beneficially owned by the Offeror and its affiliates as possible in order to be able to complete the Buyout in accordance with Section 15.1(a) of the Partnership Agreement. If the Offer and the Buyout are both consummated, the Offeror and its affiliates will collectively beneficially own 100% of the outstanding Units, in which case the Units will be delisted from the NYSE and deregistered under the Exchange Act. As a result, the Partnership will not be required to file periodic reports with the Securities and Exchange Commission (“SEC”). See “The Offer—Section 7—Possible Effects of the Offer on the Market for the Units; NYSE Listing; Registration under the Exchange Act.”
What does the Conflicts Committee and the GP Board think of the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement?
The conflicts committee (the “Conflicts Committee”) of the board of directors of the GP Board (the “GP Board”), consisting of two independent directors, has unanimously adopted resolutions:
•
determining that the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement are in the best interests of, and fair and reasonable to, the Partnership and its subsidiaries and the Unaffiliated Unitholders;

•
approving and declaring advisable the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement; and

•
recommending that the GP Board: (a) approve the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement, and (b) recommend that the Unaffiliated Unitholders accept the Offer and tender their Units pursuant to the Offer.

In accordance with the Partnership Agreement, a director is eligible to serve on the Conflicts Committee if such director (a) is not an officer or employee of the General Partner, (b) is not an officer or employee of any affiliate of the General Partner (other than the Partnership or its subsidiaries), (c) is not a director of any affiliate of the General Partner (other than the Partnership or its subsidiaries or affiliates listed on a national securities exchange), (d) is not a holder of any ownership interest in the General Partner or its affiliates or the Partnership or its subsidiaries that would be likely to have an adverse impact on the ability of such director to act in an independent manner with respect to the matter submitted to the Conflicts Committee, other than (i) Units and (ii) awards that are granted to such director in his or her capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (e) is determined by the GP Board to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the SEC thereunder and by the listing rules of the NYSE.
The GP Board, based on the unanimous recommendation of the Conflicts Committee, has adopted resolutions:
•
declaring that the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement are fair to and not adverse to the best interests of the Partnership and the Unaffiliated Unitholders;

•
approving and declaring advisable the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement; and

•
recommending that the Unaffiliated Unitholders accept the Offer and tender their Units pursuant to the Offer.

See “Introduction,” “Special Factors—Section 1—Background of the Offer; Past Contacts or Negotiations with the Partnership,” and “Special Factors—Section 3—The Recommendation by the Conflicts Committee and the GP Board.”
How do I tender my Units?
If you wish to accept the Offer and:
•
you are a record holder (i.e., a Unit certificate has been issued to you and registered in your name), you must deliver the certificates representing your Units (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program, a manually executed facsimile thereof) or a message transmitted by the Depository Trust Company (“DTC”) to, and received by the Depositary and forming a part of a confirmation of a book-entry transfer of Units into the Depositary’s account at DTC (the “Book-Entry Confirmation”), which states (x) that DTC has received an express acknowledgement from the participant in DTC tendering Units which are the subject of that Book-Entry Confirmation that such participant has received and agreed to be bound by the terms of the Letter of Transmittal and (y) that the Offeror may enforce that agreement against the participant, and any other documents required by the Letter of Transmittal, to the Depositary by the Expiration Date;

•
you are a record holder, but the certificates representing your Units are not immediately available, or you cannot comply in a timely manner with the procedure for tendering your Units by book-entry transfer, or cannot deliver all required documents to the Depositary by the Expiration Date, you may have three additional NYSE trading days to tender your Units by following the procedures for guaranteed delivery described in this Offer to Purchase under “The Offer—Section 3—Procedure for Tendering Units;” or

•
you hold your Units through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Units be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal.

See the Letter of Transmittal and “The Offer—Section 3—Procedure for Tendering Units” for more information.
When and how can I withdraw tendered Units?
You may withdraw your previously tendered Units at any time until the Expiration Date and, if the Offeror has not accepted your Units for payment by August 1, 2017, you may withdraw them at any time after that date, up until the Offeror accepts Units for payment. See “The Offer—Section 4—Withdrawal Rights.”
To withdraw your Units, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary, while you have the right to withdraw the Units. If you tender Units by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Units. See “The Offer—Section 4—Withdrawal Rights.”
Is your vote required to consummate the Offer or the Buyout?
No. Voting rights are not available in connection with the Offer, the Buyout or the other transactions contemplated by the Transaction Agreement. See “Special Factors—Section 5—Effects of the Offer and the Buyout.”
Are appraisal rights available in the Offer or the Buyout?
No. Appraisal rights are not available in connection with the Offer, the Buyout or the other transactions contemplated by the Transaction Agreement. See “Special Factors—Section 10—Dissenters’ Appraisal Rights; Rule 13e-3.”
What is “householding”?
The SEC has adopted rules that permit companies and intermediaries (such as brokers or banks) to satisfy the delivery requirements for information statements with respect to two or more security holders sharing the same address by delivering a single notice or information statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides convenience for security holders and cost savings for companies.
Banks, brokers and other nominees with accountholders who are Unaffiliated Unitholders may be “householding” the Offer. As indicated in the notice provided by these brokers to the Unaffiliated Unitholders, a single statement of the Offer will be delivered to multiple unitholders sharing an address unless contrary instructions have been received from an affected Unaffiliated Unitholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate statement of the Offer, please notify your broker or contact Georgeson LLC, the Information Agent for the Offer, toll-free at (800) 509-0917 or write to the following address:
World Point Terminals, Inc.
8235 Forsyth Boulevard, Suite 400
St Louis, Missouri 63105
Telephone (314) 889-9660
What are the U.S. federal income tax consequences of participating in the Offer?
The receipt of cash for the sale of your Units pursuant to the Offer or the Buyout, as applicable, will be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in this Offer to Purchase under “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences”). A U.S. holder will generally recognize gain or loss on the receipt of cash for the sale of Units. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by the Partnership and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of the Partnership’s income may become available to offset a portion of the gain recognized by such U.S. holder. The U.S. federal income tax consequences of the Offer and the Buyout, as applicable, to a unitholder will depend on such unitholder’s own personal tax situation. Accordingly, you are urged to read carefully “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences” and to consult your own tax advisors as to the tax consequences applicable to you in your particular circumstances. See “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences.”
Whom can I contact if I have questions about the Offer?
For further information, you can call Georgeson LLC, the Information Agent for the Offer, toll-free at (800) 509-0917.

INTRODUCTION
World Point Terminals, Inc., a Delaware corporation (the “Offeror”), is offering to purchase all issued and outstanding common units (the “Units”), of World Point Terminals, LP, a Delaware limited partnership (the “Partnership”), that are not already beneficially owned by the Offeror or its affiliates, at a price per Unit equal to $17.30 (the “Offer Price”), net to the holder in cash, without interest thereon and less any applicable tax withholding, and on the other terms and subject to the other conditions specified in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).
The Offer is being made pursuant to the Transaction Agreement, dated as of June 1, 2017, by and among the Offeror, WPT GP, LLC (the “General Partner”) and the Partnership (together with any amendments or supplements thereto, the “Transaction Agreement”), setting forth, among other things, the terms and conditions of the Offer.
The initial expiration time of the Offer and withdrawal rights is 11:59 p.m., New York City time, on June 29, 2017, unless the Offer is extended (the latest time and date at which the Offer, as so extended, will expire, the “Expiration Date”). Pursuant to the terms of the Transaction Agreement, if on the initial expiration date of the Offer, any of the conditions to the Offer are not satisfied (or, if permitted, waived by the Offeror), upon the Partnership’s request, the Offeror will extend the Offer for a period of up to ten days (or for such longer period as may be mutually agreed by the GP Board (acting upon the recommendation of the Conflicts Committee) and the Offeror). However, the Offeror is not required to extend the Offer beyond July 20, 2017 (the “First Outside Date”).
In addition, if on the Expiration Date, any of the conditions to the Offer are not satisfied (or, if permitted, waived by the Offeror), the Offeror may, in its sole discretion, extend the Offer for one or more successive periods of up to ten business days each (or for such longer period as may be mutually agreed by the GP Board (acting upon the recommendation of the Conflicts Committee) and the Offeror), until the termination of the Transaction Agreement in accordance with its terms. The Offeror may not extend the Offer if all of the conditions to the Offer are satisfied (or, if permitted, waived by the Offeror) and the Offeror is permitted to accept for payment and pay for tendered Units. If the Offer is not consummated by the First Outside Date, each of the Offeror and the Partnership can terminate the Transaction Agreement.
If the Offeror extends the Offer, the Offeror will make a public announcement no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. If the Offeror extends the Offer, the Offeror will not accept any Units that have been tendered until the end of the extension period.
If the conditions to the Offer are satisfied or, to the extent permitted, waived, the Offeror will, promptly after the expiration of the Offer, accept for payment and pay for all Units validly tendered and not properly withdrawn pursuant to the Offer (the time of such acceptance, the “Acceptance Time”).
Pursuant to the Transaction Agreement, the consummation of the Offer is subject to, among other things, the following conditions:
(i)
there have been validly tendered and not properly withdrawn prior to the expiration of the Offer such number of Units that, together with the Units then collectively beneficially owned by the Offeror and its affiliates, represent at least one Unit more than 80% of the then outstanding Units (the “Minimum Tender Condition”); and

(ii)
the Formula Price (as defined below) (calculated as of the date immediately following the date on which the Acceptance Time is scheduled to occur) does not exceed the Offer Price (the “Price Condition”).

On May 31, 2017, 34,861,014 Units were outstanding. As of the date of this Offer to Purchase, the Offeror and its affiliates collectively beneficially own 25,666,176 Units, representing approximately 73.6% of the outstanding Units. Accordingly, the Offeror anticipates the Minimum Tender Condition to be satisfied if at least 2,222,636 Units (approximately 6.4%) are validly tendered pursuant to the Offer and not properly withdrawn. All of the directors and executive officers of the Partnership and the General Partner (other than Paul A. Novelly), who collectively beneficially owned less than one percent of the outstanding Units as of May 31, 2017, have indicated that they intend to tender all of their Units pursuant to the Offer.
The Offeror is not permitted to waive the Minimum Tender Condition without the consent of the GP Board (acting upon the recommendation of the Conflicts Committee). The Price Condition is waivable by the Offeror in its sole discretion. However, if the Price Condition is waived by the Offeror and the Offer is consummated, the Offeror will not be able to consummate the Buyout unless the Price Condition is subsequently satisfied, as described below.
The Offer is also subject to the other conditions set forth in this Offer to Purchase. The Offeror may waive any condition of the Offer, in whole or in part, or modify the terms of the Offer; provided, however, that the Offeror may not, without the consent of the GP Board (acting upon the recommendation of the Conflicts Committee), (i) reduce the number of Units subject to the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) waive or amend the Minimum Tender Condition, (iv) except as described above, extend the Offer, (v) add to the conditions of the Offer or impose any other conditions to the Offer or (vi) otherwise amend, modify or supplement the terms of the Offer in any manner adverse in any material respect to the Unaffiliated Unitholders.
See “The Offer—Section 1—Terms of the Offer” and “The Offer—Section 12—Conditions of the Offer.”
The Transaction Agreement provides that, after completion of the Offer and subject to the satisfaction of or, to the extent permitted, waiver of certain conditions, (i) the General Partner will assign and transfer to the Offeror the right to purchase all, but not less than all, of the remaining Units not tendered pursuant to the Offer, other than any such Units held by the Offeror or its affiliates (the “Excluded Units”), pursuant to Section 15.1(a) of the Partnership Agreement (the “Buyout Assignment”), and (ii) following such assignment, the Offeror will exercise the right to purchase all of the remaining Units not tendered pursuant to the Offer (other than the Excluded Units) pursuant to Section 15.1(a) of the Partnership Agreement, at a price per Unit equal to the Offer Price (the “Buyout Price”), net to the seller in cash, without interest thereon and less any applicable tax withholding, upon the other terms and subject to the conditions set forth in the Transaction Agreement (the “Buyout”). Following the consummation of the Buyout, the Offeror and its affiliates will collectively beneficially own 100% of the outstanding Units.
Pursuant to Section 15.1(a) of the Partnership Agreement, if at any time the General Partner and its affiliates hold more than 80% of the total Units then outstanding, the General Partner will have the right, which right it may assign and transfer in whole or in part to the Partnership or any affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of the Units then outstanding held by persons other than the General Partner and its affiliates, at a price equal to the greater of  (i) the average daily closing price of the Units on the New York Stock Exchange (the “NYSE”) for the 20 consecutive trading days immediately preceding the date that is three business days prior to the date on which notice of the Buyout (as described below) is given and (ii) the highest price paid by the General Partner or any of its affiliates for any Units purchased during the 90-day period preceding the date on which such notice is given (the “Formula Price”), and upon the terms and subject to the conditions set forth in Section 15.1(a) of the Partnership Agreement.
As a result, in order to consummate the Buyout in accordance with Section 15.1(a) of the Partnership Agreement, following the completion of the Offer, the Offeror and its affiliates must collectively hold more than 80% of the total Units then outstanding. Accordingly, the Offeror will be able to consummate the Buyout only if the Offer is consummated and the Minimum Tender Condition is satisfied. If the Minimum Tender Condition is not satisfied but the Offer is nevertheless consummated because the Offeror, with the consent of the GP Board (acting upon the recommendation of the Conflicts Committee), waives the Minimum Tender Condition, the Offeror will be unable to consummate the Buyout in accordance with Section 15.1(a) of the Partnership Agreement.
Moreover, the Transaction Agreement provides that the Buyout Price will be equal to the Offer Price, as described above. Therefore, the Offeror will not be able to pay any unitholders who sell their Units in the Buyout a price per Unit that is greater than the Offer Price. Accordingly, if the Offer is consummated, but the Formula Price (calculated as of the date immediately following the date on which the Acceptance Time occurs) exceeds the Offer Price, the Offeror will not be able to initiate the Buyout (in accordance with the procedures described below) immediately following the Acceptance Time, in which case the Offeror will be required to initiate the Buyout on the first date on which the Formula Price (calculated as of such later date) no longer exceeds the Offer Price. If the Offeror has not given the Notice of Election to Purchase (as defined below) by July 21, 2017 (the “Second Outside Date”), each of the Offeror and the Partnership can terminate the Transaction Agreement.
In addition, the consummation of the Buyout is subject to the satisfaction (or, to the extent permitted, waiver by the Offeror) of the other conditions to the Buyout set forth in the Transaction Agreement. See “Special Factors—Section 9—Summary of the Transaction Agreement.”
If the Offer is consummated and the conditions to the Buyout are satisfied (or, to the extent permitted, waived by the Offeror), (i) immediately following the consummation of the Offer, the General Partner will make the Buyout Assignment, effective as of the Acceptance Time, and (ii) on the date immediately following the date on which the Acceptance Time occurs, the Offeror will deliver to the Transfer Agent a written notice of the Offeror’s intention to consummate the Buyout, at the Buyout Price (the “Notice of Election to Purchase”). However, if on the date immediately following the date on which the Acceptance Time occurs, the Formula Price calculated as of such date exceeds the Offer Price, the Offeror will deliver the Notice of Election to Purchase to the Transfer Agent on the first date on which the Formula Price (calculated as of such later date) no longer exceeds the Offer Price. If the Offeror has not delivered the Notice of Election to Purchase to the Transfer Agent by the Second Outside Date, each of the Offeror and the Partnership can terminate the Transaction Agreement.
The Notice of Election to Purchase will specify the purchase date for the purchase of all of the remaining Units not tendered pursuant to the Offer, which will be the date that is ten calendar days following the date on which the Transfer Agent mailed the Notice of Election to Purchase to the unitholders (the “Closing Date”). Upon receipt of the Notice of Election to Purchase, the Transfer Agent will mail a copy of the Notice of Election to Purchase to the record holders of the Units as of the business day immediately prior to the date on which the Notice of Election to Purchase is mailed to the record holders of Units by the Transfer Agent, which business day will be designated by the General Partner as the record date for the Buyout (the “Buyout Record Date”) in accordance with the Partnership Agreement.
If the Notice of Election to Purchase has been duly given and, on or prior to the Closing Date, the Offeror has deposited with the Transfer Agent, as paying agent for the Buyout (the “Paying Agent”) cash in an amount sufficient to pay the aggregate Buyout Price for all Units that the Offeror has become obligated to purchase pursuant to the Buyout, then from and after the Closing Date, all rights of the holders of such Units will thereupon cease, except the right to receive the Buyout Price therefor, without interest thereon, from the Paying Agent in accordance with the payment procedures set forth in the Transaction Agreement, and the Offeror will be deemed to be the record holder of all such Units from and after the Closing Date and will have all rights as the record holder of such Units (including all rights as owner of such Units).
The Transaction Agreement provides that, until the delivery of the Notice of Election to Purchase by the Offeror to the Transfer Agent or the earlier termination of the Transaction Agreement, the GP Board will, subject to compliance with applicable law and availability of sufficient funds available for distribution (as determined by the General Partner in accordance with the Partnership Agreement), cause the General Partner to declare, and cause the Partnership to continue to pay, the regular quarterly cash distributions to unitholders, at the minimum quarterly distribution rate of  $0.30 per Unit, with the declaration date and record date for each such quarterly distribution to be determined in accordance with the Partnership Agreement and consistent with the Partnership’s past practices. This obligation will survive termination of the Transaction Agreement with respect to the quarterly distribution for the quarter ending June 30, 2017. See “Special Factors—Section 9—Summary of the Transaction Agreement—Covenants.”
However, the Offeror currently expects to initiate the Buyout (in accordance with the procedures described above) by the Second Outside Date and to consummate the transactions contemplated by the Transaction Agreement before the record date for the quarterly cash distribution with respect to the second quarter of 2017, which is currently expected to be on or about August 2, 2017. Accordingly, it is expected that the unitholders tendering their Units pursuant to the Offer or selling their Units in the Buyout would have tendered or sold their Units before the record date for the quarterly cash distribution with respect to the second quarter of 2017. Accordingly, if the Offer and the Buyout are consummated, the Offeror does not expect that the quarterly cash distribution with respect to the second quarter of 2017 will become payable to the holders of Units other than the Offeror and its affiliates (the “Unaffiliated Unitholders”).
Under the Partnership’s 2013 Long-Term Incentive Plan, as amended from time to time and including any successor or replacement plan or plans (the “Partnership Incentive Plan”), the Partnership, as of December 31, 2016, has granted 340,000 restricted units (the “Restricted Units”) and 25,000 unit appreciation rights (“UARs”).
All of the outstanding Restricted Units granted under the Partnership Incentive Plan have become fully vested prior to the commencement of the Offer and will be treated as all other Units for purposes of the Offer and the Buyout. Accordingly, any Restricted Units held by any affiliates of the Offeror are deemed Excluded Units.
Pursuant to the Transaction Agreement, all of the outstanding UARs granted under the Partnership Incentive Plan will be cancelled and cease to be outstanding on or prior to the closing of the Buyout in accordance with the terms and subject to the conditions set forth in the UAR Cancellation Agreement, dated as of June 1, 2017, by and between the Partnership and the sole holder of the outstanding UARs (the “UAR Cancellation Agreement”). For a summary of the material terms of the UAR Cancellation Agreement, see the Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed by the Partnership with the Securities and Exchange Commission (the “SEC”) on June 2, 2017 in connection with the Offer, a copy of which (without certain exhibits) is being furnished to unitholders concurrently herewith.
The Partnership’s Incentive Distribution Rights, all of which are held by the Offeror and its affiliates, will be unchanged and will remain outstanding following the consummation of the Offer and the Buyout.
The purpose of the Offer is to acquire as many of the outstanding Units not already beneficially owned by the Offeror and its affiliates as possible in order to be able to complete the Buyout in accordance with Section 15.1(a) of the Partnership Agreement. If the Offer and the Buyout are consummated, the Offeror and its affiliates will collectively beneficially own 100% of the outstanding Units, in which case the Units will be delisted from the NYSE and deregistered under the Exchange Act. As a result, the Partnership will not be required to file periodic reports with the SEC.
As of the date of this Offer to Purchase, the Offeror believes that no filings are required under any antitrust or competition laws in connection with the Offer, the Buyout or the other transactions contemplated by the Transaction Agreement.
The conflicts committee (the “Conflicts Committee”) of the board of directors of the General Partner (the “GP Board”), consisting of two independent directors, has unanimously adopted resolutions (i) determining that the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement are in the best interests of, and fair and reasonable to, the Partnership and its subsidiaries and the Unaffiliated Unitholders, (ii) approving and declaring advisable the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement and (iii) recommending that the GP Board (a) approve the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement and (b) recommend that the Unaffiliated Unitholders accept the Offer and tender their Units pursuant to the Offer.
In accordance with the Partnership Agreement, a director is eligible to serve on the Conflicts Committee if such director (a) is not an officer or employee of the General Partner, (b) is not an officer or employee of any affiliate of the General Partner (other than the Partnership or its subsidiaries), (c) is not a director of any affiliate of the General Partner (other than the Partnership or its subsidiaries or affiliates listed on a national securities exchange), (d) is not a holder of any ownership interest in the General Partner or its affiliates or the Partnership or its subsidiaries that would be likely to have an adverse impact on the ability of such director to act in an independent manner with respect to the matter submitted to the Conflicts Committee, other than (i) Units and (ii) awards that are granted to such director in his or her capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (e) is determined by the GP Board to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the SEC thereunder and by the listing rules of the NYSE.
The GP Board, based on the unanimous recommendation of the Conflicts Committee, has adopted resolutions (i) declaring that the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement are fair to and not adverse to the best interests of the Partnership and the Unaffiliated Unitholders, (ii) approving and declaring advisable the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement and (iii) recommending that the Unaffiliated Unitholders accept the Offer and tender their Units pursuant to the Offer. For a discussion of the factors considered by the Conflicts Committee and the GP Board in making the foregoing determinations, see the Schedule 14D-9.
The Offeror has engaged Georgeson LLC to act as information agent for the Offer (the “Information Agent”). Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at the Offeror’s expense. Unitholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
This Offer to Purchase and the related Letter of Transmittal and the Schedule 14D-9 contain important information and you should carefully read each in its entirety, together with annexes and schedules attached thereto, before you make a decision with respect to the Offer.

SPECIAL FACTORS
1.
Background of the Offer; Past Contacts or Negotiations with the Partnership.

The following is a description of contacts between representatives of the Offeror and its affiliates and representatives of the Partnership that resulted in the execution of the Transaction Agreement. The chronology below covers only key events leading up to the execution of the Transaction Agreement and does not purport to describe every conversation between representatives of the Offeror, its affiliates, the Partnership, the General Partner and other parties. For a summary of the Partnership’s activities relating to these contacts, please refer to the Schedule 14D-9.
The Offeror and its affiliates collectively beneficially own approximately 73.6% of the Partnership’s outstanding Units and all of the Partnership’s incentive distribution rights. The Offeror also owns 100% of the equity interests in the General Partner. For a description of the relationships among the Offeror and the Partnership, see “Special Factors—Section 12—Related-Party Transactions.”
On February 28, 2017, the Board of Directors of the Offeror (the “Offeror Board”) formed a special committee (the “Offeror Special Committee”) comprised of two members of the Offeror Board, Robert G. Jennings and John F. Grundhofer, to consider the advisability of a potential transaction involving the Offeror and certain of its affiliates, on the one hand, and the Partnership, on the other hand.
On March 2, 2017, the Offeror Special Committee held a telephonic meeting. Members of the Offeror’s management and representatives of Greenberg Traurig, LLP (“Greenberg Traurig”), legal counsel to the Offeror, were present. While no decision was made at the meeting as to whether to engage in any potential transaction or make any proposal involving the Partnership, the Offeror Special Committee authorized the Offeror’s management to deliver to the GP Board a letter informing the GP Board of the formation of the Offeror Special Committee to consider the advisability of a potential transaction involving the Partnership, in order to allow the GP Board sufficient time to retain financial and legal advisors to assist the GP Board in reviewing any potential proposal, if and when any proposal was subsequently made by the Offeror.
On March 2 and 4, 2017, the Offeror Special Committee met with potential law firms and at its March 4 meeting decided to engage Thompson Coburn LLP (“Thompson Coburn”) as its independent legal counsel.
On March 6, 2017, the Offeror delivered to the GP Board a letter stating that the Offeror Board had formed the Offeror Special Committee to consider the advisability of a potential transaction involving the Offeror and certain of its affiliates, on the one hand, and the Partnership, on the other hand. The letter indicated that a potential transaction would consist of two steps: (1) a tender offer by the Offeror (or one of its affiliates) to acquire a sufficient number of Units held by the public, so that the Offeror and certain other affiliates of the General Partner collectively own at least 80% of the outstanding Units; and (2) a subsequent purchase of the remaining Units held by the public by an affiliate of the General Partner pursuant to Section 15.1 of the Partnership Agreement. The letter further stated that, as of the date of the letter, no determination had been made by the Offeror Board or the Offeror Special Committee as to whether to engage in any potential transaction or make any proposal (whether formal or informal) to the Partnership in connection with any potential transaction, and that, given that any potential transaction would likely pose a conflict of interest between the Offeror and the General Partner, on the one hand, and the Partnership, on the other, the purpose of the letter was to allow the GP Board sufficient time to determine whether to refer such potential transaction to the Conflicts Committee and seek Special Approval (as defined in the Partnership Agreement) of such potential transaction pursuant to the Partnership Agreement and, should the GP Board determine to do so, to allow the Conflicts Committee sufficient time to retain financial and legal advisors to assist the Conflicts Committee in reviewing any potential transaction.
Also on March 6, 2017, the GP Board adopted a unanimous written consent authorizing the Conflicts Committee to review, evaluate, negotiate and, if appropriate, recommend to the GP Board approval of any potential transaction referred to in the Offeror’s March 6, 2017 letter to the GP Board.
On March 14, 2017, Mr. Paul Little, chairman of the Conflicts Committee, and representatives of Evercore Group L.L.C. (“Evercore”), financial advisor to the Conflicts Committee, spoke by telephone with members of the Offeror’s management to discuss the letter delivered by the Offeror to the GP Board on March 6, 2017.

On March 21, 2017, Mr. Little contacted the Offeror’s management by email and inquired as to whether any proposal would be forthcoming from the Offeror in connection with a potential transaction involving the Partnership. The Offeror’s management informed Mr. Little that the Offeror was still considering whether to make a proposal in connection with a potential transaction, but that no determination had been made by the Offeror Board or the Offeror Special Committee as to whether to engage in any potential transaction or make any proposal.
On March 24, 2017, management of the Offeror provided to the Offeror Special Committee a draft preliminary non-binding proposal (the “Draft April 2017 Proposal”) to be provided to the GP Board for a potential acquisition by the Offeror (or one of its affiliates) of all of the outstanding Units not already beneficially owned by the Offeror or its affiliates, with the price per Unit still to be determined. At a meeting of the Offeror Special Committee held on March 28, 2017, it was noted that, although the management of the Offeror had provided the Draft April 2017 Proposal to the Offeror Special Committee for its review, the Offeror had not yet made any decision with respect to any potential transaction or any proposal.
On March 31, 2017, the Offeror informed the Offeror Special Committee that the Offeror had decided to move forward with a formal proposal to the GP Board, at a price of  $16.80 per Unit, in cash.
On April 3, 2017, the Offeror Special Committee met and reviewed the Draft April 2017 Proposal. After a discussion, the Offeror Special Committee approved the Draft April 2017 Proposal to be submitted to the GP Board and informed the Offeror accordingly.
Also on April 3, 2017, the Offeror delivered to the GP Board a preliminary non-binding proposal (the “April 2017 Proposal”), which had been approved by the Offeror Special Committee, for a potential acquisition by the Offeror (and/or one or more of its affiliates) of all of the outstanding Units not already beneficially owned by the Offeror and its affiliates, for $16.80 per Unit, in cash. The April 2017 Proposal contemplated that the acquisition would be structured as a two-step transaction pursuant to which (1) the Offeror or one of its affiliates would commence a tender offer to purchase all of the Units not already beneficially owned by the Offeror or its affiliates at a price per Unit equal to $16.80 net to the holder in cash, without interest, and (2) immediately following the consummation of the tender offer, the General Partner would assign to the Offeror (or one of its affiliates) the right to purchase all of the remaining Units not tendered pursuant to the tender offer pursuant to Section 15.1(a) of the Partnership Agreement and, within a reasonable time following such assignment, the Offeror (or such affiliate) would exercise the right to purchase all of such Units pursuant to Section 15.1 of the Partnership Agreement, at a price per Unit determined in accordance with the provisions of Section 15.1(a) of the Partnership Agreement (but not to exceed the tender offer price), in cash, upon the terms and subject to the conditions set forth in the April 2017 Proposal, which included a condition that the number of Units tendered pursuant to the tender offer (and not withdrawn prior to the expiration of the tender offer) represent, together with the Units then owned by the Offeror and its affiliates, more than 80% of the total Units then outstanding. The April 2017 Proposal indicated that the proposed transaction would be funded from existing cash and proceeds from the sale of marketable securities on hand or committed borrowings of the Offeror and its affiliates, and that the proposed transaction would not be subject to any financing condition.
On April 4, 2017, the Offeror and certain of its affiliates filed an amendment to their Schedule 13D with the SEC, reporting the April 2017 Proposal.
Also on April 4, 2017, the Offeror Special Committee met and formally agreed to engage Robert W. Baird & Co. Incorporated (“Baird”) as its financial advisor.
On April 6, 2017, the Offeror Board held a regular meeting. Members of the Offeror’s management and representatives of Greenberg Traurig were also present. A representative of Greenberg Traurig discussed the April 2017 Proposal, including the proposed price, transaction structure and other key terms of the proposed transaction, and reviewed with the directors the fiduciary duties of the Offeror, as the controlling unitholder of the Partnership, in connection with the proposed transaction under Delaware law and the Partnership Agreement.
On April 8, 2017, members of the Offeror’s management and representatives of Greenberg Traurig held a conference call with the members of the Conflicts Committee, representatives of Evercore, representatives of Potter Anderson & Corroon LLP (“Potter Anderson”), legal counsel to the Conflicts

Committee, and representatives of Latham & Watkins LLP (“Latham”), legal counsel to the Partnership, to discuss the proposed transaction contemplated by the April 2017 Proposal, including the rationale for the proposed transaction structure, the conditions to the exercise by the Offeror of the buyout right under Section 15.1 of the Partnership Agreement, the proposed timeline, and next steps.
On April 18, 2017, representatives of Evercore, on behalf of the Conflicts Committee, verbally informed members of the Offeror’s management that the offer price of  $16.80 per Unit proposed in the April 2017 Proposal was insufficient and verbally delivered the Conflicts Committee’s counter-offer price of $18.60 per Unit.
On April 20, 2017, a representative of Baird spoke by telephone with representatives of Evercore to discuss the Conflicts Committee’s counter-proposal and the Partnership’s valuation.
Also on April 20, 2017, the Offeror Special Committee met and Thompson Coburn provided an update of the status of the proposed transaction, including the counter-proposal from the Conflicts Committee made on April 18, 2017.
On April 28, 2017, members of the Offeror’s management held a conference call with the members of the Conflicts Committee to discuss the Conflicts Committee’s counter-offer price of  $18.60 per Unit. Members of the Partnership’s management and representatives of Evercore, Potter Anderson, Greenberg Traurig and Thompson Coburn also participated in the conference call. A representative of the Offeror reviewed various considerations relating to the offer price proposed in the April 2017 Proposal. A representative of Greenberg Traurig discussed the rationale for the proposed transaction structure and indicated that the Conflicts Committee’s counter-offer price of  $18.60 per Unit was beyond any price range that the Offeror was prepared to discuss. During the call, a member of the Partnership’s management informed the participants that Apex Oil Company, Inc. (“Apex”), an affiliate of the Offeror, had advised the Partnership that it presently has no intention of pursuing dropdown transactions with the Partnership, due to current market conditions, and had informed the Partnership that, in light of overall market conditions and Apex’s recent rate of utilization of its committed storage, Apex intends to renegotiate or not renew its contractual volumes at certain terminals when the current terms of those contracts expire, as further described in this Offer to Purchase under “Special Factors—Section 12—Related-Party Transactions.” The member of the Partnership’s management further informed the participants that the Partnership intended to disclose these developments in the Form 10-Q for the first quarter of 2017 that the Partnership expected to file on or about May 9, 2017.
Also on April 28, 2017, representatives of Evercore, on behalf of the Conflicts Committee, spoke with the Offeror’s management and reiterated the Conflicts Committee’s counter-offer price of  $18.60 per Unit and indicated that the Conflicts Committee would not reconsider its counter-offer in the absence of a counter-proposal from the Offeror. The representatives of Evercore also indicated, on behalf of the Conflicts Committee, that the Conflicts Committee would expect that any counter-proposal would address whether a pro rata quarterly distribution for the quarter in which the proposed transaction is completed would be paid to the Unaffiliated Unitholders in the proposed transaction.
On May 5, 2017, representatives of Evercore, on behalf of the Conflicts Committee, contacted the Offeror’s management to inquire as to whether there was any update in connection with the proposed transaction. The Offeror’s management informed the representatives of Evercore that currently there was nothing to report and that the Offeror would be in contact with the Conflicts Committee and its advisors if and when there were any developments.
On May 9, 2017, the Offeror’s management contacted representatives of Evercore to notify them that a draft of the Transaction Agreement would be provided by the Offeror to the Conflicts Committee and its advisors for their preliminary review while the Offeror continued to consider its potential counter-proposal.
Also on May 9, 2017, the Partnership issued a press release detailing its financial results for the quarter ended March 31, 2017 and filed its Form 10-Q with the SEC for the quarter ended March 31, 2017. The press release included an operational update noting in part that Apex had indicated that it presently has no intention of pursuing any “dropdown” transactions with the Partnership, due to current market conditions, and had informed the Partnership that, in light of overall market conditions and Apex’s recent rate of utilization of its committed storage, Apex intends to renegotiate or not renew its contractual volumes at certain terminals when the current terms of those contracts expire, as further described in this Offer to Purchase under “Special Factors—Section 12—Related-Party Transactions.”
On May 10, 2017, the Offeror’s management delivered a draft of the Transaction Agreement to Evercore and Potter Anderson. The draft Transaction Agreement provided for a two-step acquisition structure pursuant to which (1) the Offeror or one of its affiliates would commence a tender offer to purchase all of the Units not already beneficially owned by the Offeror or its affiliates at a price per Unit payable in cash, without interest, and (2) immediately following the consummation of the tender offer, the General Partner would assign to the Offeror (or one of its affiliates) the right to purchase all of the remaining Units not tendered pursuant to the tender offer pursuant to Section 15.1(a) of the Partnership Agreement and, within a reasonable time following such assignment, the Offeror (or such affiliate) would exercise the right to purchase all of such Units pursuant to Section 15.1(a) of the Partnership Agreement, at a price per Unit determined in accordance with the provisions of Section 15.1 of the Partnership Agreement (but not to exceed the tender offer price), in cash. The draft Transaction Agreement contained conditions to the tender offer, including a condition, waivable by the Offeror in its discretion, that the number of Units tendered pursuant to the tender offer (and not withdrawn prior to the expiration of the tender offer) represent, together with the Units then owned by the Offeror and its affiliates, more than 80% of the total Units then outstanding. The draft Transaction Agreement also provided that the tender offer price would be an amount in cash plus a pro rata portion of the quarterly distribution in the amount of $0.30 per Unit for the quarter in which the initial expiration date of the Offer (i.e., the 20th business day after the commencement of the Offer) occurs, plus a quarterly distribution for the preceding quarter if the initial expiration date of the Offer occurs after the end of the preceding quarter but before the record date for the quarterly distribution with respect to the preceding quarter. The draft Transaction Agreement contained a proposed termination date of 90 days after the date of the signing of the Transaction Agreement.
On May 11, 2017, the Offeror Special Committee met to discuss the Offeror’s revised proposal, at a price of up to $17.00 per Unit, plus a pro rata portion of the quarterly distribution in the amount of  $0.30 per Unit for the quarter in which the initial expiration date of the Offer occurs, plus a quarterly distribution for the preceding quarter if the initial expiration date of the Offer occurs after the end of the preceding quarter but before the record date for the quarterly distribution with respect to the preceding quarter (the “First May 2017 Proposal”). Based on the expectation that the initial expiration date of the Offer would occur in the second quarter of 2017, the price reflected in the First May 2017 Proposal was expected to be less than $17.30 per Unit.
At that meeting, representatives of Baird presented various valuation methodologies that they used for their valuation analysis and the value range per Unit indicated by each such analysis, as described in more detail in this Offer to Purchase under “Special Factors—Section 6—Analysis Provided by the Financial Advisor to the Offeror Special Committee.” Based on consultation and discussions with its financial and legal advisors, the Offeror Special Committee (i) determined that the proposed transaction, on the terms and conditions reflected in the First May 2017 Proposal presented to the Offeror Special Committee, would be in the best interests of the Offeror, (ii) determined that if the Transaction Agreement is entered into on the terms and conditions presented to the Offeror Special Committee and approved by the Conflicts Committee, based on the advice of the Conflicts Committee’s financial advisor and legal counsel, the proposed transaction would be consistent with the Offeror’s duties to the minority unitholders of the Partnership, and (iii) recommended that the Offeror Board authorize the Offeror’s management to deliver the First May 2017 Proposal to the Conflicts Committee and, if the First May 2017 Proposal is accepted by the Conflicts Committee, to execute the Transaction Agreement on the terms and conditions presented to the Offeror Special Committee, subject to approval of any material changes by the Offeror Special Committee, and thereafter to launch the Offer and complete the Buyout and the other transactions contemplated by the Transaction Agreement, upon the terms and subject to the conditions set forth therein.
Later on May 11, 2017, the full Offeror Board held a separate meeting to discuss the First May 2017 Proposal. At that meeting, the Chairman of the Offeror Special Committee and a representative of Thompson Coburn informed the Offeror Board of the recommendations and determinations made by the Offeror Special Committee earlier that day. After discussion, the Offeror Board (i) approved the proposed transaction on the terms and conditions reflected in the First May 2017 Proposal, as presented to the Offeror Board at the meeting, (ii) authorized the Offeror’s management to deliver the First May 2017 Proposal to the Conflicts Committee as the Offeror’s “best and final” offer, and (iii) if the First May 2017 Proposal is accepted by the Conflicts Committee, authorized the Offeror’s management to execute the Transaction Agreement on the terms and conditions presented to the Offeror Board, subject to approval of any material changes by the Offeror Special Committee, and thereafter to launch the Offer and complete the Buyout and the other transactions contemplated by the Transaction Agreement, upon the terms and subject to the conditions set forth therein.
On May 12, 2017, the Offeror’s management verbally delivered to Evercore the First May 2017 Proposal pursuant to which the Offeror would acquire all of the outstanding Units not already beneficially owned by the Offeror or its affiliates at a price of  $17.00 per Unit, plus a pro rata portion of the quarterly distribution in the amount of  $0.30 per Unit for the quarter in which the initial expiration date of the Offer occurs, plus a quarterly distribution for the preceding quarter if the initial expiration date occurs after the end of the preceding quarter but before the record date for the quarterly distribution with respect to the preceding quarter.
On May 17, 2017, representatives of Evercore, on behalf of the Conflicts Committee, contacted the Offeror’s management to inform them that, based on certain recent publicly announced pending transactions involving master limited partnerships, the Conflicts Committee felt that the offer price of $17.00 per Unit proposed in the First May 2017 Proposal represented an insufficient premium over the unaffected trading price of the Units, and that the Conflicts Committee sought an offer price of at least $17.30 per Unit, plus an adjustment for a pro rata quarterly distribution for the quarter in which the proposed transaction is completed.
Also on May 17, 2017, the Offeror’s management contacted representatives of Evercore to inquire as to whether the Conflicts Committee had considered during its deliberations an offer price of  $17.30 per Unit without an adjustment for a pro rata quarterly distribution for the quarter in which the proposed transaction is completed, but instead providing for the declaration and payment of regularly scheduled quarterly distributions, which approach would be more consistent with certain precedent transactions. The representative of Evercore indicated that the Conflicts Committee had discussed such a structure and would be willing to consider whether a similar proposal would address the Conflicts Committee’s concern over the premium paid to the Unaffiliated Unitholders.
The Offeror’s management updated Thompson Coburn as to the discussions with Evercore on May 17, 2017 for consideration by the Offeror Special Committee. On May 19, 2017, at the request of the Offeror’s management, Greenberg Traurig provided a draft of a revised proposal to the Offeror Special Committee for consideration. The terms of the revised proposal included an increase in the proposed price per Unit to $17.30 net to the unitholder in cash, without adjustment for quarterly distributions, based on the expectation that (i) the initial expiration date of the Offer would occur in the second quarter of 2017 and (ii) the buyout of non-tendering unitholders under the Partnership Agreement would be completed prior to the record date for the regular quarterly cash distribution with respect to the second quarter of 2017, such that no future quarterly distributions would become payable to the Unaffiliated Unitholders (the “Second May 2017 Proposal”).
On May 19, 2017, the Offeror Special Committee met to discuss the Second May 2017 Proposal. At that meeting, Baird presented an updated financial analysis with respect to the Second May 2017 Proposal, incorporating the most recently available trading price information, which analysis applied the same valuation methodologies as the valuation analysis provided to the Offeror Special Committee at its May 11, 2017 meeting and provided a value range per Unit indicated by such analysis, as described in more detail in this Offer to Purchase under “Special Factors—Section 6—Analysis provided by the Financial Advisor to the Offeror Special Committee.” Based on consultation and discussions with its financial and legal advisors, the Offeror Special Committee determined that (i) the Second May 2017 Proposal and the other material terms set forth in the Transaction Agreement, as revised to reflect the Second May 2017 Proposal, would be in the best interests of the Offeror, (ii) upon the approval by the Conflicts Committee of the Second May 2017 Proposal and the other material terms of the potential transaction as set forth in the revised Transaction Agreement and the receipt by the Conflicts Committee of a fairness opinion in customary form from its financial advisor, the proposed transaction would be consistent with the Offeror’s duties to the minority unitholders of the Partnership, and (iii) consistent with the authority delegated to the Offeror Special Committee at the Offeror Board meeting held on May 11, 2017, the Offeror Special Committee authorized Offeror approval of the Transaction Agreement, as revised to incorporate the Second May 2017 Proposal.
Later on May 19, 2017, the Offeror delivered to the GP Board a revised preliminary non-binding proposal (the “Revised Proposal”), which had been approved by the Offeror Special Committee, for a potential acquisition by the Offeror of all of the outstanding Units not already beneficially owned by the Offeror and its affiliates, for $17.30 per Unit, in cash, without any adjustment for quarterly distributions, including an adjustment for a pro rata portion of the quarterly distribution for the quarter in which the Offer is completed. The Revised Proposal stated that, in the Transaction Agreement, the Offeror would agree that, until the closing date of the Buyout or the termination of the Transaction Agreement prior to completion of the Buyout, the GP Board will, subject to compliance with applicable law, cause the Partnership to continue to pay the regular quarterly cash distributions to unitholders, at the minimum quarterly distribution rate of  $0.30 per Unit, as set forth in the Partnership Agreement. However, the Revised Proposal indicated that the Offeror expected to consummate the proposed transaction in a timely manner, and to limit any potential extensions to the Offer accordingly, such that the unitholders tendering their Units pursuant to the Offer or selling their Units in the Buyout would have sold their Units before the expected record date for the quarterly cash distribution with respect to the second quarter of 2017. Accordingly, the Revised Proposal indicated that if the proposed transaction was consummated, the Offeror did not expect that the quarterly cash distribution with respect to the second quarter of 2017 would become payable to the Unaffiliated Unitholders. The Revised Proposal preserved the transaction structure and other principal terms and conditions contemplated by the April 2017 Proposal. The Revised Proposal indicated that it was the Offeror’s “best and final” offer in connection with the proposed transaction.
On May 21, 2017, representatives of Evercore, on behalf of the Conflicts Committee, contacted the Offeror’s management to ask for clarification of the proposed terms as they relate to the adjustments to the offer price related to quarterly distributions, as described in the First May 2017 Proposal, for comparison purposes to the treatment of quarterly distributions proposed in the Revised Proposal. During these discussions, the Offeror’s management confirmed that the First May 2017 Proposal contemplated an adjustment to the offer price only for a pro rata quarterly distribution for the quarter in which the initial expiration date of the Offer occurred, and that the Offeror would not agree to proration of the quarterly distribution for the quarter in which the Offer is completed, with respect to either the First May 2017 Proposal or the Revised Proposal. The Offeror’s management also confirmed the expectation that the initial expiration date of the Offer would occur in the second quarter of 2017 and, that, based on those expectations, the price reflected in the First May 2017 Proposal would be less than $17.30 per Unit.
On May 22, 2017, representatives of Evercore, on behalf of the Conflicts Committee, contacted the Offeror’s management to inform the Offeror that the Conflicts Committee would like to move forward under the terms of the Revised Proposal, subject to negotiation and finalization of the Transaction Agreement, and requested that a revised draft of the Transaction Agreement effecting the Revised Proposal be provided to the Conflicts Committee’s advisors for review.
Also on May 22, 2017, the Offeror’s management held a telephone call with representatives of Evercore and Potter Anderson to discuss the timeline and next steps for the proposed transaction. The Offeror’s management informed Evercore and Potter Anderson that a revised draft of the Transaction Agreement would be provided to them the following morning.
On May 23, 2017, the Offeror’s management delivered a revised draft of the Transaction Agreement to Evercore and Potter Anderson. Subsequently, the Offeror’s management contacted representatives of Evercore to confirm that Evercore had received the revised draft of the Transaction Agreement.
Also on May 23, 2017, the Offeror and certain of its affiliates filed with the SEC an amendment to their Schedule 13D, reporting the Revised Proposal.
On May 24, 2017, representatives of Potter Anderson, on behalf of the Conflicts Committee, provided Offeror’s management with a revised draft of the Transaction Agreement reflecting the collective comments of the Conflicts Committee, its advisors and Latham.

On May 25, 2017, representatives of the Offeror held a conference call with representatives of Evercore, Potter Anderson, Greenberg Traurig and Thompson Coburn to discuss the revised draft of the Transaction Agreement.
Also on May 25, 2017, Apex delivered to the Partnership a termination notice with respect to four terminal facilities, effective as of August 13, 2017, as further described in this Offer to Purchase under “Special Factors—Section 12—Related-Party Transactions” and as disclosed in the Current Report on Form 8-K filed by the Partnership with the SEC on May 26, 2017.
On May 26, 2017, representatives of Greenberg Traurig, on behalf of the Offeror, provided to representatives of Potter Anderson, Latham and Evercore a further revised draft of the Transaction Agreement, reflecting the Offeror’s and its legal advisors’ comments on the draft provided by Potter Anderson on May 24, 2017.
Also on May 26, 2017, representatives of Greenberg Traurig, on behalf of the Offeror, provided to representatives of Potter Anderson, Latham and Evercore a draft of the Schedule TO to be filed with the SEC by the Offeror in connection with the Offer, which included a draft of this Offer to Purchase.
On May 27, 2017, representatives of the Offeror held a conference call with representatives of Evercore, Potter Anderson, Greenberg Traurig and Thompson Coburn to discuss the revised draft of the Transaction Agreement distributed by representatives of Greenberg Traurig on May 26, 2017. Later that day, members of the Offeror’s management held a separate telephone call with representatives of Evercore, on behalf of the Conflicts Committee, to discuss the remaining open issues under the Transaction Agreement as well as the timeline and next steps for the proposed transaction.
During the period from May 27, 2017 to May 31, 2017, representatives of Potter Anderson, on behalf of the Conflicts Committee, and representatives of Greenberg Traurig, on behalf of the Offeror, negotiated the remaining open issues and finalized the Transaction Agreement.
On May 31, 2017, the Offeror Special Committee met to discuss the changes to terms of the Offer and the Buyout that had been negotiated among the parties’ representatives since the Offeror Special Committee’s meeting on May 19, 2017. Representatives of Thompson Coburn updated the Offeror Special Committee on the proposed transaction terms that had been negotiated between the parties and their representatives and (i) noted that the terms of the Revised Proposal had not changed and (ii) reviewed the material proposed changes to the terms of the Transaction Agreement, an updated draft of which had previously been provided to the Offeror Special Committee. Based on consultation and discussions with its legal advisor, the Offeror Special Committee (i) determined that the material terms set forth in the most recent draft of the Transaction Agreement would be in the best interests of the Offeror, including the terms of the Revised Proposal, (ii) determined that, upon the approval by the Conflicts Committee of the revised Transaction Agreement and assuming that the Conflicts Committee had received a fairness opinion in customary form from its financial advisor, the proposed transaction would be consistent with the Offeror’s duties to the minority unitholders of the Partnership, and (iii) consistent with the authority delegated to the Offeror Special Committee at the Offeror Board meeting held on May 11, 2017, approved the Transaction Agreement and the transactions contemplated thereby.
Later on May 31, 2017, representatives of the Offeror held a conference call with representatives of Evercore, Potter Anderson, Greenberg Traurig and Thompson Coburn to discuss the proposed transaction timeline, including the timing and next steps for executing the Transaction Agreement and launching the Offer.
On June 1, 2017, the parties executed the Transaction Agreement.
2.
The Offeror’s Purpose and Reasons for the Offer; Plans for the Partnership.

The Offeror is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Offeror’s views should not be construed as a recommendation to any unitholder as to whether or not that unitholder should tender its Units pursuant to the Offer.

The Offeror’s Purpose and Reasons for the Offer.   The purpose of the Offer is for the Offeror to acquire all of the Partnership’s outstanding Units not already beneficially owned by the Offeror and its affiliates. The purpose of the Buyout is for the Offeror to acquire all of the remaining outstanding Units (other than the Excluded Units) not tendered pursuant to the Offer. If the Offer is successful, the Offeror intends to consummate the Buyout as soon as reasonably practicable, upon the terms and subject to the condition set forth in the Transaction Agreement. Upon consummation of the Buyout, the Offeror and its affiliates will collectively own all of the outstanding Units.
The Offeror determined to enter into the Transaction Agreement and to pursue the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement based on its belief that the proposed transactions are not adverse to the best interests of both the Offeror and its affiliates and the Partnership’s public unitholders and are preferable to any other potential strategic options that may be available to the Partnership at this time, including maintaining the status quo. The Offeror’s belief is based on its consideration of the circumstances affecting the Partnership and their implications for its prospects, including, without limitation, the following factors:
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The Partnership is currently constrained in its ability to create unitholder value due to various factors, including the following:

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high costs associated with being a relatively small publicly held entity with a limited public float, little analyst coverage and low trading volume;

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challenges in retaining or attracting customers on terms as favorable as under expiring storage contracts, which will increasingly impact the Partnership’s performance going forward;

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inability to find reasonably priced expansion opportunities as a result of depressed oil prices, uncertain market conditions and stagnation in the oil industry;

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flat distributions levels, which may be further reduced if operating cash flow decreases and the Partnership elects not to borrow under its credit facility;

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decreased throughput activity at the terminals, resulting in reduced variable revenue on a per barrel basis; and

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the notification received by the Partnership from Apex that reduced valuations of dropdown assets have made dropdowns less attractive to Apex and its affiliates for the foreseeable future.

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There would be a number of benefits to the Offeror and the Partnership that would follow from the Offeror and its affiliates owning 100% of the Units and operating the Partnership as a privately held entity, including, without limitation, the following:

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if the Partnership successfully executes its business strategy, the value of the Offeror’s and its affiliates’ equity investment could increase because of possible increases in future revenues, cash flow, growth or value of the Partnership or payment of distributions on the Units, all of which would accrue to the Offeror and its affiliates;

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by ceasing to be a publicly held entity, the Partnership will benefit from a substantial reduction of burdens on its management and costs and expenses associated with being a relatively small public company with a limited public float, low trading volume and little analyst coverage, including, without limitation, the burdens of preparing periodic reports, maintaining required financial and disclosure controls under U.S. federal securities laws and the costs of performing investor relations activities;

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as a privately held entity, the Partnership will have greater flexibility to operate with a view for maximizing its equity value over the long-term, without focusing on short-term results and the associated trading price implications to the Partnership’s public unitholders and without focusing on maintaining sufficient cash on hand to maintain the minimum quarterly distributions;

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as a privately held entity, the Partnership will have greater flexibility to change its capital spending strategies without public market scrutiny; and

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through their ownership of all of the Partnership’s equity interests, the Offeror and its affiliates will have 100% ownership of the Partnership’s underlying assets, which is expected to allow operational synergies to occur through the reduction of the Offeror’s and the Partnership’s selling, general and administrative expenses.

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The Offeror believes that the proposed transactions would provide to the Partnership’s public unitholders the opportunity to dispose of their Units at a premium to the unaffected trading price of the Units, which opportunity may not otherwise be available to them in light of the Partnership’s current low trading volume, especially if a holder desired to offer a significant number of Units for sale in the open market.

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The Offer, the Buyout and the other transactions contemplated by the Transaction Agreement have been approved by the Conflicts Committee (such approval constituting “Special Approval” for purposes of the Partnership Agreement), and Evercore has acted as financial advisor to the Conflicts Committee, as more fully described in the Schedule 14D-9.

The Offeror’s consideration of the foregoing factors, as well as certain other factors described in this Offer to Purchase under “Special Factors—Section 1—Background of the Offer; Past Contacts or Negotiations with the Partnership” and “Special Factors—Section 4—The Offeror’s Position Regarding Fairness of the Transaction,” caused the Offeror to conclude that it was appropriate for it to pursue the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement at this time.
The Offeror has also concluded that structuring the proposed transaction as a tender offer followed by a buyout pursuant to Section 15.1(a) of the Partnership Agreement would be preferable to other possible transaction structures, including a one-step merger, because such transaction structure will (1) ensure that all of the Partnership’s public unitholders are treated equally and receive the same price for their Units and (2) provide the Partnership’s public unitholders with the opportunity to decide whether to voluntarily tender their Units and achieve immediate liquidity, at a premium to the unaffected trading price of the Units. The Offeror’s conclusion is based on its consideration of the following factors:
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The Offeror and its affiliates collectively beneficially own approximately 73.6% of the outstanding Units. Thus, the Offeror and the Offer need to purchase only an additional 6.4% of the outstanding Units in order to reach the 80% threshold required to complete the Buyout in accordance with Section 15.1(a) of the Partnership Agreement. While this can be accomplished by various means, including open-market purchases or privately negotiated transactions, the proposed transaction structure will allow all of the Unaffiliated Unitholders to receive the same price for their Units, whether they tender their Units into the Offer or sell them to the Offeror pursuant to the Buyout. The Unaffiliated Unitholders would have no assurance that they would receive such equal treatment if the Offeror chose to reach the 80% threshold by acquiring additional Units from a limited number of public unitholders on the open market or in privately negotiated transactions.

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The Offer does not compel any Unaffiliated Unitholders to sell their Units. The Offeror is merely offering the Unaffiliated Unitholders the opportunity to voluntarily tender their Units, at a premium to the unaffected trading price of the Units. While the proposed transactions do not require the vote of a majority of the Unaffiliated Unitholders, the Transaction Agreement does not permit the Offeror to waive the Minimum Tender Condition without the consent of the GP Board (acting upon the recommendation of the Conflicts Committee). Accordingly, if the Unaffiliated Unitholders choose not to accept the Offer in sufficient numbers for the Offeror to meet the 80% threshold, the Offer will not be consummated (unless the GP Board (acting upon the recommendation of the Conflicts Committee) agrees to waive the Minimum Tender Condition) and the Buyout will not be completed. This would not be the case if the transaction were structured as a one-step merger, which could be unilaterally approved by the Offeror and its affiliates, as the controlling unitholders of the Partnership, in accordance with the Partnership Agreement.

The foregoing discussion of the information and factors that the Offeror considered in its consideration of the Offer and the Buyout is not intended to be exhaustive, but summarizes the material factors that it considered. In view of the variety of factors the Offeror considered, the amount of information considered and the complexity of these matters, it did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to the specific factors considered in reaching its determination. The Offeror considered these factors as a whole, and in their totality considered them to be favorable to, and support, its determination.
Plans for the Partnership.   Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Buyout, the business operations of the Partnership will be continued substantially as they are currently being conducted. The Offeror will continue to evaluate the business and operations of the Partnership during the pendency of the Offer and after the consummation of the Offer and the Buyout, and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, the Offeror intends to review such information as part of a comprehensive review of the Partnership’s business, operations, capitalization and management with a view to optimizing development of the Partnership’s potential. The Offeror currently intends to retain the Units acquired pursuant to the Offer and the Buyout.
Upon completion of the Buyout, the Offeror intends to cause the Units to be delisted from the NYSE and deregistered under the Exchange Act. Once the registration of the Units under the Exchange Act has been terminated, the Partnership will no longer be required to file periodic reports with the SEC. See “The Offer—Section 7—Possible Effects of the Offer on the Market for the Units; NYSE Listing; Registration under the Exchange Act.”
Except as otherwise described in this Offer to Purchase and the Transaction Agreement, the Offeror has no current plans or proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization, consolidation or liquidation involving the Partnership or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Partnership or any of its subsidiaries, (iii) a material change in the present dividend policy, or indebtedness or capitalization of the Partnership, (iv) any change in the present management of the Partnership or (v) any other material change in the Partnership’s structure or business. For information regarding the Offeror’s plans if the Offer is not consummated, see “Special Factors—Section 8—Conduct of the Partnership’s Business if the Offer or the Buyout is Not Consummated.”
3.
The Recommendation by the Conflicts Committee and the GP Board.

The Conflicts Committee has unanimously adopted resolutions: (i) determining that the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement are in the best interests of, and fair and reasonable to, the Partnership and its subsidiaries and the Unaffiliated Unitholders; (ii) approving and declaring advisable the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement; and (iii) recommending that the GP Board (a) approve the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement and (b) recommend that the Unaffiliated Unitholders accept the Offer and tender their Units pursuant to the Offer (the “Conflicts Committee Recommendation”).
The GP Board, based on the Conflicts Committee Recommendation, has adopted resolutions: (i) declaring that the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement are fair to and not adverse to the best interests of the Partnership and the Unaffiliated Unitholders; (ii) approving and declaring advisable the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement; and (iii) recommending that the Unaffiliated Unitholders accept the Offer and tender their Units pursuant to the Offer (the “GP Board Recommendation”).
A more complete description of the Conflicts Committee’s and the GP Board’s reasons for approving the Offer and the Buyout is set forth in the Partnership’s Schedule 14D-9 that is being mailed to the unitholders of the Partnership concurrently with this Offer to Purchase.
4.
The Offeror’s Position Regarding Fairness of the Transaction.

Under the SEC rules governing “going private” transactions, the Offeror is required to express its belief as to the fairness of the Offer and the Buyout to the unitholders that are unaffiliated with the Partnership, the General Partner or the Offeror, pursuant to Rule 13e-3 under the Exchange Act. The Offeror is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Offeror’s views should not be construed as a recommendation to any Unaffiliated Unitholder as to whether or not such Unaffiliated Unitholder should tender its Units pursuant to the Offer.
The Offeror did not undertake an independent evaluation of the fairness of the Offer and the Buyout to the unitholders that are unaffiliated with the Partnership, the General Partner or the Offeror or engage a financial advisor for such purpose. Nor did the Offeror participate in the deliberations of the Conflicts Committee or the GP Board, or receive advice from the Conflicts Committee’s legal or financial advisors, regarding the substantive or procedural fairness of the Offer and the Buyout to the unitholders that are unaffiliated with the Partnership, the General Partner or the Offeror. However, for the reasons described below, the Offeror believes that the Offer and the Buyout are substantively and procedurally fair to the unitholders that are unaffiliated with the Partnership, the General Partner or the Offeror.
The Offeror believes that the Offer and the Buyout are substantively fair to the unitholders that are unaffiliated with the Partnership, the General Partner or the Offeror, based on the following factors:
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Under Section 15.1(a) of the Partnership Agreement, if the Offeror and other affiliates of the General Partner collectively own more than 80% of the total outstanding Units, they have a contractual right to purchase all of the Units held by the Unaffiliated Unitholders at a formula price equal to the greater of  (i) the average daily closing price of the Units on the NYSE for the 20 consecutive trading days immediately preceding the date that is three business days prior to the date on which notice of exercise of the buyout right is given and (ii) the highest price paid by the General Partner or any of its affiliates for any Units purchased during the 90-day period preceding the date on which such notice is given. The Offer Price represents a premium of approximately 0.8% to the price at which the Offeror would be entitled to purchase the Units held by the Unaffiliated Unitholders pursuant to Section 15.1(a) of the Partnership Agreement, calculated based on the foregoing formula, if notice of exercise of the buyout right were given on June 1, 2017, the day immediately preceding the date on which the Transaction Agreement was publicly announced, and a premium of approximately 5.8% to such price, if notice of exercise of the buyout right were given on April 3, 2017, the last full trading day prior to the date on which the Offeror publicly announced its proposal to acquire the Units not already beneficially owned by the Offeror and its affiliates.

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The Offer Price represents an increase of approximately 3.0% over the price of  $16.80 per Unit initially proposed by the Offeror, which increase was the result of the negotiations between the Conflicts Committee and its legal and financial advisors and the Offeror and its legal advisor that took place following the delivery of the Offeror’s initial proposal to the GP Board on April 3, 2017.

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As recently disclosed by the Partnership, Apex has indicated that it presently has no intention of pursuing dropdown transactions with the Partnership, due to current market conditions. Apex has also informed the Partnership that, in light of overall market conditions and Apex’s recent rate of utilization of its committed storage, Apex intends to renegotiate or not renew its contractual volumes at certain terminals when the stated terms of these contracts expire. On May 25, 2017, Apex delivered to the Partnership a termination notice with respect to four terminal facilities, effective as of August 13, 2017, as further described in this Offer to Purchase under “Special Factors—Section 12—Related-Party Transactions.” The Partnership’s revenues related to the terminated facilities were $14.3 million for the fiscal year ended December 31, 2016. In addition, the Partnership has received termination notices from material third-party customers that take effect during 2017 and, to date, has been unable to recontract all of the cancelled storage capacity. These developments are expected to have a negative impact on the Partnership’s results of operations and cash flows.

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The Offer Price reflects the fact that the Offeror and its affiliates already own a majority of the outstanding Units and will control the GP Board both before and after the proposed transactions. Therefore, the Offer Price should not be expected to, and does not, reflect a control premium.

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The Offer and the Buyout will provide immediate liquidity for the Unaffiliated Unitholders, at a premium to the unaffected trading price of the Units, which liquidity may not be available to the Unaffiliated Unitholders in light of the Partnership’s current limited trading volume.

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The consideration to be received by the Unaffiliated Unitholders in the Offer and the Buyout is all cash, which provides certainty of value to the Unaffiliated Unitholders and enables them to invest the proceeds as they choose.

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Neither the Offer nor the Buyout is subject to any financing condition.

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The inability of an alternative bidder to consummate an acquisition of the Partnership due to the Offeror’s unwillingness to sell its Units, which Units represent a controlling interest in the Partnership. The Offeror is not aware of any firm offer by any third party to acquire the Partnership during the last two years and, in any event, has no intention of selling the Units it owns. Accordingly, third-party offers were not considered by the Offeror in reaching its conclusion as to fairness.

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The fact that the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement have been approved by the Conflicts Committee (such approval constituting “Special Approval” for purposes of the Partnership Agreement), and Evercore has acted as financial advisor to the Conflicts Committee, as more fully described in the Schedule 14D-9.

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The other factors considered by, and the analysis, discussion and resulting conclusions of, the Conflicts Committee and the GP Board in connection with the Conflicts Committee Recommendation and the GP Board Recommendation, respectively, as more fully described in this Offer to Purchase under “Special Factors—Section 3—The Recommendation by the Conflicts Committee and the GP Board” and in the Schedule 14D-9.

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The other factors considered by the Offeror Special Committee and the Offeror Board in recommending and approving the Transaction Agreement and the transactions contemplated thereby, as more fully described in this Offer to Purchase under “Special Factors—Section 1—Background of the Offer; Past Contacts or Negotiations with the Partnership” and “Special Factors—Section 6—Analysis Provided by the Financial Advisor to the Offeror Special Committee.”

In addition, the Offeror believes that the Offer and Buyout are procedurally fair to the Unaffiliated Unitholders, based on the following factors:
•
The terms and conditions of the Transaction Agreement and the transactions contemplated thereby were negotiated under the oversight of, and were recommended and approved by, the Conflicts Committee, which is composed solely of independent directors. In accordance with the Partnership Agreement, a director is eligible to serve on the Conflicts Committee if such director (a) is not an officer or employee of the General Partner, (b) is not an officer or employee of any affiliate of the General Partner (other than the Partnership or its subsidiaries), (c) is not a director of any affiliate of the General Partner (other than the Partnership or its subsidiaries or affiliates listed on a national securities exchange), (d) is not a holder of any ownership interest in the General Partner or its affiliates or the Partnership or its subsidiaries that would be likely to have an adverse impact on the ability of such director to act in an independent manner with respect to the matter submitted to the Conflicts Committee, other than (i) Units and (ii) awards that are granted to such director in his or her capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (e) is determined by the GP Board to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the SEC thereunder and by the listing rules of the NYSE. The Conflicts Committee was granted the exclusive power and authority to, among other things (a) review and evaluate the terms and conditions of the Offeror’s proposal to acquire the Units that are not currently owned by the Offeror and its affiliates on behalf of the Partnership and its subsidiaries and the Unaffiliated Unitholders, (b) negotiate the terms and conditions of the Offeror’s proposal to acquire the Units that are not currently owned by the Offeror and its affiliates, (c) determine whether the Offeror’s proposal to acquire the Units that are not currently owned by the Offeror and its affiliates is in the best interests of the Partnership and its subsidiaries and the Unaffiliated Unitholders, and (d) determine whether or not to approve, and to recommend that the GP Board approve, the Offeror’s proposal to acquire the Units that are not currently owned by the Offeror and its affiliates. The Conflicts Committee was also authorized and empowered to retain its own legal and financial advisors. The Offeror did not participate in, and did not have any influence on, the deliberative process of, or the conclusions reached by, the Conflicts Committee or the negotiating position of the Conflicts Committee. The Conflicts Committee was advised by its own advisors, including Potter Anderson and Latham, as its legal counsel, and Evercore, as its financial advisor.
•
Each of the Unaffiliated Unitholders will be able to decide whether or not to voluntarily tender its Units pursuant to the Offer. If the Unaffiliated Unitholders choose not to accept the Offer in sufficient numbers for the Offeror to meet the 80% threshold, the Buyout will not be completed. The Transaction Agreement does not permit the Offeror to waive the Minimum Tender Condition without the consent of the GP Board (acting upon the recommendation of the Conflicts Committee). If the Offer and the Buyout are completed, any Unaffiliated Unitholders that have elected not to tender their Units pursuant to the Offer will be entitled to receive the same type and amount of consideration in the Buyout that such Unaffiliated Unitholder would have received in the Offer.

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The Transaction Agreement allows each of the Conflicts Committee or the GP Board to withdraw or change its recommendation of the Offer or the Buyout in certain circumstances.

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No termination fee is payable to the Offeror or any of its affiliates if the Transaction Agreement is terminated in accordance with its terms, including as a result of the Minimum Tender Condition not being satisfied.

The Offeror also considered the following factors, each of which the Offeror considered negative in its consideration of the fairness of the proposed transactions:
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Any Unaffiliated Unitholder who tenders its Units pursuant to the Offer or has its Units purchased by the Offeror in the Buyout will cease to have an interest in the Partnership and, therefore, will no longer participate in or benefit from possible increases in the future revenues and free cash flow, growth or value of the Partnership or payment of distributions on the Units.

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The Units have, in the past, traded at levels that exceed the Offer Price. In particular, the Units reached an all-time high closing price of  $23.20 per Unit on April, 23, 2014. This trading price history suggests that certain of the Unaffiliated Unitholders may have acquired their Units at prices higher than the Offer Price and the Units’ current trading levels. However, the Offeror concluded that the trading history of the Units was not indicative of the current value of the Units in light of the Partnership’s current business operations and future prospects.

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The sale of Units in the Offer or the Buyout will generally be taxable to the selling U.S. unitholders. See “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences.”

•
The fact that the interests that certain executive officers and directors of the Partnership may have with respect to the Offer, whether due to their interests as unitholders and otherwise, may differ from the interests of the Unaffiliated Unitholders, as described in this Offer to Purchase under “Special Factors—Section 13—Interests of Certain Persons in the Offer.”

•
The other potentially negative factors considered by the Conflicts Committee and the GP Board in connection with the Conflicts Committee Recommendation and the GP Board Recommendation, respectively, and the analysis, discussion and resulting conclusions of the Conflicts Committee and the GP Board with respect to such potentially negative factors, as more fully described in this Offer to Purchase under “Special Factors—Section 3—The Recommendation by the Conflicts Committee and the GP Board” and in the Schedule 14D-9.

The Offeror’s consideration of the factors described above reflects its assessment of the fairness of the Offer Price to the Unaffiliated Unitholders in relation to the going-concern value of the Partnership on a stand-alone basis. In reaching the conclusion as to fairness, the Offeror did not consider the liquidation value or net book value of the Partnership. The liquidation value was not considered because the Partnership is a viable going concern and the Offeror has no plans to liquidate the Partnership. Therefore, the Offeror believes that the liquidation value of the Partnership is irrelevant to a determination as to whether the Offer or the Buyout is fair to the Unaffiliated Unitholders. The Offeror did not consider net book value, which is an accounting concept, as a factor because the Partnership’s business is not of a nature whose value is traditionally measured as a multiple of book value, as the Partnership’s value is derived primarily from cash flows generated by continuing operations, and the Offeror believes that net book value is not a material indicator of the value of the Partnership as a going concern, but rather is indicative of historical costs.
The foregoing discussion of the information and factors that the Offeror considered in its consideration of the Offer and the Buyout is not intended to be exhaustive, but summarizes the material factors that it considered. In view of the variety of factors the Offeror considered, the amount of information considered and the complexity of these matters, the Offeror did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to the specific factors considered in reaching the Offeror’s determination. The Offeror considered these factors as a whole, and in their totality considered them to be favorable to, and support, its determination.
With respect to the Offer Price, the Offeror’s financial interest in acquiring the Units for the lowest price possible is in conflict with the financial interest of the Unaffiliated Unitholders in selling their Units for the highest price possible. Accordingly, the Offeror’s financial interests in connection with the proposed transactions are adverse to the financial interests of the Unaffiliated Unitholders. In addition, as described in this Offer to Purchase under “Special Factors—Section 13—Interests of Certain Persons in the Offer,” certain officers and directors of the Partnership and the General Partner may have actual or potential conflicts of interest in connection with the Offer and the Buyout. Accordingly, the Offeror’s view as to the fairness of the transaction to Unaffiliated Unitholders should not be construed as a recommendation to any Unaffiliated Unitholders as to whether or not they should tender their Units pursuant to the Offer.
5.
Effects of the Offer and the Buyout.

Pursuant to the terms of the Transaction Agreement, if the Buyout is consummated, all rights of any remaining Unaffiliated Unitholders who did not tender their Units pursuant to the Offer will thereupon cease, except for the right to receive the Buyout Price, in which case all remaining issued and outstanding Units (other than the Excluded Units) will, without a vote and the need for further action by any unitholder, be deemed to be transferred to the Offeror.
If the Offer and the Buyout are consummated, the Offeror’s and its affiliates’ aggregate interest in the Partnership’s net book value and net earnings will increase to 100%, including all income generated by the Partnership’s operations and any future increase in the Partnership’s value. Similarly, the Offeror and its affiliates will also bear all of the risk of losses generated by the Partnership’s operations and any decrease in the value of the Partnership after the consummation of the Buyout. Upon consummation of the Buyout, the Partnership will become a privately held entity. Accordingly, former Unaffiliated Unitholders will no longer have the opportunity to participate in the earnings and growth of the Partnership. Similarly, former Unaffiliated Unitholders will no longer face the risk of losses generated by the Partnership’s operations or decline in the value of the Partnership.
The Units are currently registered under the Exchange Act and are listed on the NYSE under the symbol “WPT.” If the Offer is consummated, but the Buyout is not consummated for any reason, the purchase of Units by the Offeror pursuant to the Offer will reduce the number of Units that might otherwise trade publicly and may reduce the number of Unaffiliated Unitholders, each of which could, during the period after the consummation of the Offer, affect the liquidity and market value of the remaining Units held by the public. The Offeror cannot reliably predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Units or whether it would cause future market prices to be greater or less than the price paid in the Offer. Depending upon the number of Units purchased pursuant to the Offer, the Units may no longer meet the standards for continued listing on the NYSE resulting in the Units ceasing to be listed on the NYSE.
Upon consummation of the Buyout, there will be no public market for the Units, the Units will cease to be quoted on the NYSE and price quotations with respect to the Units will no longer be available. In addition, after the Buyout (or, depending on the results of the Offer, after the Offer), registration of the Units under the Exchange Act will be terminated, and the Partnership will no longer be required to file periodic reports with the SEC. The termination of registration of the Units under the Exchange Act would substantially reduce the information required to be furnished by the Partnership to holders of the Units and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Partnership. Those provisions include the reporting requirements of Section 13 of the Exchange Act, the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with unitholders’ meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions. In addition, the ability of  “affiliates” of the Partnership and persons holding “restricted securities” of the Partnership to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. See “The Offer—Section 7—Possible Effects of the Offer on the Market for the Units; NYSE Listing; Registration under the Exchange Act.”
6.
Analysis Provided by the Financial Advisor to the Offeror Special Committee.

On May 19, 2017, Baird delivered a summary of the financial analysis of the Units to the Offeror Special Committee, updating the analysis presented to the Offeror Special Committee on May 11, 2017 to reflect changes in market prices in the intervening time. Baird’s analysis was prepared as part of its engagement as buy-side advisor to the Offeror Special Committee, and was provided to members of the Offeror Special Committee (solely in their capacity as such) for their information in connection with their evaluation of the advisability of the Offer and the Buyout with respect to the Offeror’s fiduciary obligations to its shareholders. Baird did not express any opinion as to the fairness of the Offer or the Buyout, from a financial point of view, to either the Unaffiliated Unitholders or the shareholders of the Offeror. Baird’s analysis also does not address the relative merits or risks of: (i) the Offer, the Buyout, the Transaction Agreement or any other agreement or other matter provided for, or contemplated by, the Transaction Agreement; (ii) any other transaction that may be or might have been available as an alternative to the Offer or the Buyout; or (iii) the Offer or the Buyout compared to any other potential alternative business strategy considered by the Offeror or the Offeror Board. Baird’s analysis does not constitute a recommendation to the Offeror Special Committee, the Offeror Board, any security holder or any other person of the Offer or the Buyout.
In conducting its investigation and analyses of the Units, Baird reviewed such information and took into account such financial and economic factors, investment banking procedures and considerations as it deemed relevant under the circumstances. Subject to the various assumptions, qualifications and limitations set forth constituting part of its engagement as described below, Baird, among other things:
•
reviewed certain internal information, primarily financial in nature, including the April 20 Management Projections, which were provided by the Partnership’s management to Evercore and Baird, as further described in this Offer to Purchase under “Special Factors—Section 7—Certain Projected Financial Data” and the contemplated strategic, operating and cost benefits associated with the Offer. The April 20 Management Projections and strategic, operating and cost benefit information furnished to Baird were prepared by management of the Partnership and the Offeror;

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reviewed certain publicly available information including, but not limited to, the Partnership’s recent filings with the SEC and equity analyst research reports covering the Partnership prepared by various investment banking and research firms;

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reviewed the Partnership Agreement, as it related to Baird’s analysis;

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compared the financial position and operating results of the Partnership with those of certain other publicly traded partnerships Baird deemed relevant;

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compared the historical market prices, trading activity and market trading multiples of the Units with those of certain other publicly traded partnerships Baird deemed relevant;

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reviewed the reported financial terms of certain other transactions deemed relevant;

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considered the present values of the forecasted cash flows of the Partnership reflected in the April 20 Management Projections;

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reviewed the premiums paid in certain historical transactions that Baird deemed relevant;

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reviewed certain potential pro forma financial effects of the Buyout based on information furnished to Baird that was prepared by management of the Offeror;

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considered various other information, financial studies, analyses and investigations and financial, economic and market criteria Baird deemed relevant for the preparation of its analysis; and

•
held discussions with members of the Partnership’s and the Offeror’s senior management concerning the Partnership’s and the Offeror’s historical and current financial condition and operating results, as well as the future prospects of the Partnership and the Offeror and the anticipated benefits of the Offer and the Buyout.

In conducting its analyses, Baird assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of the Partnership or the Offeror. Baird was not engaged to, and has not, independently verified any information provided to it by or on behalf of the Partnership or the Offeror (including the information that formed a substantial basis for Baird’s analysis), has not assumed any responsibility to verify, assumes no liability for, and expresses no opinion on, any such information, and Baird has assumed, without independent verification, that neither the Partnership nor the Offeror is aware of any information prepared by it or its advisors that might be material to Baird’s analysis that has not been provided to Baird. Baird assumed, without any independent verification, that: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of the Partnership and the Offeror are as set forth in their respective financial statements or as otherwise provided to Baird; (ii) the financial statements of the Partnership and the Offeror provided to Baird present fairly the results of operations, cash flows and financial condition of the Partnership and the Offeror for the periods, and as of the dates, indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied, except as Baird has otherwise been informed; (iii) the April 20 Management Projections and the Offeror were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Partnership’s and the Offeror’s senior management as to the future performance of the Partnership and the Offeror, and Baird has relied, without independent verification, upon such April 20 Management Projections in the preparation of its analysis, although Baird expresses no opinion with respect to the April 20 Management Projections or any judgments, estimates, assumptions or bases on which they were based, and Baird assumed, without independent verification, that the April 20 Management Projections provided by the Partnership’s and the Offeror’s management will be realized in the amounts and on the time schedule contemplated; (iv) the Offer and the Buyout will be consummated in all material respects in accordance with the terms and conditions of the Transaction Agreement, without any amendment and without waiver by any party of any of the conditions to their obligations thereunder; (v) the representations and warranties contained in the Transaction Agreement, are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the Transaction Agreement; and (vi) all corporate, governmental, regulatory or other consents and approvals (contractual or otherwise) required to consummate the Offer and the Buyout have been, or will be, obtained without the need for any divestitures or other changes to the Offer Price or other financial terms of the Buyout or that would otherwise materially affect the Partnership or the Offeror, or Baird’s analysis.
Baird does not provide accounting, tax or legal advice and therefore has not expressed an opinion on such matters as they relate to the Buyout. In conducting its review, Baird has not undertaken or obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise, known or unknown) or solvency of the Partnership or the Offeror nor has Baird made a physical inspection of the properties or facilities of the Partnership or the Offeror.
Baird’s analysis necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date of its presentation to the Offeror Special Committee, and does not predict or take into account any changes which may occur, or information which may become available, after that date.
Baird’s analyses was only one of many factors considered by the Offeror Special Committee in its evaluation of the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement, and should not be viewed as determinative of the views of the members of the Offeror Special Committee with respect to the Offer, the Buyout or the Offer Price. Set forth below is a summary of the material financial analyses reviewed by Baird with the Offeror Special Committee on May 19, 2017. The order of the analyses described and the results of these analyses do not represent the relative importance or weight given to these analyses by Baird. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before May 18, 2017, and is not necessarily indicative of subsequent or current market conditions.
Baird Analyses
Baird performed the following financial analyses to derive implied ranges of values for the Units: (i) a selected comparable partnerships analysis, (ii) a selected comparable precedent transactions analysis, (iii) a discounted cash flow analysis and (iv) a premiums paid analysis.
Selected Comparable Partnerships Analysis
In order to assess how the public market values equity units of similar publicly traded terminaling and storage master limited partnerships (“MLPs”), Baird reviewed and compared specific financial data relating to the Partnership to that of a group of selected MLPs that Baird deemed to have similar business and industry characteristics as the Partnership. The publicly traded MLPs that Baird deemed to have similar characteristics to those of the Partnership for the purposes of its analysis were the following:
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Arc Logistics Partners LP

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Buckeye Partners, L.P.

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Magellan Midstream Partners, L.P.

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NuStar Energy L.P.

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TransMontaigne Partners L.P.

None of the selected publicly traded MLPs is identical or directly comparable to the Partnership. No specific numeric or other similar criteria were used to select the MLPs and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria.
As part of its analysis, Baird calculated and analyzed the ratios of enterprise value (“EV”) to estimated 2017 and 2018 earnings before interest, taxes, depreciation and amortization (“EBITDA”), less the distributions from incentive distribution rights paid to their sponsors, if any, for the selected publicly traded MLPs. Baird calculated all multiples based on closing unit prices as of May 18, 2017 for each respective MLP. Baird utilized EBITDA multiples, instead of alternative valuation metrics, as it believes that the EBITDA multiple is the most relevant valuation metric when analyzing the Partnership’s peers to determine the value of the Partnership in this circumstance.
The financial data for the selected publicly traded MLPs were based on publicly available information, including filings with the SEC, equity analyst research reports prepared by various investment banking and research firms, in each case as available as of May 18, 2017. The Partnership’s projected financial metrics for 2017 and 2018 were set forth in the April 20 Management Projections provided by the Partnership’s management.
The low, median and high EV to estimated 2017 EBITDA multiples of the selected comparable MLPs were 9.7x, 12.6x and 16.2x, respectively. The low, median and high EV to estimated 2018 EBITDA multiples of the comparable MLPs were 9.0x, 12.0x and 15.0x, respectively.
Baird then applied the low and median multiples to estimated 2017 and 2018 Adjusted EBITDA for the Partnership in accordance with the April 20 Management Projections, provided by the Partnership’s management. Baird defined Adjusted EBITDA as EBITDA plus one-time estimated transaction costs of $2.0 million in 2017 related to the Offer and the Buyout and estimated annual expenses of  $1.1 million associated with operating and managing a publicly-traded partnership, in each case, as estimated by management of the Offeror. This analysis indicated a value range of  $16.01 to $22.28 per Unit.

Selected Comparable Precedent Transactions Analysis
Baird reviewed and compared implied data for the following selected transactions, which have occurred since December 2010, involving target assets, companies or partnerships that Baird deemed to have similar characteristics to either the Partnership’s assets or the Partnership:
Announced Date	Buyer	Seller(s)
03/16/17	Sprague Resources LP	Carbo Industries, Inc.
02/24/17	MPLX LP	Marathon Petroleum Corporation
01/03/17	Tallgrass Energy Partners LP	Tallgrass Development, LP
11/21/16	Tesoro Logistics L.P.	Tesoro Corporation
10/20/16	NuStar Energy L.P.	Martin Midstream Partners LP
09/07/16	Western Refining Logistics LP	Northern Tier Energy; Western Refining Inc.
08/22/16	Valero Energy Partners LP	Valero Energy Corporation
07/20/16	Blueknight Energy Partners LP	Ergon, Inc.
07/01/16	Tesoro Logistics L.P.	Tesoro Corporation
03/28/16	Valero Energy Partners LP	Valero Energy Corporation
02/02/16	PBF Logistics LP	Plains All American LP
11/01/15	Tesoro Logistics L.P.	Tesoro Corporation
10/12/15	USD Partners LP	Cogent Energy, Granite Peak, & Stonepeak Infrastructure
09/23/15	Valero Energy Partners LP	Valero Energy Corporation
07/14/15	Arc Terminals Holdings LLC	UET Midstream LLC
05/05/15	Magellan Midstream Partners LP	Perimeter Terminal LLC
02/27/15	Valero Energy Partners LP	Valero Energy Corporation
02/20/15	GE Energy & Arc Logistics Partners LP	CenterPoint Properties Trust
02/10/15	Kinder Morgan Inc.	Royal Vopak NV
01/09/15	NuStar Energy L.P.	Linden Holding Corp.
12/09/14	Sprague Resources LP	Sprague Operating Resources LLC
12/02/14	PBF Logistics LP	PBF Energy Inc.
06/23/14	Tesoro Logistics L.P.	Tesoro Corporation
06/17/14	Valero Energy Partners LP	Valero Energy Corporation
02/11/14	Delek Logistics Partners, LP	Delek US Holdings, Inc.
12/10/13	American Midstream Partners, LP	Blackwater Midstream Holdings, LLC
10/09/13	Buckeye Partners, L.P.	Hess Corporation
07/29/13	Delek Logistics Partners, LP	Delek US Holdings, Inc.
04/30/13	MPLX LP	Marathon Petroleum Corporation
12/12/12	Tesoro Logistics L.P.	Chevron Corporation
09/14/12	Tesoro Logistics L.P.	Tesoro Corporation
08/13/12	Tesoro Logistics L.P.	Tesoro Corporation
02/10/12	Buckeye Partners, L.P.	Chevron Corporation
03/18/11	Buckeye Partners, L.P.	BP Plc.
12/20/10	Buckeye Partners, L.P.	First Reserve Corporation

None of the selected transactions or the selected companies or partnerships that were involved in the selected transactions was directly comparable to the Offer and the Buyout or the Partnership. An analysis of the results, therefore, requires complex considerations and judgments regarding the financial and operating characteristics of the Partnership and the assets, companies or partnerships involved in the selected comparable precedent transactions analysis, as well as other factors that could affect their transaction values.
Multiples for the selected transactions were based on publicly available information. Baird utilized EBITDA multiples, instead of alternative valuation metrics, as it believes that the EBITDA multiple is the most relevant valuation metric when analyzing precedent transactions to determine the value of the Partnership in this circumstance.
Baird reviewed the forward EBITDA multiples paid in the selected transactions and derived low, median and high multiples of EV to EBITDA of 7.0x, 8.9x and 10.9x, respectively, excluding the highest and lowest transaction multiples. Baird then applied this range of multiples to estimated 2017 and 2018 Adjusted EBITDA for the Partnership in accordance with the April 20 Management Projections. This analysis indicated a value range of  $12.48 to $19.33 per Unit.
Discounted Cash Flow Analysis
Baird performed an indicative discounted cash flow analysis of the Partnership based on the implied present value of the Partnership’s estimated future net cash flows. Baird calculated the Partnership’s estimated future net cash flows based on the Updated Management Case included in the April 20 Management Projections, with the exception that (i) for purposes of its analysis Baird assumed that the transaction would be consummated on June 30, 2017 and thus only included 50% of management’s forecast capital expenditures in its analysis and (ii) Baird excluded the effect of expansion capital expenditures in 2019 because such expenditures would not likely benefit the Partnership in the forcast period.
Baird calculated the implied per unit value range for the Units by utilizing (i) a range of discount rates derived from a sensitivity analysis comparing a range of estimated costs of equity to a range of potential long-term capital structures, (ii) the Partnership’s projected unlevered cash flows for July 1, 2017 through December 31, 2019 and (iii) terminal values as of December 31, 2019 based on a range of EBITDA exit multiples derived from the median of the selected comparable precedent transactions and the median of the selected comparable partnerships. Baird assumed a range of discount rates from 6.8% to 12.0% and a range of EBITDA terminal multiples from 8.9x to 12.6x.
The discounted cash flow analysis based on the implied present value of cash flows in the April 20 Management Projections indicated a value range of  $15.18 to $22.53 per Unit.
Premiums Paid Analysis
Baird performed a premiums paid analysis of the Partnership based on the 1-Day, 10-Day and 30-Day premium/discount paid on selected affiliate MLP transactions prior to each transaction announcement. Baird then applied the median premiums/discounts of the selected affiliate MLP transactions to the Partnership’s 1-Day, 10-Day and 30-Day prices prior to public announcement of the April 2017 Proposal on April 4, 2017 to arrive at an implied price.
The selected affiliate MLP transactions that Baird deemed to have similar characteristics to those of the Offer, the Buyout and the Partnership for the purposes of its analysis were the following:
Announced Date	Acquiror	Target
01/27/17	Enbridge Inc.	Midcoast Energy Partners LP
11/21/16	Sunoco Logistics Partners LP	Energy Transfer Partners LP
09/26/16	Columbia Pipeline Group, Inc.	Columbia Pipeline Partners LP
11/03/15	Targa Resources Corp.	Targa Resources Partners
05/06/15	Crestwood Equity Partners	Crestwood Midstream Partners
08/10/14	Kinder Morgan Inc.	El Paso Pipeline Partners

Announced Date	Acquiror	Target
08/10/14	Kinder Morgan Inc.	Kinder Morgan Energy Partners
06/15/14	Access Midstream Partners LP	Williams Partners LP
08/27/13	Plains All American Pipeline LP	PAA Natural Gas Storage LP
02/23/11	Enterprise Products Partners LP	Duncan Energy Partners LP
09/21/10	Penn Virginia Resource Partners	Penn Virginia GP Holdings
09/07/10	Enterprise Products Partners	Enterprise GP Holdings
08/09/10	Inergy	Inergy Holdings
06/11/10	Buckeye Partners	Buckeye GP Holdings
01/19/10	Williams Partners LP	Williams Pipeline Partners LP
06/29/09	Enterprise Products Partners LP	TEPPCO Partners
04/27/09	Atlas America Inc.	Atlas Energy Resources LLC
03/03/09	Magellan Midstream Partners	Magellan Midstream Holdings
01/15/09	Harold Hamm	Hiland Partners LP
The premiums paid analysis based on the 1-Day, 10-Day and 30-Day prices of the Units prior to the public announcement of the April 2017 Proposal on April 4, 2017 indicated a value range of  $18.04 to $19.87 per Unit.
Baird also noted the features of the following recently announced pending transactions, but did not include these data points in its analyses because the transactions were not closed:
Announced Date	Acquiror	Target
05/18/17	Energy Transfer Partners LP	PennTex Midstream Partners LP
03/02/17	VTTI B.V.	VTTI Energy Partners LP
02/01/17	ONEOK Inc.	ONEOK Partners LP
General
The foregoing summary of material financial analyses performed by Baird does not purport to be a complete description of the analyses or data presented by Baird to the Offeror Special Committee. In connection with the review of the Offer and the Buyout by the Offeror Special Committee, Baird performed a variety of financial and comparative analyses, which are not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the analyses provided to the Offeror Special Committee. In addition, Baird may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Baird’s view of the value of the Partnership or the Offeror. No company or partnership used in the above analyses is directly comparable to the Partnership or the Offeror, and no precedent transaction used is directly comparable to the Offer and the Buyout. Further, Baird’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or partnerships, or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Partnership or the Offeror.
Baird prepared these analyses for the purpose of advising the Offeror Special Committee as to the possible range of values for the Units, so that the Offeror Special Committee could evaluate the advisability of the Offer and the Buyout solely from the perspective of the Offeror Board’s fiduciary duties to the Offeror and the Offeror’s shareholders. These analyses do not purport to be appraisals or necessarily to reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Baird’s analyses are inherently subject to substantial uncertainty, and Baird assumes no responsibility if future results are materially different from those forecasted in such estimates. The Offer Price was determined through arm’s length negotiations and was approved by the Offeror Special Committee, the Offeror Board and the Conflicts Committee. Baird did not recommend any specific consideration to the Offeror Special Committee or indicate that any particular consideration constituted appropriate consideration.
Under the terms of its engagement letter, the Offeror Special Committee agreed to cause the Offeror to pay Baird a fee of up to $500,000, which consisted of a $275,000 advisory fee and $225,000 for providing an opinion as to the fairness of the Offer Price, from a financial point of view, to the Offeror’s shareholders. No fairness opinion was provided and, therefore, this portion of the fee was not paid. Baird’s fee was not contingent upon the conclusions of Baird’s analysis or the consummation of the Offer or the Buyout or any other transaction. The Offeror has also agreed to reimburse Baird for its reasonable out-of-pocket expenses incurred in connection with its engagement and have agreed to indemnify and hold Baird and its affiliates and their respective directors, officers, partners, employees, agents and controlling persons, harmless from and against any losses, claims, damages and liabilities relating to, arising out of or in connection with Baird’s advice, the Buyout, Baird’s engagement and actions taken or omitted in connection therewith.
Baird is a full-service securities firm. In the ordinary course of business, Baird may from time to time provide investment banking, advisory, brokerage and other services to clients that may be competitors or suppliers to, or customers or security holders of, the Partnership or the Offeror or any other party that may be involved in the Buyout and their respective affiliates or that may otherwise participate or be involved in the same or a similar business or industry as the Partnership or the Offeror. In addition, Baird may from time to time hold or trade the Units for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Certain accounts over which Baird has discretion, as well as mutual funds for which Baird serves as investment advisor, may own the Units. Baird may also prepare equity analyst research reports from time to time regarding the Partnership. Baird may also serve as a market maker in the publicly traded securities of the Partnership.
Over the two years prior to the date of the delivery of its advice to the Offeror Special Committee, Baird has not provided any services to or received any fees from the Offeror, the Partnership or their respective affiliates.
The Offeror Special Committee engaged Baird to act as its financial advisor based on its qualifications, experience and reputation. Baird is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.
7.
Certain Projected Financial Data.

In connection with the Conflicts Committee’s and the Offeror Special Committee’s evaluation of the Offer and the Buyout, management of the Partnership has provided to the Conflicts Committee, the Offeror, the Offeror Special Committee and their respective financial advisors certain financial forecasts concerning the business and operations of the Partnership for the fiscal years ending December 31, 2017, December 31, 2018 and December 31, 2019, respectively, as described in more detail below.

April 3 Management Projections
On April 3, 2017, management of the Partnership provided to Evercore, as financial advisor to the Conflicts Committee, financial forecasts concerning the business and operations of the Partnership for the fiscal years ending December 31, 2017, December 31, 2018 and December 31, 2019, respectively (the “April 3 Management Projections”), based on assumptions representing the Partnership’s management base case scenario (the “Original Management Case”). A summary of the April 3 Management Projections is set forth below:
	Forecast 2017	Forecast 2018	Forecast 2019
REVENUES
Storage Services	$78,812	$78,925	$80,624
Excess Storage Services	823	835	847
Ancillary Services	12,430	12,497	12,678
Additive Services	2,891	2,896	2,938
Total Revenues	94,956	95,153	97,087
OPERATING COSTS, EXPENSES AND OTHER
Operating Expenses
Labor	13,333	13,333	13,333
Utilities	4,847	4,847	4,847
Insurance Premiums	1,648	1,648	1,648
Repairs and Maintenance	4,869	4,869	4,869
Property Taxes	2,715	2,715	2,715
Others	4,731	4,731	4,731
SG&A	5,191	4,584	4,584
Depreciation & Amortization	24,938	25,165	25,428
Income from Joint Venture	(815)	(815)	(815)
TOTAL OPERATING COSTS, EXPENSES AND OTHER	61,457	61,077	61,340
INCOME FROM OPERATIONS	33,499	34,076	35,747
OTHER INCOME (EXPENSE)
Interest Expense	(829)	(829)	(829)
Interest and Dividend Income	235	235	235
(Loss)/Gain on investments and other	(209)	(209)	(209)
INCOME BEFORE TAXES	32,696	33,273	34,944
Provision for taxes	125	125	125
NET INCOME/(LOSS)	$32,571	$33,148	$34,819
EBITDA Reconciliation:
+ Depreciation and Amortization	24,938	25,165	25,428
+ Depreciation and Amortization – CENEX JV	500	500	500
+ Provision for Income Taxes	125	125	125
+ Interest Expense	829	829	829
- Interest and Dividend Income and Other	—	—	—
+ Equity Based Compensation	600	0.0	0.0
EBITDA
+ One-time Transaction Costs Embedded in SG&A	2,000	—	—
+ Annual Expenses Associated with Operating a Public Partnership	1,100	1,100	1,100
Adjusted EBITDA	$62,663	$60,867	$62,801

April 20 Management Projections
On April 13 and 14, 2017, management of the Partnership provided to Evercore and Baird, respectively, updated financial forecasts concerning the business and operations of the Partnership for the fiscal years ending December 31, 2017, December 31, 2018 and December 31, 2019, respectively, which were further refined on April 20, 2017 (the “April 20 Management Projections” and, together with the April 3 Management Projections, the “Management Projections”). The April 20 Management Projections included forecasts prepared by the Partnership’s management based on certain adjustments to the assumptions representing the Original Management Case (the “Updated Management Case”). In addition, the April 20 Management Projections included forecasts prepared by the Partnership’s management based on two alternative sets of assumptions representing (1) an upside scenario (the “Upside Case”) and (2) a downside scenario, which had been presented to the GP Board and the Offeror Board on April 6, 2017 (the “Downside Case”). A summary of the April 20 Management Projections is set forth below:
Updated Management Case
(Dollars in thousands)
	Forecast 2017	Forecast 2018	Forecast 2019
REVENUES
Storage Services	$80,398	$80,420	$82,140
Excess Storage Services	823	835	847
Ancillary Services	12,339	12,382	12,561
Additive Services	2,891	2,896	2,939
Total Revenues	96,451	96,533	98,487
OPERATING COSTS, EXPENSES AND OTHER
Operating Expenses
Labor	13,600	13,872	14,149
Utilities	4,847	4,847	4,847
Insurance Premiums	1,648	1,648	1,648
Repairs and Maintenance	5,369	5,530	5,696
Property Taxes	2,715	2,715	2,715
Others	4,731	4,731	4,731
SG&A	7,691	4,584	4,584
Depreciation & Amortization	24,938	25,165	25,428
Income from Joint Venture	(815)	(815)	(815)
TOTAL OPERATING COSTS, EXPENSES AND OTHER	64,724	62,277	62,983
INCOME FROM OPERATIONS	31,727	34,256	35,504
OTHER INCOME (EXPENSE)
Interest Expense	(829)	(829)	(829)
Interest and Dividend Income	235	235	235
(Loss)/Gain on investments and other	(209)	(209)	(209)
INCOME BEFORE TAXES	30,924	33,453	34,701
Provision for taxes	125	125	125
NET INCOME/(LOSS)	$30,799	$33,328	$34,576
EBITDA and NET CASH FLOW Reconciliation:
+ Depreciation and Amortization	24,938	25,165	25,428
+ Depreciation and Amortization – CENEX JV	500	500	500
+ Provision for Income Taxes	125	125	125
+ Interest Expense	829	829	829
- Interest and Dividend Income and Other	—	—	—
+ Equity Based Compensation	600	0.0	0.0
EBITDA	57,791	59,947	61,458
+ One-time Transaction Costs Embedded in SG&A	2,000	—	—
+ Annual Expenses Associated with Operating a Public Partnership	1,100	1,100	1,100
Adjusted EBITDA	60,891	61,047	62,558
- Maintenance Capital Expenditures	12,564	7,250	6,400
- Growth Capital Expenditures	9,159	12,000	12,000
NET CASH FLOW	$39,168	$41,797	$44,158

Upside Case
(Dollars in thousands)
	Forecast 2017	Forecast 2018	Forecast 2019
REVENUES
Storage Services	$82,395	$83,432	$85,196
Excess Storage Services	823	835	847
Ancillary Services	12,430	12,497	12,678
Additive Services	2,891	2,896	2,938
Total Revenues	98,539	99,660	101,659
OPERATING COSTS, EXPENSES AND OTHER
Operating Expenses
Labor	13,599	13,871	14,148
Utilities	4,847	4,847	4,847
Insurance Premiums	1,648	1,648	1,648
Repairs and Maintenance	5,369	5,530	5,696
Property Taxes	2,715	2,715	2,715
Others	4,731	4,731	4,731
SG&A	7,691	4,584	4,584
Depreciation & Amortization	24,938	25,165	25,428
Income from Joint Venture	(815)	(815)	(815)
TOTAL OPERATING COSTS, EXPENSES AND OTHER	64,723	62,276	62,982
INCOME FROM OPERATIONS	33,816	37,384	38,677
OTHER INCOME (EXPENSE)
Interest Expense	(829)	(829)	(829)
Interest and Dividend Income	235	235	235
(Loss)/Gain on investments and other	(209)	(209)	(209)
INCOME BEFORE TAXES	33,013	36,581	37,874
Provision for taxes	125	125	125
NET INCOME/(LOSS)	$32,888	$36,456	$37,749
EBITDA and NET CASH FLOW Reconciliation:
+ Depreciation and Amortization	24,938	25,165	25,428
+ Depreciation and Amortization – CENEX JV	500	500	500
+ Provision for Income Taxes	125	125	125
+ Interest Expense	829	829	829
- Interest and Dividend Income and Other	—	—	—
+ Equity Based Compensation	600	—	—
EBITDA	59,880	63,075	64,631
+ One-time Transaction Costs Embedded in SG&A	2,000	—	—
+ Annual Expenses Associated with Operating a Public Partnership	1,100	1,100	1,100
Adjusted EBITDA	62,980	64,175	65,731
- Maintenance Capital Expenditures	12,564	7,250	6,400
- Growth Capital Expenditures	9,159	12,000	12,000
NET CASH FLOW	$41,257	$44,925	$47,331

Downside Case
(Dollars in thousands)
	Forecast 2017	Forecast 2018	Forecast 2019
REVENUES
Storage Services	$76,177	$70,285	$71,304
Excess Storage Services	823	823	835
Ancillary Services	12,430	12,319	12,498
Additive Services	2,891	2,855	2,896
Total Revenues	92,321	86,282	87,533
OPERATING COSTS, EXPENSES AND OTHER
Operating Expenses
Labor	13,333	13,333	13,333
Utilities	4,847	4,847	4,847
Insurance Premiums	1,648	1,648	1,648
Repairs and Maintenance	4,869	4,869	4,869
Property Taxes	2,715	2,715	2,715
Others	4,731	4,731	4,731
SG&A	7,192	4,584	4,584
Depreciation & Amortization	24,818	24,818	24,818
Income from Joint Venture	(815)	(815)	(815)
TOTAL OPERATING COSTS, EXPENSES AND OTHER	63,338	60,730	60,730
INCOME FROM OPERATIONS	28,983	25,552	26,803
OTHER INCOME (EXPENSE)
Interest Expense	(829)	(829)	(829)
Interest and Dividend Income	235	235	235
(Loss)/Gain on investments and other	(209)	(209)	(209)
INCOME BEFORE TAXES	28,180	24,749	26,000
Provision for taxes	125	125	125
NET INCOME/(LOSS)	$28,055	$24,624	$25,875
EBITDA and NET CASH FLOW Reconciliation:
+ Depreciation and Amortization	24,818	24,818	24,818
+ Depreciation and Amortization – CENEX JV	500	500	500
+ Provision for Income Taxes	125	125	125
+ Interest Expense	829	829	829
- Interest and Dividend Income and Other	—	—	—
+ Equity Based Compensation	600	—	—
EBITDA	54,927	50,896	52,147
+ One-time Transaction Costs Embedded in SG&A	2,000	—	—
+ Annual Expenses Associated with Operating a Public Partnership	1,100	1,100	1,100
Adjusted EBITDA	58,027	51,996	53,247
- Maintenance Capital Expenditures	12,564	7,250	6,400
- Growth Capital Expenditures	9,159	12,000	12,000
NET CASH FLOW	$36,304	$32,746	$34,847

Assumptions
The April 20 Management Projections for each of the Updated Management Case, the Upside Case and the Downside Case described above were prepared by the Partnership’s management based on certain assumptions made by the Partnership’s management, as described in the table below:
	Upside Case	Base Case	Downside Case
East Coast
Gates	Assumed 100 MBbls not renewed in August 2017 and expected to remain unfilled	Assumed 100 MBbls not renewed in August 2017 and expected to remain unfilled	• Assumed 100 MBbls not renewed in August 2017 and expected to remain unfilled
Glenmont	~800 MBbls assumed to be renewed at a reduced rate	• ~400 MBbls assumed to be recontracted at a reduced rate • ~400 MBbls assumed to be not renewed	• ~800 MBbls assumed to be not renewed
Gulf Coast
Baton Rouge	Contracts, associated with ~500 MBbls, renewed at current rate	Contracts, associated with ~500 MBbls, renewed at reduced rate	~500 MBbls not renewed and remains uncontracted
Galveston	~570 MBbls associated with contract renewed at current rates	• ~250 MBbls associated with expiring contracts remains contracted at current rates • Reduction in revenues due to recontracting lag for ~320 MBbls	~570 MBbls associated with contract not renewed and remains uncontracted
Midwest
North Little Rock	~50 MBbls not renewed and remains uncontracted	~50 MBbls not renewed and remains uncontracted	~50 MBbls not renewed and remains uncontracted
Growth Projects	• New storage of ~200 MBbls expected online Q3 2018 • Customers for new storage assumed to be contracted beginning Q3 2018	• New storage of ~200 MBbls expected online Q3 2018 • Customers for new storage assumed to be contracted beginning Q3 2018	No customers assumed for ~200 MBbls new storage coming online Q3 2018
Other Assumptions	• Additional $500,000 in maintenance expense related to dredging • Additional $500,000 of SG&A in 2017 related to professional fees • Labor expenses increase 2.0% annually beginning in 2017	• Additional $500,000 in maintenance expense related to dredging • Additional $500,000 of SG&A in 2017 related to professional fees • Labor expenses increase 2.0% annually beginning in 2017	No additional dredging performed
The Management Projections were prepared by management of the Partnership and have been included in this Offer to Purchase for the limited purposes of giving unitholders access to financial projections that were available to the Offeror, the Offeror Special Committee, the Conflicts Committee and their respective advisors. The Management Projections were prepared by management for limited confidential use (including for use by the financial advisors to the Offeror Special Committee and the Conflicts Committee in connection with their respective analyses and presentations) and not with a view to publication. The Management Projections were not prepared with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public

Accountants regarding forecasts or projections. The Management Projections were based on numerous assumptions made by management with respect to the Partnership’s operations as well as other matters, including, without limitation, general business, economic, regulatory, market and financial conditions and other matters, including the factors described in this Offer to Purchase under “Cautionary Note Regarding Forward-Looking Statements.”
Projected information and forecasts of this type are forward-looking statements and are based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, including those risks described in the Partnership’s filings with the SEC and elsewhere in this Offer to Purchase. The effect on results of these uncertainties and contingencies are difficult to predict, and many are beyond the ability of the Offeror or the Partnership to control. Accordingly, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than those set forth below. The inclusion of the Management Projections in this Offer to Purchase should not be regarded as an indication that the Partnership, the Offeror, their respective affiliates, financial advisors or other representatives considered or consider such data to be necessarily predictive of actual future events, and such data should not be relied upon as such. None of the Partnership, the Offeror or their respective affiliates, advisors or other representatives has made or makes any representation to any person regarding the ultimate performance of the Partnership, as compared with the information contained in the Management Projections, and none of them intends or undertakes to provide any updates or revisions to these projections. Neither the Partnership’s independent registered public accounting firm nor any other independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in the Management Projections and, accordingly, neither the Partnership’s independent registered public accounting firm nor any other independent registered public accounting firm has expressed any opinion or given any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial forecasts.
Non-GAAP Financial Measures
In addition to the GAAP financial measures included in the Management Projections, the Partnership provides a non-GAAP financial measure, Adjusted EBITDA. The Partnership defines Adjusted EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense and equity based compensation expense as further adjusted to remove gain or loss on investments and on the disposition of assets and non-recurring items.
Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•
the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•
the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the unitholders;

•
the Partnership’s ability to incur and service debt and fund capital expenditures; and

•
the viability of acquisitions and other capital expenditure projects and the returns on investment in various opportunities.

The Offeror believes that the presentation of Adjusted EBITDA may provide useful information to unitholders in assessing the Partnership’s financial information.
In addition, the Partnership’s management separately provided to Evercore and Baird, respectively, forecasts of the Partnership’s capital expenditures for the fiscal years ending December 31, 2017, December 31, 2018 and December 31, 2019, respectively, for the calculation of a non-GAAP financial measure, Net Cash Flow, defined as Adjusted EBITDA net of capital expenditures.
A reconciliation from the most directly comparable GAAP financial measures to the non-GAAP measures of Adjusted EBITDA and Net Cash Flow (in the latter case, only in connection with the April 20 Management Projections) is provided above. The GAAP measures most directly comparable to Adjusted

EBITDA and Net Cash Flow are net income and net cash provided by operating activities. The non-GAAP financial measures of Adjusted EBITDA and Net Cash Flow should not be considered as an alternative to these GAAP measures. Adjusted EBITDA and Net Cash Flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income. You should not consider Adjusted EBITDA and Net Cash Flow in isolation or as a substitute for analysis of the Partnership’s financial information as reported under GAAP. Because Adjusted EBITDA or Net Cash Flow may be defined differently by other companies in the industry, the Partnership’s definitions of Adjusted EBITDA and Net Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
8.
Conduct of the Partnership’s Business if the Offer or the Buyout is Not Consummated.

Except as otherwise set forth in this Offer to Purchase, if the Offer or the Buyout is not consummated for any reason, including as a result of a failure to satisfy the Minimum Tender Condition or the Price Condition, it is currently expected that the business operations of the Partnership will be continued substantially as they are currently being conducted. The Offeror will continue to evaluate the business and operations of the Partnership after the termination of the Transaction Agreement in accordance with its terms, and will take such actions as it deems appropriate under the circumstances then existing.
The Offeror will also review its options, which would include, among other things:
•
not taking any action at that time, including not purchasing any additional Units;

•
purchasing Units from time to time in the open market or privately negotiated transactions (including purchases that result in the Offeror’s or its affiliate’s ownership of at least one Unit more than 80% of the outstanding Units, so that the Offeror has the right to consummate a buyout under Section 15.1(a) of the Partnership Agreement);

•
commencing a new tender offer;

•
consummating a merger or other business combination with the Partnership, subject to compliance with applicable law; or

•
a combination of two or more of the foregoing.

If the Offeror were to pursue any of these alternatives, it might take considerably longer for the Unaffiliated Unitholders to receive any consideration for their Units (other than through sales in the open market) than if they had tendered their Units pursuant to the Offer.
No assurance can be given as to whether the Offeror would seek to acquire additional Units or as to the price per Unit that may be paid in any such future transaction or acquisition of Units or the effect any such actions could have on the trading price of the Units.
9.
Summary of the Transaction Agreement.

The following is a summary of certain provisions of the Transaction Agreement. This summary is qualified in its entirety by reference to the full text of the Transaction Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”) that the Offeror filed with the SEC on June 2, 2017 and which is incorporated herein by reference. The Transaction Agreement may be examined and copies may be obtained in the manner set forth in this Offer to Purchase under “The Offer—Section 8—Certain Information Concerning the Partnership.” You are encouraged to read the full text of the Transaction Agreement because it is the legal document that governs the Buyout and certain aspects of the Offer. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Transaction Agreement and is not intended to be complete or to modify or supplement any rights or obligations of the parties under the Transaction Agreement or any factual disclosures about the Partnership or the transactions contemplated by the Transaction Agreement that are contained in public reports filed by the Offeror or the Partnership with the SEC.
The Offer.   The Transaction Agreement provides that the Offeror will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment, and pay for, all Units validly tendered pursuant to the Offer and not properly withdrawn prior to the Expiration Date.

The Buyout.   The Transaction Agreement also provides that, following the consummation of the Offer and subject to the satisfaction of or, to the extent permitted, waiver of certain conditions, (i) the General Partner will effect the Buyout Assignment, effective as of the Acceptance Time, and (ii) following such assignment, the Offeror will exercise the right to purchase all of the remaining Units not tendered pursuant to the Offer (other than the Excluded Units), at the Buyout Price, net to the seller in cash, without interest thereon and less any applicable tax withholding, upon the other terms and subject to the conditions set forth in the Transaction Agreement. Following the consummation of the Buyout, the Offeror and its affiliates will collectively beneficially own 100% of the outstanding Units.
Extensions.   Pursuant to the Transaction Agreement, if on the initial expiration date of the Offer, any of the conditions to the Offer are not satisfied (or, if permitted, waived by the Offeror), upon the Partnership’s request, the Offeror will extend the Offer for a period of up to ten days (or for such longer period as may be mutually agreed by the GP Board (acting upon the recommendation of the Conflicts Committee) and the Offeror). However, the Offeror is not required to extend the Offer beyond the First Outside Date.
In addition, if on the Expiration Date, any of the conditions to the Offer are not satisfied (or, if permitted, waived by the Offeror), the Offeror may, in its sole discretion, extend the Offer for one or more successive periods of up to ten business days each (or for such longer period as may be mutually agreed by the GP Board (acting upon the recommendation of the Conflicts Committee) and the Offeror), until the termination of the Transaction Agreement in accordance with its terms. The Offeror may not extend the Offer if all of the conditions to the Offer are satisfied (or, if permitted, waived by the Offeror) and the Offeror is permitted to accept for payment and pay for tendered Units.
Offer Conditions.   Pursuant to the Transaction Agreement, the Offeror will not be required to accept for payment and pay for any Units validly tendered (and not withdrawn) pursuant to the Offer if:
•
there have not been validly tendered (and not properly withdrawn) prior to the expiration of the Offer such number of Units that, together with the Units then collectively owned by the Offeror and its affiliates, represents at least one Unit more than 80% of the total number of Units then outstanding;

•
the Formula Price (calculated as of the date immediately following the date on which the Acceptance Time is scheduled to occur) exceeds the Offer Price;

•
any of the following events has occurred and continues to exist at any time on or after the date of the Transaction Agreement and prior to the time of expiration of the Offer:

•
there is in effect any restraint enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the Transaction Agreement or making the consummation of such transactions illegal;

•
there is a pending proceeding instituted by any governmental authority seeking to restrain or prohibit the purchase of Units pursuant to the Offer or the consummation of the Offer;

•
any representation or warranty of the Partnership or the General Partner set forth in the Transaction Agreement that is not qualified by materiality, “Material Adverse Effect” (as defined below) or similar qualifications is not true and correct in all material respects and (ii) any representation or warranty of the Partnership or the General Partner set forth in the Transaction Agreement that is qualified by materiality, “Material Adverse Effect” or similar qualifications is not true and correct in all respects, in each of cases (i) and (ii) above, as of the date of the Transaction Agreement and as of the date of determination (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date);

•
the Partnership or the General Partner has not performed in all material respects any of their respective obligations required to be performed under the Transaction Agreement on or prior to the date of determination;

•
a Material Adverse Effect has occurred; or

•
any consent, approval or authorization of any governmental authority required to consummate the Offer or the Buyout has not been obtained, unless the failure to obtain such consent, approval or authorization has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Pursuant to the Transaction Agreement, the Offeror may waive any condition of the Offer, in whole or in part, or modify the terms of the Offer, except that the Offeror may not, without the consent of the GP Board (acting upon the recommendation of the Conflicts Committee), (i) reduce the number of Units subject to the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) waive or amend the Minimum Tender Condition, (iv) except as described above, extend the Offer, (v) add to the conditions of the Offer or impose any other conditions to the Offer or (vi) otherwise amend, modify or supplement the terms of the Offer in any manner adverse in any material respect to the Unaffiliated Unitholders.
Conditions to the Buyout.   Pursuant to the Transaction Agreement, each party has agreed that its respective obligations to effect the Buyout will be subject to the satisfaction, on or prior to the Closing Date of the following conditions (which are not waivable):
•
no law, temporary restraining order, preliminary or permanent injunction, judgement or ruling enacted, promulgated, issued or entered by any governmental authority will be in effect that enjoins, restrains, prevents or prohibits the consummation of the Buyout or makes the consummation of the Buyout illegal; and

•
the Offer has been consummated in accordance with the terms of the Transaction Agreement, and the Offeror has accepted payment for the Units validly tendered (and not properly withdrawn) pursuant to the Offer.

Consummation of the Buyout.   If the Offer is consummated and the conditions to the Buyout are satisfied (or, to the extent permitted, waived by the Offeror), (i) immediately following the consummation of the Offer, the General Partner will make the Buyout Assignment, effective as of the Acceptance Time, and (ii) on the date immediately following the date on which the Acceptance Time occurs, the Offeror will deliver to the Transfer Agent the Notice of Election to Purchase. However, if on the date immediately following the date on which the Acceptance Time occurs, the Formula Price calculated as of such date exceeds the Offer Price, the Offeror will deliver the Notice of Election to Purchase to the Transfer Agent on the first date on which the Formula Price (calculated as of such later date) no longer exceeds the Offer Price. If the Offeror has not delivered the Notice of Election to Purchase to the Transfer Agent by the Second Outside Date, each of the Offeror and the Partnership can terminate the Transaction Agreement (as described below).
The Notice of Election to Purchase will specify the purchase date for the purchase of all of the remaining Units not tendered pursuant to the Offer, which will be the date that is ten calendar days following the date on which the Transfer Agent mailed the Notice of Election to Purchase to the unitholders (the “Closing Date”). Upon receipt of the Notice of Election to Purchase, the Transfer Agent will mail a copy of the Notice of Election to Purchase to the record holders of the Units as of the Buyout Record Date.
If the Notice of Election to Purchase has been duly given and, on or prior to the Closing Date, the Offeror has deposited with the Paying Agent (as defined below), cash in an amount sufficient to pay the aggregate Buyout Price for all Units that the Offeror has become obligated to purchase pursuant to the Buyout (the “Exchange Fund”), then from and after the Closing Date, all rights of the holders of such Units will thereupon cease, except the right to receive the Buyout Price therefor, without interest thereon, from the Paying Agent in accordance with the payment procedures set forth in the Transaction Agreement, and the Offeror will be deemed to be the record holder of all such Units from and after the Closing Date and will have all rights as the record holder of such Units (including all rights as owner of such Units).
Buyout Payment Procedures.   On or prior to the Closing Date, the Offeror will designate Computershare Trust Company, N.A. as the paying agent for the Buyout (the “Paying Agent”). On or prior to the Closing Date (but in no event later than three business days after the Closing Date), the Paying Agent will mail to the record holders of the Units as of the Buyout Record Date a letter of transmittal, together with instructions for surrendering certificates representing their Units to the Paying Agent in exchange for the Buyout Price. Upon a unitholder’s surrender of such certificate, together with a duly executed letter of transmittal, such unitholder shall be entitled, at any time after the Closing Date, to receive from the Paying Agent, out of the Exchange Fund, the aggregate Buyout Price for the Units represented by such certificate. As soon as reasonably practicable following the Closing Date, the Paying Agent shall mail to each record holder as of the Buyout Record Date of Units held in book-entry form a check in an amount equal to the aggregate amount of the Buyout Price to which such unitholder is entitled, which payment is to be made out of the Exchange Fund.
Withholding.   The Offeror will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Transaction Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under applicable tax law. To the extent amounts are so withheld, such withheld amounts will be treated as having been paid to the unitholder in respect of whom such withholding was made.
Treatment of Restricted Units, Termination of Equity Plan. All of the outstanding Restricted Units granted under the Partnership’s 2013 Long-Term Incentive Plan have become fully vested prior to the commencement of the Offer. In accordance with the Transaction Agreement, such Restricted Units will be treated as all other Units for purposes of the Offer and the Buyout. Accordingly, any Restricted Units held by any affiliates of the Offeror are deemed Excluded Units.
All of the outstanding UARs granted under the Partnership Incentive Plan are held by an employee of the General Partner who is not a director or executive officer of the Partnership or the General Partner and is not deemed to be an affiliate of the Offeror or the Partnership. All of the outstanding UARs will be cancelled and cease to be outstanding on or prior to the Closing Date in accordance with the terms and subject to the conditions set forth in the UAR Cancellation Agreement, dated as of June 1, 2017, by and between the Partnership and the sole holder of all of the outstanding UARs.
In accordance with the Transaction Agreement, prior to the Closing Date, the Partnership and the GP Board are required to take all actions necessary to terminate the Partnership Incentive Plan, effective as of the Closing Date. As soon as practicable following the Closing Date, the Partnership will file a post-effective amendment to the Form S-8 registration statement filed by the Partnership with the SEC on September 20, 2013, deregistering all Units thereunder.
Representations and Warranties.   In the Transaction Agreement, the General Partner and the Partnership have made customary representations and warranties to the Offeror, including, among other things, with respect to the following matters:
•
corporate matters related to the Partnership, such as organization, good standing and power;

•
authority and the recommendations of the Conflicts Committee and the GP Board;

•
no violations of laws, governance documents or agreements;

•
information included in this Offer to Purchase, the Schedule 14D-9, the Schedule 13E-3 and any ancillary documents related to the Offer;

•
opinion from the Conflicts Committee’s financial advisor; and

•
brokers’ fees.

The Offeror has made representations and warranties to the Partnership and the General Partner with respect to, among other matters:
•
corporate matters related to the Offeror, such as organization, good standing and, corporate power;

•
ownership of Units;

•
authority;

•
no violations of laws, governance documents or agreements;

•
information included in the Schedule 14D-9, the Schedule 13E-3, this Offer to Purchase and any ancillary documents related to the Offer;

•
brokers’ fees; and

•
sufficiency of funds.

Material Adverse Effect.   As defined in the Transaction Agreement, “Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions, occurrences and effects (including any change in applicable rules, regulations, laws, orders and/or judgments or the interpretation or enforcement thereof or other regulatory change that affects the Partnership or any of its subsidiaries), is or would reasonably be expected to:
(a)
be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Partnership and its subsidiaries, taken as a whole; provided however, that the determination of whether a Material Adverse Effect has occurred will not take into account any fact, event, circumstance, change, condition, occurrence or effect occurring after the date hereof to the extent resulting from:

•
geopolitical conditions, any outbreak or escalation of war or major hostilities or any act of sabotage or terrorism or natural or man-made disasters or other force majeure events;

•
changes in rules, regulations, laws, orders, judgments, generally accepted accounting practices or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date hereof;

•
changes or conditions that generally affect the industry and market in which the Partnership and its subsidiaries operate, including changes in interest rates or foreign exchange rates;

•
changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions;

•
the announcement or pendency of the Transaction Agreement or the transactions contemplated thereof;

•
any change in the market price or trading volume of the Units;

•
any legal proceedings commenced by or involving any current or former holder of Units (on behalf of the holder or the Partnership) arising out of or related to the Transaction Agreement or the transactions contemplated thereby; or

•
any failure of the Partnership to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period,

except, in the case of the occurrence of the matters described in the second, third and fourth bullet points above, to the extent having a materially disproportionate effect on the Partnership and its subsidiaries, taken as a whole, relative to other participants in the industry in which the Partnership and its subsidiaries operate; or
(b)
prevent, materially delay or impair the ability of the Partnership, the General Partner or any affiliate of the Offeror to consummate the transactions contemplated in the Transaction Agreement or comply with their respective obligations thereof.

Covenants.   The parties have agreed to a number of covenants in the Transaction Agreement, including, among others, the covenants described below.
Interim Operations.   The Transaction Agreement obligates the Partnership, the General Partner and their respective subsidiaries to operate and conduct the business of the Partnership, the General Partner and their respective subsidiaries in the ordinary course. The Transaction Agreement also contains specific restrictive covenants as to certain activities of the Partnership, the General Partner and their respective subsidiaries, which provide that the Partnership and the General Partner will not take, and will not permit any of their respective subsidiaries to take, certain actions, except as required by applicable law, as provided in any material contract currently in effect (including the Partnership Agreement), consented to in writing by the Offeror (which consent will not be unreasonably withheld, conditioned or delayed) or contemplated pursuant to the Transaction Agreement, including, among other things and subject to certain exceptions and materiality thresholds:
•
(i) conduct its business and the business of its subsidiaries other than in the ordinary course consistent with past practice or (ii) fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets or to maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates;

•
issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities (other than pursuant to the existing terms of rights outstanding as of the date of the Transaction Agreement, if any) or any additional rights, or enter into any agreement with respect to the foregoing;

•
(i) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or (ii) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or rights, except as required by the terms of any securities outstanding as of the date hereof under the Partnership Incentive Plan;

•
(i) sell, lease or dispose of any material assets, business or properties, other than in the ordinary course of business consistent with past practice, (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity, other than in the ordinary course of business consistent with past practice or (iii) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

•
make or declare dividends or distributions to the holders of any Units or other equity interests in the Partnership, in each case other than the quarterly distributions in accordance with the Partnership Agreement;

•
amend the Partnership Agreement, as in effect on the date of the Transaction Agreement;

•
enter into any material contract, or modify, amend, terminate, waive or assign any rights under any material contract, in each case, other than in the ordinary course of business consistent with past practice;

•
waive, release, assign, settle or compromise any proceeding that (i) is material to the Partnership and its subsidiaries, taken as a whole, or (ii) relates to the transactions contemplated in the Transaction Agreement;

•
implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by the generally accepted accounting principles or applicable law;

•
(i) change in any material respect any of its express or deemed elections relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material proceeding relating to taxes or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

•
other than in the ordinary course of business consistent with past practice, (i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities or intercompany money pool arrangements, or (ii) create any lien on its properties or assets to secure indebtedness;

•
authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation; or

•
agree or commit to take any action described above.

Change of Recommendation.   The Transaction Agreement provides that the GP Board and the Conflicts Committee have agreed not to withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Offeror, the GP Board Recommendation or the Conflicts Committee Recommendation (a “Partnership Adverse Recommendation Change”). Despite the foregoing restrictions, subject to the terms of the Transaction Agreement, the Conflicts Committee or GP Board (acting upon the recommendation of the Conflicts Committee) are permitted to make a Partnership Adverse Recommendation Change at any time prior to the Acceptance Time, if the Conflicts Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to do so would be materially adverse to the interests of the Unaffiliated Unitholders or would otherwise constitute a breach of the Conflicts Committee’s duties under the Partnership Agreement and applicable law; provided, that prior to the Conflicts Committee or the GP Board making any Partnership Adverse Recommendation Change the Partnership and the General Partner have (i) provided to the Offeror a written notice advising the Offeror that the Conflicts Committee or GP Board intends to make a Partnership Adverse Recommendation Change at least two days prior to taking any such action (provided that, if at the time such notice is otherwise required to be given there are less than two days prior to the Expiration Date, then the Partnership and the General Partner will provide as much notice as is practicable to the Offeror) and (ii) during the two-day period, the Conflicts Committee has negotiated, and has used commercially reasonable efforts to cause its financial advisor and outside legal counsel to negotiate, with the Offeror in good faith (to the extent the Offeror desires to negotiate) to make such adjustments in the terms and conditions of the Transaction Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be materially adverse to the interests of the Unaffiliated Unitholders or would otherwise constitute a breach of the Conflicts Committee’s duties under the Partnership Agreement and applicable laws (it being understood that the Conflicts Committee will take into account all changes to the terms of the Transaction Agreement irrevocably proposed by the Offeror in determining whether to make a Partnership Adverse Recommendation Change).
Consummation of the Transactions.   Subject to the terms and conditions of the Transaction Agreement, the Offeror, on the one hand, and each of the Partnership and the General Partner, on the other hand, are required to cooperate with the other and use, and to cause their respective subsidiaries to use, commercially reasonable efforts to (a) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions set forth in the Transaction Agreement to be satisfied as promptly as practicable, and in any event no later than the First Outside Date or the Second Outside Date, as applicable, and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated thereby, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws), (b) obtain promptly (and in any event no later than the First Outside Date or the Second Outside Date, as applicable) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the Transaction Agreement and (c) defend any proceedings challenging the Transaction Agreement or the consummation of the transactions contemplated in the Transaction Agreement. Notwithstanding the foregoing, actions or inactions of the Partnership or the General Partner will not be deemed to be breaches or violations or failures to perform by the Partnership or the General Partner of any of the provisions of the Transaction Agreement if such action or inaction was or was not taken, as applicable, at the direction of the Offeror or its representatives.
Public Announcements.   The Transaction Agreement provides that the initial press release with respect to the execution of the Transaction Agreement will be a joint press release reasonably agreed upon by the Offeror and the Partnership. Thereafter, none of the Partnership, the General Partner or the Offeror may issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Transaction Agreement) with respect to the Transaction Agreement or the transactions contemplated in the Transaction Agreement without the prior consent of the other parties (which consent will not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or by any applicable rules of the NYSE or other national securities exchange, as determined in the good faith judgment of the party proposing to make such release (in which case such party will not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).
Access to Information.   Pursuant to the Transaction Agreement, upon reasonable advance notice and subject to applicable laws relating to the exchange of information, the Partnership and its subsidiaries are required to afford to the Offeror and its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of the Partnership’s and its subsidiaries’ properties, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other representatives.
Indemnification and Insurance.   Pursuant to the terms of the Transaction Agreement, the Offeror has agreed to, and has agreed to cause the Partnership and General Partner to, indemnify, defend and hold harmless, the current and former directors and officers of the Partnership or General Partner (whom the Partnership or General Partner would have been permitted to indemnify immediately prior to the Closing Date), as applicable, and their subsidiaries against any costs or expenses (including attorneys’ fees), judgments, settlements, fines and other sanctions, losses, claims, damages or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, and will advance expenses incurred in connection therewith. In addition, the Offeror, has agreed to honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Partnership’s and the General Partner’s organizational documents immediately prior to the Closing Date and ensure that the organizational documents of the Partnership and the General Partner or any of their respective successors or assigns, if applicable, will, for six years following the Closing Date, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership and the General Partner than are presently set in their organizational documents. Any right of any person pursuant to this section of the Transaction Agreement, will not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such person as provided, and will be enforceable by such person and their respective heirs and representatives against the Offeror and the General Partner and their respective successors and assigns.
The Offeror has agreed to, or has agreed to cause the Partnership or the General Partner to, for six years from the Closing Date, maintain in effect directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Closing Date (provided that the Offeror may substitute the policies with reputable carriers of at least the same coverage containing terms and conditions no less favorable to the people covered by the current policies); provided however, that the Offeror will not be required to expend an aggregate amount in excess of 300% of the current annual premium for such insurance (the “Maximum Amount”). However, if the Offeror would be required to expend more than the Maximum Amount, the Offeror has agreed to obtain the maximum amount of such insurance as is available for the Maximum Amount. The Offeror may elect to, in its sole discretion, prior to the Closing Date, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Closing Date that were committed or alleged to have been committed by the Partnership’s, the General Partner’s or any of its subsidiaries’ officers, directors or employees, in their capacity as such. The rights for indemnification under the Transaction Agreement are in addition to any rights a person may have under the Partnership’s and General Partner’s organizational documents, any indemnification agreements, or applicable law.
Fees and Expenses.   Except as otherwise provided in the Transaction Agreement, all fees and expenses incurred in connection with the transactions contemplated in the Transaction Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of the Transaction Agreement and the transactions contemplated in the Transaction Agreement, will be the obligation of the respective party incurring such fees and expenses.

Section 16 Matters.   The Transaction Agreement provides that, prior to the Closing Date, the Partnership and the General Partner will, with the Offeror’s cooperation, take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Units (including derivative securities with respect to Units) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership and the General Partner to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Termination of Trading and Deregistration.   Under the Transaction Agreement, the Partnership and the General Partner will cooperate with the Offeror and use reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable under applicable laws and rules and policies of the NYSE to enable (a) the termination of trading of the Units on the Closing Date and (b) the delisting of the Units from the NYSE and the deregistration of the Units under the Exchange Act as promptly as practicable after the Closing Date.
Conflicts Committee.   Under the Transaction Agreement, prior to the earlier of the Closing Date and the termination of the Transaction Agreement in accordance with the Transaction Agreement, without the prior consent of a majority of the then existing members of the Conflicts Committee, the Offeror may not, and may not cause or permit any of its subsidiaries to, take any action intended to cause the General Partner to eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the General Partner that is a member of the Conflicts Committee, whether as a director or as a member of such committee.
Tax Matters.   The Transaction Agreement provides that, for U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign tax that follows the U.S. federal income tax treatment), the parties will treat each of the Offer and the Buyout as a sale of Units by each Unaffiliated Unitholder to the Offeror for the Offer Price or the Buyout Price, as applicable. The parties will prepare and file all tax returns consistent with the foregoing and will not take any inconsistent position on any tax return, or during the course of any proceeding with respect to taxes, except as otherwise required by applicable law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant governmental authority.
Takeover Statutes.   Pursuant to the Transaction Agreement, the Partnership, the General Partner and the GP Board have agreed to use reasonable best efforts to (a) take all action necessary to ensure that no takeover statute is or becomes applicable to any of the transactions contemplated in the Transaction Agreement and (b) if any takeover statute becomes applicable to any of the transactions contemplated in the Transaction Agreement, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated in the Transaction Agreement and otherwise minimize the effect of such law on the transaction.
Notification of Certain Matters.   The Transaction Agreement provides that, prior to the Closing Date, each of the Partnership, the General Partner and the Offeror will give prompt notice to the other parties of (a) any fact, event or circumstance that would reasonably be expected to, individually or taken together with all other facts, events and circumstances known to it, (i) result in a Material Adverse Effect, (ii) cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in the Transaction Agreement or (iii) cause any conditions set forth in the Transaction Agreement not to be satisfied, and (b) any proceedings relating to the Transaction Agreement or the transactions contemplated in the Transaction Agreement.
Transaction Litigation.   The Transaction Agreement provides that the Partnership and the General Partner will give the Offeror the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership, the General Partner or the GP Board members relating to the Transaction Agreement, the Offer and the Buyout or the other transactions contemplated in the Transaction Agreement, and no such settlement will be agreed to without the prior written consent of the Offeror.
Distributions.   The Transaction Agreement provides that, until the delivery of the Notice of Election to Purchase by the Offeror to the Transfer Agent or the earlier termination of the Transaction Agreement, the GP Board will, subject to compliance with applicable law and availability of sufficient funds available for distribution (as determined by the General Partner in accordance with the Partnership Agreement), cause the General Partner to declare, and the Partnership to pay, regular quarterly cash distributions to unitholders, at the minimum quarterly distribution rate of  $0.30 per Unit, with the declaration date and record date for each such quarterly distribution to be determined in accordance with the Partnership Agreement and consistent with the Partnership’s past practices. This obligation will survive termination of the Transaction Agreement with respect to the quarterly distribution for the quarter ending June 30, 2017.
Unit Purchases.   The Transaction Agreement provides that from the date of the Transaction Agreement until the Closing Date or the earlier termination of the Transaction Agreement in accordance with its terms, the Offeror and the General Partner will not, and will cause their affiliates not to, purchase any Units other than pursuant to the Offer or the Buyout.
Termination.   The Transaction Agreement provides that it may be terminated, and the transactions contemplated by the Transaction Agreement may be abandoned, as follows:
•
by the mutual written consent of the Offeror and the Partnership (in the case of the Partnership, duly authorized by the GP Board, acting upon the recommendation of the Conflicts Committee), at any time prior to the Acceptance Time;

•
by either the Offeror or the Partnership:

•
at any time prior to the Acceptance Time, if the Acceptance Time has not occurred on or before the First Outside Date; provided, however, that the right to terminate the Transaction Agreement pursuant to this clause is not available to the Partnership or the Offeror if the failure of the Acceptance Time to occur before the First Outside Date was caused by or resulted from the failure of, in the case of the Partnership, the Partnership or General Partner, or the Offeror, to perform and comply with their respective obligations under the Transaction Agreement;

•
at any time after the Acceptance Time, if the Notice of Election to Purchase has not been given by the Offeror on or before the Second Outside Date; provided, however, that the right to terminate the Transaction Agreement under this clause is not available to the Offeror or the Partnership if the failure of the Notice of Election to Purchase to have been given before the Second Outside Date was caused by or resulted from the failure of Offeror or, in the case of the Partnership, the Partnership or the General Partner, as applicable, to perform and comply with their respective obligations under the Transaction Agreement;

•
at any time prior to the Acceptance Time, if any order permanently restraining, enjoining or otherwise prohibiting consummation of the Buyout or making the consummation of the Buyout illegal becomes final and non-appealable; or

•
if, as of the time scheduled for expiration of the Offer (as it may be extended in accordance with the terms of the Transaction Agreement), the Offer has expired without the Offeror having accepted for payment and paid for any Units validly tendered (and not properly withdrawn) pursuant to the Offer as a result of any of the conditions to the Offer not having been satisfied (or, if permitted, waived by the Offeror), provided, however, that the right to terminate the Transaction Agreement under this clause is not available to the Offeror or the Partnership if such expiration or termination of the Offer was caused by or resulted from the failure of the Offeror or, in the case of the Partnership, the Partnership or the General Partner, as applicable, to perform and comply with their respective obligations under the Transaction Agreement;

•
by the Offeror:

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prior to the Acceptance Time, if a Partnership Adverse Recommendation Change occurs; or

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prior to the Acceptance Time, if the Partnership or the General Partner has breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in the Transaction Agreement, which breach or failure (A) would give rise to the failure of certain conditions listed in the Transaction Agreement or on Annex I of the

Transaction Agreement, and (B) is not cured, or is incapable of being cured, by the Partnership or General Partner, within the earlier of  (x) 30 days following receipt of written notice from the Offeror of such breach or failure or (y) on or before the First Outside Date;
•
by the Partnership, prior to the Acceptance Time, if the Offeror has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Transaction Agreement, which breach or failure (i) would result in (A) failure of  (1) any representation or warranty of the Offeror set forth in the Transaction Agreement that is not qualified by materiality, “Material Adverse Effect” or similar qualifications to be true and correct in all material respects or (2) any representation or warranty of the Offer set forth in the Transaction Agreement that is qualified by materiality, “Material Adverse Effect” or similar qualifications to be true and correct in all respects, in each of the cases above, as of the date of the Transaction Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of the specified date) or (B) a failure by the Offeror to perform in all material respects all their respective obligations required to be performed under the Transaction Agreement on or prior to the Closing Date, and (ii) is not cured, or is incapable of being cured, by the Offeror within the earlier of  (x) 30 days following the receipt of written notice from the Partnership of such breach or failure or (y) the First Outside Date; or

•
by the Partnership, upon two business days’ notice to the Offeror, if, for any reason, the Offeror has failed (i) to commence the Offer by the date that is 10 business days after the date of the Transaction Agreement or (ii) to purchase all Units validly tendered (and not validly withdrawn) as of the expiration of the Offer (as it may be extended in accordance with the terms of the Transaction Agreement).

Effect of Termination.   If the Transaction Agreement is terminated, subject to certain exceptions described in the Transaction Agreement, the Transaction Agreement will become void and of no effect with no liability to any person on the part of any party thereto; provided, however, no termination will relieve any party thereto from liability or damages to the other party resulting from any willful or intentional material breach of the Transaction Agreement.
Amendment.   Subject to applicable law, at any time prior to the Closing Date, the parties to the Transaction Agreement can modify or amend the Transaction Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.
Waiver of Conditions.   The conditions to the obligations of each party to the Transaction Agreement to consummate the Offer and the Buyout are for the sole benefit of such party and can be waived by such party in whole or in part in accordance with the terms of the Transaction Agreement to the extent permitted by applicable law.
Governing Law.   The Transaction Agreement is and will be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof.
Specific Performance.   Each party to the Transaction Agreement is entitled to equitable relief, including an injunction or injunctions to prevent breaches of the Transaction Agreement or to enforce specifically the terms and provisions of the Transaction Agreement, in addition to any other remedy to which such party is entitled at law or in equity.
Assignment.   The Transaction Agreement is not assignable by operation of law or otherwise, but the Offeror may assign, in its sole discretion, any or all the rights, interests and obligations under the Transaction Agreement to any subsidiary of the Offeror, but no such assignment will relieve the Offeror of any of its obligations under the Transaction Agreement. Any purported assignment in violation of the Transaction Agreement is void.
10.
Dissenters’ Appraisal Rights; Rule 13e-3.

Dissenters’ Appraisal Rights.   No appraisal rights are available to holders of Units in connection with the Offer, the Buyout or the other transactions contemplated by the Transaction Agreement.

Rule 13e-3.   Because the Offeror is an affiliate of the Partnership, the transactions contemplated herein constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Partnership and certain information relating to the fairness of the Offer, the Buyout and the consideration offered to Unaffiliated Unitholders be filed with the SEC and disclosed to Unaffiliated Unitholders prior to consummation of the Offer and the Buyout. The Offeror has provided such information in this Offer to Purchase, the offer documents and the Schedule 13E-3 and the exhibits thereto filed with the SEC pursuant to Rule 14d-3 and Rule 13e-3 under the Exchange Act.
11.
Transactions and Arrangements Concerning the Units.

Except as set forth on Schedule B hereto or otherwise set forth elsewhere in this Offer to Purchase: (a) none of the Offeror, and, to the Offeror’s knowledge after reasonable inquiry, the persons listed in Schedule A hereto or any associate or majority owned subsidiary of the Offeror or of any of the persons so listed, beneficially owns or has a right to acquire any Units or any other equity securities of the Partnership; (b) none of the Offeror, and, to its knowledge after reasonable inquiry, the persons listed in Schedule A hereto or any associate or majority-owned subsidiary of the Offeror or of any of the persons so listed has effected any transaction in the Units or any other equity securities of the Partnership during the past 60 days; (c) none of the Offeror, and, to its knowledge after reasonable inquiry, the persons listed in Schedule A hereto, has any agreement, arrangement or understanding with any other person with respect to the Units or any other securities of the Partnership (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) during the two years before the date of this Offer to Purchase, there have been no transactions between the Offeror, or, to its knowledge after reasonable inquiry, any of the persons listed in Schedule A hereto, on the one hand, and the Partnership or any of its executive officers, directors, controlling unitholders or affiliates, on the other hand, that would require reporting under SEC rules and regulations that have not been so reported; and (e) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between the Offeror, or, to its knowledge after reasonable inquiry, any of the persons listed in Schedule A hereto, on the one hand, and the Partnership or any of its subsidiaries or other affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.
To the best of the Offeror’s knowledge after reasonable inquiry, none of the Partnership or its executive officers, directors or affiliates or any person specified in Schedule A has made any public recommendation as of the date of this Offer to Purchase with respect to the Offer, except for the recommendation of the Conflicts Committee and the GP Board as set forth in the Schedule 14D-9.
As of the date of this Offer to Purchase, the Offeror and its affiliates collectively beneficially own an aggregate of approximately 73.6% of the issued and outstanding Units. The Offeror is the sole owner of the General Partner and therefore, the GP Board, including the independent directors, is chosen entirely by the Offeror and its affiliates, and not by the Partnership’s unitholders.
12.
Related-Party Transactions.

To the extent the discussion below summarizes any agreement that has been filed by the Partnership with the SEC, each such summary is qualified entirely by reference to the complete text of the applicable agreement, which is incorporated into this Offer to Purchase by reference. We encourage you to read each such agreement carefully and in its entirety. You should also review “Special Factors—Section 1—Background of the Offer, Past Contacts or Negotiations with the Partnership,” “Special Factors—Section 2—The Offeror’s Purpose and Reasons for the Offer; Plans for the Partnership,” “Special Factors—Section 4—The Offeror’s Position Regarding Fairness of the Transaction” and “Special Factors—Section 13—Interests of Certain Persons in the Offer” for a description of certain relationships between the Offeror and its affiliates, on the one hand, and the Partnership and certain of the directors and executive officers of the Partnership and the General Partner, on the other hand.
The Partnership Agreement allows the General Partner, which is owned and controlled by the Offeror, to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to the

Partnership. The General Partner may also enter into additional contractual arrangements with any of its affiliates on behalf of the Partnership. The General Partner will determine, in good faith, the terms of any arrangements or transactions. Similarly, agreements, contracts or arrangements between the Partnership and the General Partner and its affiliates are not required to be negotiated on an arm’s-length basis, although, in some circumstances, the General Partner may determine that the Conflicts Committee may make a determination on behalf of the Partnership with respect to such arrangements. As a result, the terms of the transactions and agreements described below may not be the result of arm’s length negotiations and are not necessarily at least as favorable to the Partnership and its affiliates as the terms that could have been obtained from unaffiliated third parties.
Omnibus Agreement
In August 2013, upon the closing of the Partnership’s initial public offering, the Partnership entered into an omnibus agreement (the “Omnibus Agreement”) with Apex, the Offeror, CPT 2010, LLC, a wholly owned subsidiary of the Offeror (“CPT 2010”), the General Partner and Center Point Terminal Company, LLC, a wholly owned subsidiary of the Partnership (“Center Point”). Pursuant to the Omnibus Agreement, Apex has granted the Partnership a right of first offer to acquire all of its terminaling assets (including any such assets that Apex may purchase or construct in the future) should Apex desire to sell them (other than a sale of such assets to an affiliate of Apex that agrees to be bound by the right of first offer).
Terminaling Service Agreements
The Partnership has entered into terminaling services agreements with Apex and its indirect, wholly owned subsidiary, Enjet, LLC (“Enjet”), under which Apex and Enjet have agreed to store light refined products, asphalt and residual oils at certain of the Partnership’s terminals. The parties have agreed to assign a minimum stipulated volume to each terminal, and the Partnership has agreed to make available to each of Apex and Enjet sufficient storage capacity at each terminal to allow them to store such stipulated volumes. Each of Apex and Enjet pays to the Partnership base storage services, whether or not it uses the storage. Each of Apex and Enjet also pays the Partnership excess storage fees for each barrel that exceeds stipulated volumes. The Partnership also charges each of Apex and Enjet separate services fees for providing ancillary and additive services, such as ethanol blending and additive injection. The terminaling services agreements with Apex and Enjet account for an aggregate of approximately 44% of the Partnership’s annualized expected revenues from base storage services fees for the year ending December 31, 2017 (from agreements that have not been terminated).
The initial term of these terminaling services agreements with respect to each terminal is between one to five years and will automatically extend for successive twelve-month periods, unless either party terminates upon no less than 75 days’ prior written notice in the case of the Apex contract, and 120 days in the case of the Enjet contract. The majority of Apex’s committed volume is currently in the one-year evergreen renewal phase, and Apex is under no obligation to renew its commitments. On May 25, 2017, Apex delivered to the Partnership a termination notice with respect to four terminal facilities, effective as of August 13, 2017, as disclosed in the Current Report on Form 8-K filed by the Partnership with the SEC on May 26, 2017. The notice indicated that Apex’s decision to terminate the contract with respect to these terminal facilities was based upon current market conditions, combined with Apex’s forecast of future market conditions and its recent utilization of these terminal facilities. Apex further stated that it remains interested in continuing to utilize these terminal facilities, but at to be agreed upon diminished capacities and rates. The Partnership’s revenues related to the terminated facilities were $14.3 million for the fiscal year ended December 31, 2016. Upon the termination of these agreements, Apex will have a limited right of first refusal to enter into a new agreement with the Partnership.
Other Transactions with Related Parties
The Partnership is managed by the General Partner, which provides various services to the Partnership. The Partnership is required to reimburse the General Partner and its affiliates for all costs and expenses that they incur on behalf of the Partnership for managing and controlling the Partnership’s business and operations. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for the Partnership or on its behalf and expenses allocated to the General

Partner by its affiliates. The General Partner determines the amount of these expenses, and such determinations must be made in good faith under the terms of the Partnership Agreement. The total direct and indirect costs associated with management and marketing services provided to the Partnership by affiliates, including compensation of the Partnership’s employees and payment for supplies and equipment, were approximately $7.2 million and $7.3 million for the years ended December 31, 2016 and December 31, 2015, respectively, and approximately $1.5 million and $1.6 million for the three months ended March 31, 2017 and March 31, 2016, respectively.
The Partnership has engaged in certain transactions with Apex and its subsidiaries, as well as other companies related to the Partnership by common ownership. Ongoing transactions include the provision of storage and ancillary services by the Partnership to Apex and Enjet, an indirect, wholly-owned subsidiary of Apex, as described above. The total charges for related-party services provided by the Partnership to affiliates were approximately $39.8 million and $37.0 million for the years ended December 31, 2016 and December 31, 2015, respectively, and approximately $9.1 million and $10.6 million for the three months ended March 31, 2017 and March 31, 2016, respectively.
For a more detailed discussion of the Partnership’s transactions with affiliates and the various agreements that govern the contractual relationship between the Partnership and the Offeror and its affiliates you are urged to read “Certain Relationships and Related Transactions, and Director Independence” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, as well as Note 14, Related Party Transactions and Balances, in the Partnership’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017.
13.
Interests of Certain Persons in the Offer.

In considering the fairness of the consideration to be received by the Unaffiliated Unitholders in the Offer or the Buyout, unitholders should be aware that the Offeror and certain directors and executive officers of the Partnership and the General Partner have interests in the Offer and the Buyout which may present such parties with actual or potential conflicts of interest. These potential conflicts of interest include, but are not limited to, the following:
Relationship between the Offeror and the Partnership
As of the date of this Offer to Purchase, the Offeror directly or indirectly beneficially owns approximately 65.7% of the Partnership’s outstanding Units. The Offeror also owns and controls the General Partner, which maintains a 0.0% general partner interest in the Partnership and owns 20% of the Partnership’s outstanding Incentive Distribution Rights (“IDRs”). The Offeror appoints all of the members of the GP Board, including the independent directors. As a result, the General Partner has substantial conflicts of interest with respect to the Offer. Apex owns approximately 4.4% of the outstanding Units and 20% of the outstanding IDRs. Other affiliates of the Offeror (excluding the directors and executive officers of the Partnership and the General Partner (other than Mr. Novelly), whom the Offeror has deemed not to be affiliates of the Offeror for purposes of the Offer and the Buyout) own an additional 3.5% of the outstanding Units and the remaining 60% of the outstanding IDRs.
Mr. Novelly and members of his family are the grantors or beneficiaries of several irrevocable trusts that together own the majority of the outstanding shares of common stock of the Offeror and Apex. Mr. Novelly serves as the chairman of the Offeror Board and the GP Board. Mr. Novelly also serves as an executive officer of the General Partner. The Partnership’s relationship with Apex is one of the Partnership’s principal attributes. See “Special Factors—Section 1—Background of the Offer, Past Contacts or Negotiations with the Partnership,” “Special Factors—Section 2—The Offeror’s Purpose and Reasons for the Offer; Plans for the Partnership,” “Special Factors—Section 4—The Offeror’s Position Regarding Fairness of the Transaction” and “Special Factors—Section 12—Related-Party Transactions.”
Financial Interests
The financial interests of the Offeror and its affiliates in respect of the Offer and the Buyout are different from the interests of the Unaffiliated Unitholders because the Offeror has an interest in acquiring the Units as inexpensively as possible, while the Unaffiliated Unitholders have an interest in selling their Units for the highest possible price.

Also, upon the tender of their Units pursuant to the Offer or the transfer of their Units in the Buyout, the Unaffiliated Unitholders will cease to have any interest in the Partnership (including the right to receive distributions from the Partnership) and will no longer have the opportunity to participate in the future earnings or growth, if any, of the Partnership or bear the risk of any decrease in value of the Partnership. In contrast, the Offeror and its affiliates will benefit from any future increase in the value of the Partnership and will also bear the risk of any future decrease in the value of the Partnership.
Directors and Executive Officers
The interests of certain of the directors and executive officers of the Partnership or the General Partner in the Offer and the Buyout may be the same or different from the interests of the Unaffiliated Unitholders, for the following reasons:
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Ownership of Units. The table in Schedule B sets forth, as of May 31, 2017, the beneficial ownership of Units held by the persons listed on Schedule B and by the Offeror and its wholly owned subsidiary, CPT 2010. To the extent they are not deemed to be affiliates of the Offeror, the directors and executive officers of the Partnership and the General Partner are entitled to participate in the Offer on the same basis as the Unaffiliated Unitholders. The Offeror has determined to treat all of the directors and executive officers of the Partnership or the General Partner (other than Mr. Novelly) as non-affiliates of the Offeror for purposes of the Offer and the Buyout. As of May 31, 2017, the directors and executive officers of the Partnership and the General Partner (other than Mr. Novelly) collectively beneficially owned Units representing less than one percent of the total outstanding Units. All of the directors and executive officers of the Partnership and the General Partner that own Units (other than Mr. Novelly) have indicated that they intend to tender all of their Units pursuant to the Offer.

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Interlocking Directors and Officers. The GP Board consists of eight directors, four of whom are also directors of the Offeror. In addition, certain executive officers of the General Partner also serve as executive officers of the Offeror. These overlaps are reflected in the table set forth in Schedule A attached hereto. These interlocking director and/or executive officer positions may present such individuals with actual or potential conflicts of interest in determining the fairness of the Offer and the Buyout to the Unaffiliated Unitholders. However, none of these interlocking directors is a member of the Conflicts Committee, which consists of two independent directors.

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Equity Interests in the Offeror. Certain of the directors and executive officers of the Partnership and the General Partner hold equity interests in the Offeror and, therefore, may not desire that the Offeror acquire Units at the highest price possible. However, none of these directors is a member of the Conflicts Committee, which consists of two independent directors.

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Participation in the Offer. Mr. Novelly holds equity interests in certain entities that are affiliates of the Offeror. Any Units held by such entities are deemed Excluded Units, and therefore, such entities will not be able to tender their Units pursuant to the Offer or sell them to the Offeror pursuant to the Buyout. Accordingly, Mr. Novelly may not share the Unaffiliated Unitholders’ interest in selling their Units to the Offeror at the highest price possible. However, Mr. Novelly is not a member of the Conflicts Committee, which consists of two independent directors.

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Restricted Units. Certain of the directors and executive officers of the Partnership and the General Partner hold Restricted Units granted under the Partnership Incentive Plan. All of the outstanding Restricted Units granted under the Partnership Incentive Plan have become fully vested prior to the commencement of the Offer and will be treated as all other Units for purposes of the Offer and the Buyout. Accordingly, any directors and executive officers of the Partnership and the General Partner holding such Units (other than Mr. Novelly) will be entitled to tender such Units pursuant to the Offer in exchange for the Offer Price.

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Indemnification; D&O Insurance. Pursuant to the Transaction Agreement, the directors and officers of the Partnership and the General Partner are entitled to indemnification and D&O insurance benefits.

The Schedule 14D-9 that the Partnership has filed with the SEC in connection with the Offer describes certain other interests of the Partnership’s directors and executive officers in the transactions contemplated by this Offer to Purchase. We encourage you to read a copy of the Partnership’s Schedule 14D-9 before making a decision with respect to the Offer. Except as discussed in the Schedule 14D-9, none of the General Partner’s directors, executive officers or affiliates has made any public recommendation with respect to the Offer.

THE OFFER
1.
Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment, and pay for, all Units validly tendered and not properly withdrawn prior to the Expiration Date (as defined below) in accordance with the procedures set forth in this Offer to Purchase under “The Offer—Section 4—Withdrawal Rights,” at a price per Unit equal to $17.30 per Unit (the “Offer Price”), without interest thereon and less any applicable tax withholding, in accordance with the procedures set forth in this Offer to Purchase under “The Offer—Section 2—Acceptance for Payment and Payment for Units.”
The initial scheduled expiration time of the Offer is 11:59 p.m., New York City time, on June 29, 2017, unless the Offer is extended (the latest time and date at which the Offer, as so extended, will expire, the “Expiration Date”). Pursuant to the terms of the Transaction Agreement, if on the initial expiration date of the Offer, any of the conditions to the Offer are not satisfied (or, if permitted, waived by the Offeror), upon the Partnership’s request, the Offeror will extend the Offer for a period of up to ten days (or for such longer period as may be mutually agreed by the GP Board (acting upon the recommendation of the Conflicts Committee) and the Offeror). However, the Offeror is not required to extend the Offer beyond July 20, 2017 (the “First Outside Date”). In addition, if on the Expiration Date, any of the conditions to the Offer are not satisfied (or, if permitted, waived by the Offeror), the Offeror may, in its sole discretion, extend the Offer for one or more successive periods of up to ten business days each (or for such longer period as may be mutually agreed by the GP Board (acting upon the recommendation of the Conflicts Committee) and the Offeror), until the termination of the Transaction Agreement in accordance with its terms. The Offeror may not extend the Offer if all of the conditions to the Offer are satisfied (or, if permitted, waived by the Offeror) and the Offeror is permitted to accept for payment and pay for tendered Units. If the Offer is not consummated by the First Outside Date, each of the Offeror and the Partnership can terminate the Transaction Agreement.
If the Offeror extends the Offer, the Offeror will make a public announcement no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. If the Offeror extends the Offer, the Offeror will not accept any Units that have been tendered until the end of the extension period. There can be no assurance that the Offeror will exercise its right to extend the Offer. During any extension of the offering period, all Units previously tendered and not properly withdrawn will remain subject to the Offer and subject to all withdrawal rights. See “The Offer—Section 1—Terms of the Offer,” “The Offer—Section 2—Acceptance for Payment and Payment for Units,” “The Offer—Section 12—Conditions of the Offer” and “The Offer—Section 4—Withdrawal Rights.”
The Offer is subject to the conditions set forth in this Offer to Purchase under “The Offer—Section 12—Conditions of the Offer” (the “Offer Conditions”).
The Offeror may waive any condition to the Offer, in whole or in part, or modify the terms of the Offer. However, pursuant to the Transaction Agreement, the Offeror has agreed that it will not, without the prior written consent of the GP Board (acting upon the recommendation of the Conflicts Committee), (a) reduce the number of Units subject to the Offer, (b) reduce the Offer Price or change the form of consideration to the Offer, (c) waive or amend the Minimum Tender Condition, (d) add to the conditions of the Offer Conditions or (e) otherwise amend, modify or supplement the terms of the Offer in any manner adverse in a material respect to the Unaffiliated Unitholders.
If the Offeror materially changes the terms of the Offer or the information concerning the Offer, or if the Offeror waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act or otherwise. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of such tender offer or information concerning such tender offer (other than a change in consideration or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for at least 10 business days following such change. However, the requirement to extend the Offer in such a circumstance will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.
If, on or before the Expiration Date, the Offeror increases the consideration to be paid for Units accepted for payment pursuant to the Offer, the Offeror will pay such increased consideration for all Units that are purchased pursuant to the Offer, whether or not such Units were tendered before the announcement of the increase in consideration. In such an event, if the Buyout is consummated, the Offeror will also pay such increased consideration for all Units purchased by the Offeror in the Buyout.
The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Transaction Agreement and the applicable rules and regulations of the SEC, to not accept for payment or pay for any Units if, at the Expiration Date, any of the Offer Conditions have not been satisfied or upon the occurrence of any of the events set forth in this Offer to Purchase under “The Offer—Section 12—Conditions of the Offer.” Under certain circumstances, the Offeror may terminate the Transaction Agreement and the Offer.
Any termination, extension or amendment of the Offer, waiver of a condition of the Offer, delay in acceptance for payment or payment of the Offer, will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, the Offeror will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c), and 14e-1(d) under the Exchange Act.
The Partnership has agreed to provide the Offeror with its registered unitholders list and security position listings for the purpose of disseminating the Offer to holders of Units. The Offeror will mail this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Units and will furnish this Offer to Purchase, the related Letter of Transmittal and other related documents to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the unitholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Units. The Offeror expects to begin mailing this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Units on or about June 2, 2017.
If the Offeror consummates the Offer, and the conditions to the Buyout set forth in the Transaction Agreement are satisfied, the Offeror will initiate the Buyout in accordance with the procedures set forth in the Transaction Agreement and the Partnership Agreement, in which event all of the then issued and outstanding Units (other than the Excluded Units) will be purchased by or deemed to be transferred to the Offeror, and all the rights of the remaining unitholders will thereupon cease, except for the right to receive the Offer Price, without interest thereon and subject to applicable withholding taxes. If the Offeror has not given the written notice of the Offeror’s intention to consummate the Buyout, at the Buyout Price (the “Notice of Election to Purchase”) to Computershare Trust Company, N.A., as the Partnership’s Transfer Agent (the “Transfer Agent”) by July 21, 2017, each of the Offeror and the Partnership can terminate the Transaction Agreement.
2.
Acceptance for Payment and Payment for Units.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the applicable rules of the SEC, the Offeror will accept for payment, and pay for, all Units validly tendered and not properly withdrawn promptly after the Expiration Date.
The Offeror will be deemed to have accepted for payment and thereby purchased Units validly tendered pursuant to the Offer and not properly withdrawn prior to the Expiration Date when, as and if the Offeror gives written notice of its acceptance of such Units to Computershare Trust Company, N.A. (the “Depositary”).

The Offeror will pay for Units accepted for payment pursuant to the Offer by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering unitholders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering unitholders. Upon deposit of such funds with the Depositary, the Offeror will have no further obligation to make any payments and tendering unitholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Units pursuant to the Offer.
In all cases, payment for Units tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of  (a) certificates representing those Units or confirmation of the book-entry transfer of those Units into the Depositary’s account at the Depository Trust Company (“DTC”) pursuant to the procedures set forth in this Offer to Purchase under “The Offer—Section 3—Procedure for Tendering Units,” (b) a Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”), a manually executed facsimile thereof) or a message, transmitted through electronic means by the Depository Trust Company (“DTC”) to, and received by the Depositary and forming a part of a confirmation of a book-entry transfer of Units into the Depositary’s account at the DTC (“Book-Entry Confirmation”), which states (x) that DTC has received an express acknowledgment from the participant in DTC tendering the Units which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (y) that the Offeror may enforce that agreement against the participant (together with a hard copy printout evidencing such message generated by a computer terminal maintained at Depositary’s office, an “Agent’s Message”), properly completed and duly executed, with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Units pursuant to the Offer, see “The Offer—Section 3— Procedure for Tendering Units.” Accordingly, tendering unitholders may be paid at different times depending upon when certificates or book-entry transfer confirmations with respect to their Units are actually received by the Depositary. Under no circumstances will the Offeror pay interest on the Offer Price for Units, regardless of any extension of the Offer or delay in making such payment.
Units tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Tender Condition, unless and until Units underlying such Notice of Guaranteed Delivery are delivered to the Depositary.
If any tendered Units are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Units than are tendered, certificates for those unpurchased Units will be returned (or new certificates for the Units not tendered will be sent), without expense to the tendering unitholder (or, in the case of Units tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in this Offer to Purchase under “The Offer—Section 3—Procedure for Tendering Units,” those Units will be credited to an account maintained with DTC) promptly following expiration, termination or withdrawal of the Offer.
The Offeror reserves the right, subject to the provisions of the Transaction Agreement, to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer or prejudice your right to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.
3.
Procedure for Tendering Units.

Valid Tender of Units.   Except as set forth below, to validly tender Units pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Units, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth for the Depositary on the back cover of this Offer to Purchase prior to the Expiration Date and either (1) certificates representing Units tendered must be delivered to the Depositary or (2) those Units tendered must be properly delivered pursuant to the procedures for book-entry transfer described below, and a confirmation of that delivery must be received by the Depositary (which confirmation must include an Agent’s Message if the tendering unitholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering unitholder must comply with the guaranteed delivery procedures set forth below.
Book-Entry Delivery.   The Depositary has agreed to establish an account with respect to the Units at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Units by causing DTC to transfer those Units into the Depositary’s account in accordance with DTC’s procedures for that transfer using DTC’s ATOP system. However, although delivery of Units may be effected through book-entry transfer, either the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering unitholder must comply with the guaranteed delivery procedures described below. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.
Signature Guarantees and Assignments.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Units) of Units tendered therewith, the owners powers are not signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if those Units are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Units are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Units not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by an appropriate assignment, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or assignments guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.
If certificates representing Units are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.
Guaranteed Delivery.   A unitholder who desires to tender Units pursuant to the Offer and whose certificates for Units are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender those Units by satisfying all of the requirements set forth below:
•
the tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary (as provided below) prior to the Expiration Date; and

•
the certificates for all tendered Units, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Units), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which the NYSE is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted via facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by the Offeror. In the case of Units held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of DTC.

Units tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Tender Condition, unless and until Units underlying such Notice of Guaranteed Delivery are delivered to the Depositary.
The method of delivery of Units, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering unitholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Units will pass, only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.
Other Requirements.   Notwithstanding any provision of this Offer to Purchase, the Offeror will pay for Units pursuant to the Offer only after timely receipt by the Depositary of  (a) certificates for (or a timely Book-Entry Confirmation with respect to) those Units, (b) a Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering unitholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to their Units are actually received by the Depositary. Under no circumstances will the Offeror pay interest on the Offer Price for Units regardless of any extension of the Offer or delay in making such payment.
Binding Agreement.   The acceptance for payment by the Offeror of Units tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering unitholder and the Offeror upon the terms and subject to the conditions of the Offer.
Appointment of Proxy.   By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering unitholder irrevocably appoints designees of the Offeror as that unitholder’s proxies, each with full power of substitution, to the full extent of that unitholder’s rights with respect to the Units tendered by that unitholder and accepted for payment by the Offeror and with respect to any and all other Units or other securities issued or issuable in respect of those Units on or after the date of the Transaction Agreement. All those proxies and powers of attorney will be considered coupled with an interest in the tendered Units. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Units tendered by the unitholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that unitholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Offeror’s designees will, with respect to the Units or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that unitholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Partnership’s unitholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Offeror’s payment for those Units, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Units and other securities, including voting at any meeting of unitholders or executing a written consent concerning any matter.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Units will be determined by the Offeror (which may delegate power in whole or in part to the Depositary) in its sole and absolute discretion, which determination will be final and binding. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Units of any particular unitholder whether or not similar defects or irregularities are waived in the case of any other unitholder. No tender of Units will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. Neither the Offeror nor any of its respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.
No alternative, conditional or contingent tenders will be accepted.
4.
Withdrawal Rights.

A unitholder may withdraw Units tendered pursuant to the Offer at any time on or prior to the Expiration Date and, if not previously accepted for payment, at any time after August 1, 2017 pursuant to SEC regulations, but only in accordance with the procedures described in this Section 4; otherwise, the tender of Units pursuant to the Offer is irrevocable.
For a withdrawal of Units to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to the Units must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Units to be withdrawn, the number of Units to be withdrawn and the name of the registered holder of the Units to be withdrawn, if different from that of the person who tendered those Units. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Units have been tendered for the account of any Eligible Institution. If Units have been tendered pursuant to the procedures for book-entry transfer as set forth in this Offer to Purchase under “The Offer—Section 3—Procedure for Tendering Units,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Units. If certificates representing the Units to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary prior to the physical release of those certificates. If a unitholder tenders Units by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the unitholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Units.
If the Offeror extends the Offer, is delayed in its acceptance for payment of Units or is unable to accept for payment Units pursuant to the Offer for any reason, then, without prejudice to its rights under this Offer, the Depositary may nevertheless, on behalf of the Offeror, retain tendered Units, and those Units may not be withdrawn except to the extent that tendering unitholders are entitled to withdrawal rights as described herein.
Withdrawals of tenders of Units may not be rescinded, and any Units validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Units may be retendered by following the procedure for tendering shares described in this Offer to Purchase under “The Offer—Section 3—Procedure for Tendering Units” at any time prior to the Expiration Date.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. No withdrawal of Units will be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither the Offeror nor any of its respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.
5.
Certain U.S. Federal Income Tax Consequences.

The following is a summary of certain material U.S. federal income tax considerations to U.S. holders (as defined below) of the Offer and the Buyout. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. A ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary has not been sought, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary is limited to U.S. holders that hold their Units as capital assets (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:
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banks, insurance companies or other financial institutions;

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tax-exempt or governmental organizations;

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qualified foreign pension funds;

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dealers in securities or foreign currencies;

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traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•
persons subject to the alternative minimum tax;

•
partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•
persons deemed to sell Units under the constructive sale provisions of the Code;

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persons that acquired Units through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•
certain former citizens or long-term residents of the United States; and

•
persons that hold Units as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Units, the tax treatment of a partner in such partnership generally will depend on the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. A partner in a partnership (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Units should consult its own tax advisor regarding the U.S. federal income tax consequences of the Offer and the Buyout, as applicable.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Units that, for U.S. federal income tax purposes, is:
•
an individual who is a U.S. citizen or U.S. resident alien;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (1) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (2) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE BUYOUT. EACH HOLDER OF UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER OR THE BUYOUT, AS APPLICABLE.

Tax Considerations of the Offer and the Buyout to U.S. Holders of Units
Tax Characterization of the Offer and the Buyout, as applicable.   The receipt of cash for Units sold or transferred pursuant to the Offer or the Buyout, as applicable, will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, each of the Offer or the Buyout, as applicable, will be treated as a taxable sale of a U.S. holder’s Units in exchange for cash received in the Offer or the Buyout, as the case may be.
Amount and Character of Gain or Loss Recognized.   A U.S. holder who receives cash in exchange for Units pursuant to the Offer or the Buyout, as the case may be, will recognize gain or loss in an amount equal to the difference between (1) the sum of  (A) the amount of any cash received and (B) such U.S. holder’s share of the Partnership’s nonrecourse liabilities immediately prior to the Acceptance Time or the Closing Date, as applicable, and (2) such U.S. holder’s adjusted tax basis in the Units sold or transferred (which includes such U.S. holder’s share of the Partnership’s nonrecourse liabilities immediately prior to the Acceptance Time or the Closing Date, as applicable).
A U.S. holder’s initial tax basis in its Units would have been equal to the amount such holder paid for the Units plus the U.S. holder’s share of the Partnership’s nonrecourse liabilities. Over time, that basis generally would have (1) increased by (A) the U.S. holder’s share of the Partnership’s income and (B) any increases in the U.S. holder’s share of the Partnership’s nonrecourse liabilities, and (2) decreased, but not below zero, by (A) distributions from the Partnership, (B) the U.S. holder’s share of the Partnership’s losses, (C) any decreases in the U.S. holder’s share of the Partnership’s nonrecourse liabilities and (D) the U.S. holder’s share of the Partnership’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.
Except as noted below, gain or loss recognized by a U.S. holder on the sale or transfer of Units in the Offer or the Buyout, as applicable will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by the Partnership and its subsidiaries. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of Units pursuant to the Offer or the Buyout, as applicable, and may be recognized even if there is a net taxable loss realized on such sale of Units. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the sale of Units in the Offer or the Buyout, as applicable.
Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder has held its Units for more than 12 months as of the Acceptance Time or the Closing Date, as applicable. If the U.S. holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of individuals, offset no more than $3,000 of ordinary income. Capital losses recognized by U.S. holders that are corporations may only be used to offset capital gains.
The amount of gain or loss recognized by each U.S. holder in the Offer or the Buyout, as applicable, will vary depending on each U.S. holder’s particular situation, including the adjusted tax basis of the Units sold by each U.S. holder in the Offer or the Buyout, as applicable, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. holder. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of the Partnership’s income may be deducted in full upon the U.S. holder’s taxable disposition of its entire investment in the Partnership pursuant to the Offer or the Buyout, as applicable. Each U.S. holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences of the Offer or the Buyout, as applicable, to such holder, taking into account its own particular circumstances.
Partnership Items of Income, Gain, Loss and Deduction.   U.S. holders of Units will be allocated their share of the Partnership’s items of income, gain, loss and deduction for the taxable period of the Partnership ending on the first day of the month that includes the Acceptance Time or the Closing Date, as applicable. These allocations will be made in accordance with the terms of the Partnership Agreement. Any such income and gain allocated to a U.S. holder will increase the U.S. holder’s tax basis in the Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder resulting from the Offer or the Buyout, as applicable. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder’s tax basis in the Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder resulting from the Offer or the Buyout, as applicable. A U.S. holder will be subject to U.S. federal income tax on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from the Partnership attributable to such allocated income and gain.
Information Reporting and Backup Withholding.   To prevent the possible application of U.S. federal backup withholding tax (currently, 28%) with respect to the receipt of cash for Units sold or transferred pursuant to the Offer or the Buyout, a U.S. holder is generally required to either provide us a completed IRS Form W-9, which will be included with the Letter of Transmittal, or otherwise establish an exemption from backup withholding tax. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.
6.
Price Range of Units.

The Units are listed on the NYSE under the symbol “WPT.” The following table sets forth for the periods indicated the intraday high and low sale prices per Unit on the NYSE as reported in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016 and published financial sources:
Calendar Year	High ($)	Low ($)
2015
Second Quarter	18.90	16.33
Third Quarter	17.43	13.28
Fourth Quarter	14.49	11.79
2016
First Quarter	14.74	11.80
Second Quarter	15.94	14.13
Third Quarter	16.49	14.25
Fourth Quarter	17.65	14.55
2017
First Quarter	17.90	15.61
Second Quarter (as of June 1, 2017)	17.35	15.92
On April 3, 2017, the last full trading day prior to the public announcement of the Offeror’s intention to acquire the remaining Units that are not currently beneficially owned by the Offeror and its affiliates, the last sale price of the Units reported on the NYSE was $16.35 per Unit. On June 1, 2017, the last full trading day prior to the public announcement that the Offeror and the Partnership had entered into the Transaction Agreement, the last sale price of the Units reported on the NYSE was $17.16 per Unit. You should obtain a recent quotation for your Units prior to deciding whether or not to tender.
7.
Possible Effects of the Offer on the Market for the Units; NYSE Listing; Registration under the Exchange Act.

Possible Effects of the Offer on the Market for the Units.   The purchase of Units by the Offeror pursuant to the Offer will reduce the number of Units that might otherwise trade publicly and reduce the number of holders of Units, which could affect the liquidity and market value of the remaining Units held by the public. The Offeror cannot reliably predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Units or whether it would cause future market prices to be greater or less than the price paid in the Offer. For additional information regarding the effects of the Offer, see “Special Factors—Section 5—Effects of the Offer and the Buyout.”

NYSE Listing.   The Units are currently listed on the NYSE. Depending upon the number of Units purchased pursuant to the Offer, Units may no longer meet the requirements for continued listing on the NYSE if, among other things, the Partnership does not meet the requirements for the number of publicly held Units, the aggregate market value of the publicly held Units or the number of market makers for the Units.
If the NYSE were to delist the Units, it is possible that the Units would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Units would be reported by other sources. The extent of the public market for such Units and the availability of such quotations would depend, however, upon such factors as the number of unitholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Units on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors. The Offeror cannot reliably predict whether the reduction in the number of Units that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Units or whether it would cause future market prices to be greater or less than the Offer Price.
Registration under the Exchange Act.   The Units are currently registered under the Exchange Act. The purchase of the Units pursuant to the Offer may result in the Units becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of the Partnership to the SEC if the Units are neither listed on a national securities exchange nor held by 300 or more holders of record.
Termination of the registration of the Units under the Exchange Act may result in the suspension of the Partnership’s obligation to file reports with the Securities and Exchange Commission, which would substantially reduce the information required to be furnished by the Partnership to holders of Units and to the SEC and would make certain of the provisions of the Exchange Act no longer applicable to the Units. Those provisions include the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a unitholder’s meeting and the related requirement to furnish an annual report to unitholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of  “affiliates” of the Partnership and persons holding “restricted securities” of the Partnership to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Units under the Exchange Act were terminated, the Units would no longer be “margin securities” or eligible for stock exchange listing.
8.
Certain Information Concerning the Partnership.

Except for the information contained in the “Special Factors” section, the information concerning the Partnership contained in this Offer to Purchase has been provided to the Offeror by the Partnership or taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although the Offeror, the Information Agent, the Depositary and the Transfer Agent have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, neither the Offeror, the Information Agent, the Depositary or the Transfer Agent nor any of their respective affiliates can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Partnership to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror, the Information Agent, the Depositary and the Transfer Agent and any of their respective affiliates.
General.   The Partnership is a Delaware limited partnership with principal executive offices at 8235 Forsyth Blvd., Suite 400, St. Louis, Missouri 63105, 314-889-9660. The Partnership was formed in 2013 to own, operate, develop and acquire terminals and other assets relating to the storage of petroleum products, including light refined products, heavy refined products and crude oil. Through its subsidiary Center Point, the Partnership owns and operates approximately 15.8 million barrels of tankage at terminals which are strategically located in the East Coast, Gulf Coast and Midwest regions of the United States.

Financial Information.   The following table sets forth summary historical consolidated financial information for the Partnership as of March 31, 2017 and March 31, 2016, and for the periods then ended, respectively, and as of December 31, 2016 and December 31, 2015, and for the years then ended, respectively. The selected financial information and the per Unit information set forth below are extracted from, and should be read in conjunction with, the consolidated financial statements and other financial information contained in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016 and the Partnership’s Quarterly Report on Form 10-Q for the period ended March 31, 2017, including the notes thereto. More comprehensive financial information is included in such reports (including Management’s Discussion and Analysis of Financial Condition and Results of Operations) and other documents filed by the Partnership with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 of Part II of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016 and Item 1 Part I of the Partnership’s Quarterly Report on Form 10-Q for the period ended March 31, 2017, including the notes thereto, are hereby incorporated by reference in this Offer to Purchase. Copies of those reports and other documents filed by the Partnership may be examined at and copies may be obtained from the SEC in the manner described under “—Additional Information” below.

World Point Terminals, LP
Consolidated Statements of Income Information
(Dollars in thousands, except per unit amounts)
	For the Three Months Ended March 31,		For the Years Ended December 31,
	2017	2016	2016	2015
	(unaudited)
REVENUES
Third parties	$16,037	$13,980	$59,856	$59,082
Affiliates	9,136	10,585	39,768	37,044
	25,173	24,565	99,624	96,126
OPERATING COSTS, EXPENSES AND OTHER
Operating expenses	7,459	6,634	27,539	26,074
Operating expenses reimbursed to affiliates	1,039	971	4,644	5,177
Selling, general and administrative expenses	1,022	1,041	4,293	4,216
Selling, general and administrative expenses reimbursed to affiliates	486	612	2,565	2,053
Depreciation and amortization	6,026	5,909	23,901	25,733
Income from joint venture	(191)	(220)	(815)	(836)
Loss (gain) on disposition of assets, net	—	—	338	(5)
Total operating costs, expenses and other	15,841	14,947	62,465	62,412
INCOME FROM OPERATIONS	9,332	9,618	37,159	33,714
OTHER INCOME/(EXPENSE)
Interest expense	(207)	(207)	(830)	(828)
Interest and dividend income	72	56	235	288
Gain on investments and other-net	191	4	(13)	103
Income before income taxes	9,388	9,471	36,551	33,277
Provision for income taxes	35	49	122	148
NET INCOME	$9,353	$9,422	$36,429	$33,129
BASIC AND DILUTED EARNINGS PER UNIT ATTRIBUTABLE TO UNITHOLDERS
Common	$0.27	$0.27	$1.04	$0.95
Subordinated(1)	$—	$0.27	$1.04	$0.95
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING
Common	34,861,014	18,375,507	20,453,133	18,375,507
Subordinated(1)	—	16,485,507	14,407,881	16,485,507

(1)
The subordinated units were converted to common units on a one-for-one basis on November 14, 2016. See Note 2, Earnings Per Unit and Cash Distributions set forth in World Point Terminals, LP’s Annual Report on Form 10-K for the year ended December 31, 2016, for further discussion.

World Point Terminals, LP
Consolidated Balance Sheet Information
(Dollars in thousands, except unit amounts)
	As of March 31,		As of December 31,
	2017	2016	2016	2015
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$8,930	$7,953	$8,575	$12,186
Accounts receivable, net of allowances of $54, $27, $84 and $25 respectively	4,894	3,328	4,415	2,603
Accounts receivable – affiliates	433	5,400	1,492	810
Short-term investments	5,174	3,860	5,018	3,857
Prepaid insurance	79	79	135	161
Prepaid insurance – affiliates	733	774	1,201	110
Other current assets	694	992	812	607
Total current assets	20,937	22,386	21,648	20,3334
Property, plant and equipment, net	170,174	170,880	170,553	171,488
Goodwill	559	559	559	559
Acquired customer contracts, net	3,135	4,275	3,420	4,560
Investment in joint venture	8,271	9,181	8,560	8,961
Other assets	299	475	345	521
Total Assets	$203,375	$207,756	$205,085	$206,423
Liabilities and Partners’ Equity
Current Liabilities
Accounts payable	$3,455	$3,172	$3,351	$4,274
Accrued liabilities	857	1,159	577	1,195
Due to affiliate companies	1,142	467	1,965	1,431
Deferred revenue – short-term	43	1,608	296	—
Deferred revenue – short-term – affiliates	1,608	—	1,608	802
Income taxes payable	76	148	70	102
Total current liabilities	7,181	6,554	7,867	7,804
Asset retirement obligations	705	668	696	658
Deferred revenue – long-term	202	340	211	254
Deferred revenue – long-term – affiliates	3,486	5,093	3,888	2,071
Other noncurrent liabilities	409	461	409	595
Total liabilities	11,983	13,116	13,071	11,382
Commitments and contingencies (Notes 9 and 17)	—	—	—	—
Partners’ Equity
Common units (34,861,014 units issued and outstanding at March 31, 2017 and December 31, 2016; 18,375,507 units issued and outstanding at March 31, 2016 and December 31, 2015)	191,392	139,469	192,014	139,380
Subordinated units (16,485,507 units issued and outstanding at March 31, 2016 and December 31, 2015; 16,485,507 units issued and outstanding at March 31, 2016 and December 31, 2015)(1)		55,171		55,661
General partner interest (0% interest)	—	—	—	—
Total partners’ equity	191,392	194,640	192,014	195,041
Total Liabilities and Partners’ Equity	$203,375	$207,756	$205,085	$206,423

(1)
The subordinated units were converted to common units on a one-for-one basis on November 14, 2016. See Note 2, Earnings Per Unit and Cash Distributions set forth in World Point Terminals, LP’s Annual Report on Form 10-K for the year ended December 31, 2016, for further discussion.

World Point Terminals, LP
Consolidated Statements of Cash Flows Information
(Dollars in thousands)
	For the Three Months Ended March 31,		For the Years Ended December 31,
	2017	2016	2016	2015
	(unaudited)
Cash flows provided by operating activities
Net income	$9,353	$9,422	$36,429	$33,129
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,026	5,909	23,901	25,733
Amortization of deferred financing costs	46	46	185	184
(Gain)/loss on disposal of fixed assets	—	—	338	(5)
(Gain)/loss on marketable securities	(156)	(3)	100	(74)
Equity based compensation	482	634	2,379	2,544
Income from joint venture	(191)	(220)	(815)	(836)
Distribution from joint venture	480	—	1,216	—
Changes in operating assets and liabilities:
Accounts receivable	(479)	(725)	(1,812)	(353)
Prepaid insurance	524	(582)	(1,065)	19
Other current assets and other assets	118	(384)	(267)	(44)
Accounts payable	(41)	(766)	(1,239)	(3,364)
Accrued liabilities	281	(35)	(621)	103
Deferred revenue	(664)	(115)	2,876	1,365
Income taxes receivable	—	(1)	53	(54)
Income taxes payable	6	46	(32)	(7)
Due to/due from affiliated companies	236	(1,525)	(148)	1,601
Other noncurrent liabilities	9	(124)	(148)	631
Net cash provided by operating activities	16,030	11,577	61,330	60,572
Cash flows from investing activities
Purchase of short-term investments	—	—	(1,523)	(129)
Proceeds from the sale of short-term investments	—	—	262	1,873
Proceeds from the sale of fixed assets	—	—	13	6
Acquisition of business	—	—	—	—
Capital expenditures	(5,217)	(5,352)	(21,861)	(26,733)
Net cash used in investing activities	(5,217)	(5,352)	(23,109)	(24,983)
Cash flows from financing activities
Distributions to unitholders	(10,458)	(10,458)	(41,832)	(41,832)
Net cash used in financing activities	(10,458)	(10,458)	(41,832)	(41,832)
Net change in cash and cash equivalents	355	(4,233)	(3,611)	(6,243)
Cash and cash equivalents at beginning of year	8,575	12,186	12,186	18,429
Cash and cash equivalents at end of year	$8,930	$7,953	$8,575	$12,186
Cash paid for interest	$152	$152	$608	$608
for income taxes	$35	$—	$117	$244
Noncash operating transactions-prepaid insurance and related expense included in due to/from affiliated companies	$—	$—	$1,201	$—
Noncash operating transactions – deferred revenue included in accounts receivable	$—	$4,029	$168	$—
Noncash investing transactions – property and equipment additions included in accounts payable	$1,634	$839	$1,489	$1,173
Noncash financing transactions – issuance of units for acquisition of terminal business	$—	$—	$31,186	$—

Additional Information.   The Partnership is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Partnership’s directors and officers, their remuneration, the principal holders of the Partnership’s securities, any material interests of such persons in transactions with the Partnership and other matters is required to be disclosed in periodic reports distributed to the Partnership’s unitholders and filed with the SEC. Such reports and other information may be read and copied at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-732-0330. The SEC also maintains an Internet website that contains reports and other information about issuers, such as the Partnership, who file electronically with the SEC. The address of that site is www.sec.gov and documents may be obtained from such site free of charge. Copies of such reports and other information should also be available at the Partnership’s web site, the address of which is www.worldpointlp.com. Except as otherwise expressly set forth in this Offer to Purchase, the information contained on these websites is not incorporated by reference herein and does not form a part of this Offer to Purchase.
9.
Certain Information Concerning the Offeror.

The Offeror is a Delaware corporation. The Offeror’s business address is 8235 Forsyth Blvd., Suite 400, St. Louis, Missouri, 63105, where the business phone number is 314-889-9660.
As of the date of this Offer to Purchase, the Offeror and its affiliates collectively beneficially own an aggregate of approximately 73.6% of the issued and outstanding Units. The Offeror is the sole owner of the General Partner. The GP Board, including the independent directors, is chosen entirely by the Offeror, and not by the Partnership’s unitholders.
To the Offeror’s knowledge, none of the persons listed on Schedule A attached hereto, have been, during the past five years: (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Pursuant to Rule 14d-3 under the Exchange Act, the Offeror has filed with the SEC a Schedule TO, of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits, as well as other information filed by the Offeror with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference room. Copies of this information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at http://www.sec.gov that contains the Schedule TO and its exhibits and other information that the Offeror has filed electronically with the SEC.
The Offeror has not made any arrangements in connection with the Offer to provide holders of Units access to its corporate files or to obtain counsel or appraisal services at its expense. For a discussion of appraisal rights, see “Special Factors—Section 10—Dissenters’ Appraisal Rights; Rule 13e-3.”
10.
Source and Amount of Funds.

The Offeror estimates that approximately $159.1 million in cash will be required to acquire all of the outstanding Units not already beneficially owned by the Offeror or its affiliates pursuant to the Offer and the Buyout. The Offeror intends to finance the Offer, the Buyout and the other transactions contemplated in the Transaction Agreement from existing cash and proceeds from the sale of marketable securities on hand or committed borrowings of the Offeror and its affiliates.
The Offeror does not believe its financial condition is relevant to your decision whether to accept the Offer and tender your Units because (i) the Offer Price consists solely of cash, (ii) the Offer is not subject to any financing condition and (iii) the Offer is for all of the issued and outstanding Units, other than the Excluded Units.

11.
Dividends and Distributions.

The Partnership declared or paid cash distributions on its Units in the last two years, as follows:
Record Date	Payment Date	Amount per Unit ($)
2015
July 30, 2015	August 14, 2015	0.3000
October 29, 2015	November 13, 2015	0.3000
January 28, 2016	February 12, 2016	0.3000
2016
April 28, 2016	May 13, 2016	0.3000
July 28, 2016	August 12, 2016	0.3000
October 28, 2016	November 14, 2016	0.3000
January 31, 2017	February 14, 2017	0.3000
2017
April 28, 2017	May 15, 2017	0.3000
The Transaction Agreement provides that, until the delivery of the Notice of Election to Purchase by the Offeror to the Transfer Agent or the earlier termination of the Transaction Agreement, the GP Board will, subject to compliance with applicable law and availability of sufficient funds for distribution (as determined by the General Partner in accordance with the Partnership Agreement), cause the General Partner to declare, and the Partnership to pay, the regular quarterly cash distributions to unitholders, at the minimum quarterly distribution rate of  $0.30 per Unit, as set forth in the Partnership Agreement. This obligation will survive termination of the Transaction Agreement with respect to the quarterly distribution for the quarter ending June 30, 2017. See “Special Factors—Section 9—Summary of the Transaction Agreement—Covenants.”
However, the Offeror expects to consummate the transactions contemplated by the Transaction Agreement in a timely manner and expects to limit any potential extensions to the Offer. Accordingly, it is expected that the unitholders tendering their Units pursuant to the Offer or selling their Units in the Buyout would have tendered or sold their Units before the record date for the quarterly cash distribution with respect to the second quarter of 2017, which is currently expected to be on or about August 2, 2017. Accordingly, if the Buyout is consummated, the Offeror does not expect that the quarterly cash distribution with respect to the second quarter of 2017 will become payable to the Unaffiliated Unitholders.
12.
Conditions of the Offer.

The Offeror will not be required to accept for payment or pay for any Units tendered pursuant to the Offer if:
•
there have not been validly tendered (and not properly withdrawn) prior to the expiration of the Offer such number of Units that, together with the Units then collectively owned by the Offeror and its affiliates, represents at least one Unit more than 80% of the total number of Units then outstanding (the “Minimum Tender Condition”);

•
the Formula Price (calculated as of the date immediately following the date on which the Acceptance Time is scheduled to occur) exceeds the Offer Price;

•
any of the following events has occurred and continues to exist at any time on or after the date of the Transaction Agreement and prior to the time of expiration of the Offer:

•
there is in effect any restraint enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the Transaction Agreement or making the consummation of such transactions illegal;

•
there is a pending proceeding instituted by any governmental authority seeking to restrain or prohibit the purchase of Units pursuant to the Offer or the consummation of the Offer;

•
any representation or warranty of the Partnership or the General Partner set forth in the Transaction Agreement that is not qualified by materiality, “Material Adverse Effect” (as defined below) or similar qualifications is not true and correct in all material respects and (ii) any representation or warranty of the Partnership or the General Partner set forth in the Transaction Agreement that is qualified by materiality, “Material Adverse Effect” or similar qualifications is not true and correct in all respects, in each of cases (i) and (ii) above, as of the date of the Transaction Agreement and as of the date of determination (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date);

•
the Partnership or the General Partner has not performed in all material respects any of their respective obligations required to be performed under the Transaction Agreement on or prior to the date of determination;

•
a Material Adverse Effect has occurred; or

•
any consent, approval or authorization of any governmental authority required to consummate the Offer or the Buyout has not been obtained, unless the failure to obtain such consent, approval or authorization has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

The foregoing conditions are for the sole benefit of the Offeror and may be waived by the Offeror in whole or in part at any time and from time to time and in the sole discretion of the Offeror, except that the Offeror may not, without the consent of the GP Board (acting upon the recommendation of the Conflicts Committee), (i) reduce the number of Units subject to the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) waive or amend the Minimum Tender Condition, (iv) except as described above, extend the Offer, (v) add to the conditions of the Offer or impose any other conditions to the Offer or (vi) otherwise amend, modify or supplement the terms of the Offer in any manner adverse in any material respect to the Unaffiliated Unitholders. The foregoing conditions are in addition to, and not a limitation of, the rights of the Offeror to extend, terminate or modify the Offer pursuant to the terms and conditions of the Transaction Agreement. The failure by the Offeror or any of its affiliates at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.
13.
Certain Legal Matters; Regulatory Approvals.

Regulatory Approvals—General.   Except as otherwise set forth in this Offer to Purchase, based on the Offeror’s examination of publicly available information filed by the Partnership with the SEC and a review of certain information furnished by the Partnership to the Offeror, the Offeror is not aware of any governmental license or other regulatory permit that appears to be material to the Partnership’s business that would be adversely affected by its acquisition of Units pursuant to the Offer or the Buyout, except as set forth below, of any approval or other action by any government or governmental authority or agency, domestic, foreign or supernational, that would be required for the Offeror’s acquisition or ownership of Units pursuant to the Offer or the Buyout. In addition, except as set forth below, the Offeror is not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for its acquisition or ownership of the Units. Should any such approval or other action be required or desirable, the Offeror currently contemplates that such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Units tendered pursuant to the Offer pending the outcome of any such matter. The Offeror is unable to predict whether it will determine that it is required to delay the acceptance for payment of or payment for Units tendered pursuant to the Offer pending the outcome of any approval or other action not described below. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Partnership’s business or certain parts of the Partnership’s business might not have to be disposed of. The Offeror’s obligation under the Offer to accept for payment and pay for Units is subject to the conditions set forth in this Offer to Purchase under “The Offer—Section 12—Conditions of the Offer.”

U.S. Antitrust.   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder (together, the “HSR Act”) by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Offeror does not believe that its purchase of Units in the Offer or the Buyout is subject to such requirements because it currently owns Units representing more than 50% of the Partnership’s outstanding voting securities, which means that the Offeror is in “control” of the Partnership for purposes of these requirements. Although the Offeror does not believe that this transaction is subject to antitrust approval under the HSR Act, the Antitrust Division and the FTC may scrutinize the legality under the antitrust laws of transactions such as the acquisition of Units by the Offeror pursuant to the Offer and the Buyout. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as they deem necessary or desirable in the public interest, including seeking to enjoin the purchase of Units by the Offeror pursuant to the Offer or the Buyout or seeking divestiture of the Units so acquired or divestiture of substantial assets of the Offeror or the Partnership. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. The Offeror does not believe its purchases of Units pursuant to the Offer or the Buyout will result in a violation of any antitrust laws of the United States. However, there can be no assurance that a challenge to the Offer or the Buyout on antitrust grounds will not be made, or if such a challenge is made, what the result will be.
State Takeover Statutes.   Pursuant to the Transaction Agreement, the Partnership, the General Partner and the GP Board are required to use reasonable best efforts to (a) take all action necessary to ensure that no takeover statute is or becomes applicable to any of the transactions contemplated in the Transaction Agreement and (b) if any takeover statute becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated in the Transaction Agreement and otherwise minimize the effect of such law on the transaction.
Pending Legal Proceedings Regarding the Offer.   The Offeror and the Partnership are not aware of any pending legal proceeding relating to the Offer or the Buyout.
14.
Fees and Expenses.

The Offeror has retained the Transfer Agent, the Depositary and the Information Agent in connection with the Offer. Each of the Transfer Agent, the Depositary and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Units by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Units.
The Offeror will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than the Information Agent, the Transfer Agent, the Depositary and the Paying Agent) for soliciting tenders of Units pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by the Offeror for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The following is an estimate of fees and expenses expected to be incurred in connection with the Offer and the Buyout:
SEC Filing Fees	$18,437
Financial Advisor Fees and Expenses	275,000
Legal Fees and Expenses	875,000
Information Agent Fees	11,000
Depositary and Paying Agent Fees	45,000
Printing and Mailing Costs	70,000
Miscellaneous Expenses	75,000
Total	$1,369,437

The Partnership will incur and pay for its own fees and expenses in connection with the Offer. The Partnership will not pay any of the fees and expenses to be incurred by the Offeror.
15.
Miscellaneous.

The Offer is being made to all holders of Units other than the Offeror and its affiliates. The Offeror is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If the Offeror becomes aware of any valid statute prohibiting the making of the Offer or the acceptance of the Units pursuant to the Offer, the Offeror will make a good faith effort to comply with that statute or seek to have the statute declared inapplicable to the Offer. If, after a good faith effort, the Offeror cannot comply with the statute, the Offeror will not make the Offer to, nor will it accept tenders from or on behalf of, holders of Units in the relevant state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made only on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
No person has been authorized to give any information or make any representation on behalf of the Offeror not contained in this Offer to Purchase or in the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of the Offeror, or any of its affiliates or the Partnership or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.
The Offeror has filed with the SEC a Tender Offer Statement on Schedule TO in connection with the Offer, together with all exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act and furnish therein certain additional information with respect to the Offer, including the information required by Rule 13e-3 under the Exchange Act, and the Offeror may file amendments to such documents. The Offeror’s Schedule TO and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described in this Offer to Purchase under “The Offer—Section 8—Certain Information Concerning the Partnership.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The Offeror is incorporating by reference specified documents that the Partnership has filed with the SEC, which means that it can disclose important information to you by referring you to those documents that are considered part of this Offer to Purchase. Any later information filed by the Partnership with the SEC pursuant to Section 13(a), 13(c), 13(e), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) up until the date of the consummation of the transactions contemplated herein will be deemed incorporated by reference into this Offer to Purchase and will automatically update and supersede this information. The Offeror incorporated by reference into this Offer to Purchase the documents listed below.
•
The Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•
The Partnership’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017;

Any statements contained in a document incorporated by reference into this Offer to Purchase will be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or any other subsequently filed document that is incorporated by reference into this Offer to Purchase modifies or supersedes the statement.

HOUSEHOLDING
Some banks, brokers and other nominees may be participating in the practice of  “householding” information statements. This means that only one copy of this Offer to Purchase may have been sent to multiple unitholders in your household. If you would prefer to receive separate copies of the Offer to Purchase either now or in the future, please contact your bank, broker or nominee. Upon written or oral request to the Offeror, the Offeror will provide a separate copy of the Offer to Purchase. In addition, the Unaffiliated Unitholders sharing an address can request delivery of a single copy of the Offer to Purchase if you are receiving multiple copies upon written or oral request to the Offeror at the address and telephone number stated above.
World Point Terminals, Inc.
June 2, 2017

SCHEDULE A
Executive Officers and Directors of the offeror
The name and positions of the executive officers and directors of the Offeror are set forth below. The following sets forth with respect to each executive officer and director such person’s (a) name, (b) present principal occupation or employment and the name and principal business of any corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employments during at least the last five years, giving the starting and ending dates of each and the name and principal business of any business corporation or other organization in which such occupation, position, office or employment was carried on. Each such executive officer and/or director has a principal business address as follows: c/o World Point Terminals, Inc., 8235 Forsyth Blvd., Suite 400, St. Louis, Missouri, 63105, where the business phone number is 314-889-9660.
Name	Age	Citizenship	Principal Occupation or Employment	Position With World Point Terminals, Inc.	Position with World Point Terminals, LP
Paul A. Novelly	73	USA	Chairman of St. Albans Global Management, Limited Partnership, LLLP	Chairman and Director	Chairman of the Board of Directors and Chief Executive Officer
Jonathan Q. Affleck	35	USA	Vice President and Chief Financial Officer – WPT GP, LLC	Vice President and Chief Financial Officer	Vice President and Chief Financial Officer
G. Louis Graziadio III	67	USA	President and Chief Executive Officer – Second Southern Corp.	Director	Director
Edwin A. Levy	79	USA	Advisor – Levy Harkins & Co, Inc.	Director	Director
Donald C. Bedell	75	USA	Chairman of the Board – Castle Partners	Director	Director
Frank E. Walsh, III	50	USA	Manager – Jupiter Capital Management Partners, LLC	Director	None
Robert G. Jennings	71	Canada	Private Investor	Director	None
John F. Grundhofer	78	USA	Private Investor	Director	None
Paul A. Novelly has served on the board of directors of the Offeror (the “Offeror Board”) and as chairman of the Offeror since its inception. He has also served as the chief executive officer of the General Partner since its inception in April 2013, and served as president from its inception until the appointment of Mr. Fenton as president in March 2015. Mr. Novelly has served for over 10 years as chairman and chief executive officer of Apex Oil Company, Inc. (“Apex”). Mr. Novelly devotes the majority of his time to his role at Apex and also spends time, as needed, directly managing the Partnership’s business and affairs. Mr. Novelly has served as president and a director of A.I.C. Limited, a Bermuda-based oil trading company and chairman of St. Albans Global Management, Limited Partnership, LLLP, which provides corporate management services, positions he has held for over 10 years. He has also been the chairman of the board and chief executive officer of FutureFuel Corp., a manufacturer of biofuels and chemical products, since 2005. He also currently serves on the board of directors at Boss Holdings, Inc., a distributor of work gloves, boots and rainwear, and other consumer products, and Bond Street Holdings, Inc., a holding company whose material subsidiary is Florida Community Bank.

Jonathan Q. Affleck was appointed as the vice president and chief financial officer of the Offeror effective October 1, 2015. Mr. Affleck joined the Partnership in 2013 and has served as general counsel for the Partnership since that time, and has also served as the vice president and chief financial officer of the General Partner since October 2015. Prior to joining the Partnership, Mr. Affleck was an associate in the New York office of Skadden, Arps, Slate, Meagher & Flom LLP from January 2011 through March 2013. Mr. Affleck holds a Bachelor of Arts degree in Economics from Vanderbilt University, a Juris Doctor degree from George Washington University Law School and an Executive LL.M. in Taxation from New York University School of Law.
G. Louis Graziadio, III was appointed to serve as a member of the Offeror Board in 2012. He has also served as a member of the GP Board since August 2013. Mr. Graziadio is president and chief executive officer of Second Southern Corp., the managing partner of Ginarra Partners, L.L.C., a closely-held company involved in a wide range of investments and business ventures. Mr. Graziadio is also chairman of the board and chief executive officer of Boss Holdings, Inc., a distributor of consumer goods. From 1984 to 2000, Mr. Graziadio served as a director of Imperial Bancorp, the parent company of Imperial Bank, a Los Angeles based commercial bank acquired by Comerica Bank in January 2001. Mr. Graziadio, and companies with which he is affiliated, are significant shareholders in numerous private and public companies in a number of different industries. Since 1978, Mr. Graziadio has been active in restructurings of both private and public companies, as well as corporate spin-offs and initial public offerings. Mr. Graziadio previously served as a director of True Religion Apparel, Inc., a publicly traded premium clothing company until its sale July 2013. Mr. Graziadio also serves as the executive chairman of Acacia Research Corporation and a director of Veritone, Inc. In addition, Mr. Graziadio is a member of the Pepperdine University Board and the Board of Visitors of the Graziadio School of Business and Management at Pepperdine University. He is also a founding member of the Board of Directors of the Los Angeles Fire Department Scholarship Fund.
Edwin A. Levy was appointed to serve as a member of the Offeror Board in 2010. Mr. Levy previously served on the board of the predecessor to the Offeror, World Point Terminals Inc., a Canadian and Toronto Stock Exchange company. He has also served as a member of the GP Board since August 2013. In 1979, Mr. Levy co-founded Levy, Harkins & Co., Inc., an investment advisory firm, where he now serves as chairman of the board and individual advisor. Mr. Levy served as a director of Traffix, Inc. between 1995 and 2006, and served as a member of its audit committee and stock options committee. In the past five years Mr. Levy was a director of Forward Industries, Inc., a publicly held company in the business of designing, manufacturing, and distributing custom carrying case solutions, Mr. Levy has been a member of the board of FutureFuel Corp. since November 2005.
Donald C. Bedell was appointed to serve as a member of the Offeror Board in 2010 and is a member of the Offeror Board’s Audit Committee. He has also served as a member of the GP Board since August 2013. Mr. Bedell previously served on the board of the predecessor to the Offeror, World Point Terminals Inc., a Canadian and Toronto Stock Exchange company. Mr. Bedell is chairman of the board of Castle Partners, a privately held company based in Sikeston, Missouri, which, together with its affiliates, operates over 35 skilled nursing, health care, pharmaceutical, hospice and therapy facilities throughout Missouri and other states. Mr. Bedell is also a director of First Community Bank of Batesville, Arkansas and is a member of the executive committee of such bank and its holding company. Mr. Bedell is a past chairman and member of the Missouri Department of Conservation and a member of the Missouri Health Care Association. Mr. Bedell has also been a member of the board of FutureFuel Corp. since March 2008.
Frank E. Walsh, III was appointed to serve as a member of the Offeror Board in 2010 and is the chairman of the Offeror Board’s Audit Committee. Mr. Walsh also is a vice president of Jupiter Capital Management Partners, LLC, and a founding partner of WR Capital Partners. Mr. Walsh has extensive experience in the acquisition and financing of both public and private companies in many industries. Mr. Walsh formerly served on the board of directors and the audit and compensation committees of 1st Constitution Bancorp and currently is a director of Acacia Research Corp. Mr. Walsh also serves as a trustee for St. Benedicts Preparatory School in Newark, New Jersey and Lehigh University in Bethlehem, Pennsylvania.

Robert G. Jennings was appointed to serve as a member of the Offeror Board in 2010 and is a member of the Offeror Board’s Audit Committee. Mr. Jennings also has served on the board of directors of TransGlobe Energy Corporation since 2011 and currently is the chairman of the board. Mr. Jennings retired in 2011 from Jennings Capital Inc., which he established in 1993 as a full service, independent investment firm providing corporations with research, corporate finance and sales services in both the national and international marketplace. From 1969 to 1979, Mr. Jennings held positions of increasing responsibility with McLeod Young (predecessor to ScotiaMcLeod). In January 1979, Mr. Jennings co-founded a boutique firm, Carson Jennings & Associates, focused on oil and gas private placements and merger/acquisition activities. In September 1988, Mr. Jennings sold the firm to Walwyn Stodgell Ltd., accepting the position of Senior Vice President and Director of Corporate and Government Finance for Western Canada with Midland Walwyn Capital Inc. He remained in that position until August 1993, when he founded Jennings Capital Inc. in Calgary. Mr. Jennings also is a CFA charterholder and currently sits on several Canadian public and private boards and charitable organizations.
John F. Grundhofer has served as a member of the Offeror Board since 2010 and is a member of the Offeror Board’s Audit Committee. Mr. Grundhofer is chairman emeritus of U.S. Bancorp, the parent company of U.S. Bank. He has a BA in Economics from Loyola Marymount University, Los Angeles and MBA in Finance from the University of Southern California, Los Angeles. Mr. Grundhofer began his professional career in 1960 as a credit analyst at Union Bank in Los Angles and over the course of 18 years rose to the position of region vice president for Orange County. In 1978, he joined Wells Fargo and for the next 12 years held several positions including vice chairman with responsibility for corporate and commercial banking, capital markets, loan adjustment, cash management and wholesale information services. In 1990, he left Wells Fargo to join U.S. Bancorp, then-First Bank System, as chairman, president and chief executive officer until his retirement in 2002. Mr. Grundhofer currently serves on the non-profit boards for Eisenhower Medical Center in Rancho Mirage and the Horatio Alger Association. He received the Horatio Alger Award in 1997. He is on the Executive Committee of the Board for The University of South Dakota, and serves on the Palm Springs International Film Festival as a vice chairman and director. Mr. Grundhofer previously served on the boards of Securian Financial Group, BJ’s Restaurants, Inc. (BJRI), and Donaldson Company (DCI).

SCHEDULE B
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows the amount of Units beneficially owned as of May 31, 2017 by the Offeror and, to the knowledge of the Offeror after reasonable inquiry, by certain related persons, including the officers and directors of the Offeror. The percentage calculations set forth in the table are based on 34,861,014 Units outstanding as of May 31, 2017.
There have been no transactions in the Units by such persons during the 60 days prior to June 2, 2017.
Name	Aggregate Number of Units Beneficially Owned	Percentage of Units Beneficially Owned	Units the Person has the Right to Acquire
World Point Terminals, Inc.(1)	22,908,514	65.7%	0
Paul A. Novelly(2)(3)	2,757,662	3.5%	0
Jonathan Q. Affleck	467	*	0
G. Louis Graziadio III(4)	3,334	*	0
Edwin A. Levy(4)(5)	20,650	*	0
Donald C. Bedell(4)	15,600	*	0
Frank E. Walsh, III(4)(6)	24,000	*	0
Robert G. Jennings	10,000	*	0
John F. Grundhofer(4)	10,000	*	0

*
Less than 1.0%

(1)
Includes 6,423,007 Units of the Partnership held directly by World Point Terminals, Inc. and 16,485,507 Units of the Partnership held directly by CPT 2010 LLC, a wholly owned subsidiary of World Point Terminals, Inc.

(2)
Excludes Units deemed directly or indirectly held by the Offeror or CPT 2010. Includes 250,000 Restricted Units issued under the Partnership Incentive Plan owned by the Novelly Dynasty Trust, all of which vested on April 23, 2017. The Novelly Dynasty Trust and the Novelly Family Trust (together, the “Novelly Trusts”) are trusts established by Paul A. Novelly, the chairman of the Offeror, for the benefit of his children and family members. Mr. Novelly is neither a trustee nor a beneficiary of the Novelly Trusts, which are irrevocable. The Novelly Trusts collectively own a controlling interest in the Offeror and as such, may be deemed to indirectly own the securities held by the Offeror. P.A. Novelly II, Steven G. Twele and Karon M. Burns (collectively, the “Trustees”) serve as trustees of each of the Novelly Trusts and have shared investment and voting control over the securities held thereby, but may exercise such control only with the support of a majority of the trustees of each Novelly Trust and thus are not deemed to beneficially own the securities indirectly owned by the Novelly Trusts.

(3)
Includes (i) 1,550,000 Units held directly by Apex, of which Apex Holding Co. is the sole shareholder and (ii) 957,662 Units held directly by St. Albans Global Management, Limited Partnership, LLLP (“Global”). Mr. Novelly is the sole director of Apex Holding Co. and thus may be deemed to indirectly beneficially own the Units indirectly held by Apex Holding Co. Mr. Novelly disclaims beneficial ownership of the units held indirectly by Apex Holding Co., except to the extent of his pecuniary interest therein. Mr. Novelly is the Chairman of Global and, as such, may be deemed to indirectly beneficially own the Units held by Global. Mr. Novelly disclaims beneficial ownership of the Units held by Global except to the extent of his pecuniary interest therein.

(4)
Messrs. Bedell, Graziadio, Grundhofer, Levy and Walsh own minority interests in the Offeror. Each of them disclaims beneficial ownership of securities of the Partnership held by the Offeror.

(5)
Includes 4,781 Units held by the Edwin Levy Irrevocable Trust (the “E.L. Trust”), as to which Mr. Levy serves as the trustee. Mr. Levy disclaims beneficial ownership of the securities held by the E.L. Trust, except to the extent of his pecuniary interest therein; and 4,781 Units held by the Carolyn Levy Irrevocable Trust (the “C.L. Trust”), as to which the Mr. Levy’s spouse serves as the trustee. Mr. Levy disclaims beneficial ownership of the securities held by the C.L. Trust, except to the extent of his pecuniary interest therein.

(6)
Includes 14,000 Units held by the WFT 2005 Trust, as to which Mr. Walsh is not a trustee, but is a beneficiary. Mr. Walsh disclaims beneficial ownership of the securities held by the WFT 2005 Trust, except and to the extent of his pecuniary interest therein.

The Transfer Agent and the Depositary for the Offer is:
If delivering by mail:	By overnight courier:
Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011, Providence, RI 02940-3011	Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street, Suite V, Canton, MA 02021
If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can contact the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
1290 Avenue of the Americas, 9th Floor New York, NY 10104
Banks, Brokers and Shareholders Call Toll-Free (800) 509-0917 Email: WPTOffer@Georgeson.com